Exhibit 10.2
STOCK PURCHASE AGREEMENT
by and among
THE STOCKHOLDERS OF
D.S.B. Holding Corp.,
a Delaware corporation,
as Sellers
and
GIBRALTAR INDUSTRIES, INC.
a Delaware corporation
as Purchaser
Dated as of March 10, 2011

 i

EXHIBITS:

Exhibit A	Escrow Agreement

SCHEDULES:

Section 1.1(b)	Letters of Credit
Section 1.1(c)	Permitted Liens
Section 1.1(e)	Liens Imposed by Law
Section 5.1(a)(ii)	Power and Authority
Section 5.1(a)(iii)	Capitalization
Section 5.1(a)(v)	Pledged Stock
Section 5.1(a)(vii)	Subsidiaries
Section 5.1(c)	Consents; No Conflict
Section 5.1(d)	Governmental Approvals and Filings
Section 5.1(e)	Liabilities Not Disclosed in Financial Statements
Section 5.1(f)	Legal Proceedings
Section 5.1(g)(i)	Employee Benefit Plans
Section 5.1(g)(vii)	Acceleration of Vesting
Section 5.1(h)	Title
Section 5.1(i)	Intellectual Property
Section 5.1(k)	Permits
Section 5.1(l)	Environmental Matters
Section 5.1(l)(iv)	Hazardous Materials at Real Property
Section 5.1(n)	Taxes
Section 5.1(o)	No Material Adverse Change
Section 5.1(p)	Activities Outside of Ordinary Course of Business
Section 5.1(q)	Real Property
Section 5.1(r)	Employee Matters
Section 5.1(u)	Accounts Receivable
Section 5.1(v)	Insurance
Section 5.1(v)(ii)	Insurance Exceptions
Section 5.1(w)	Warranties; Products Liability Claims
Section 5.1(y)	Related Party Transactions
Section 5.1(z)	Powers of Attorney
Section 5.1(aa)	Systems

 v

STOCK PURCHASE AGREEMENT
     THIS STOCK PURCHASE AGREEMENT (collectively with the Exhibits and Schedules referred to herein, this “Agreement”) is made as of the 10th day of March, 2011 (the “Execution Date”), by and among each of the stockholders (individually, a “Seller” and, collectively, “Sellers”) of D.S.B. Holding Corp., a Delaware corporation (“Holdings”), and Gibraltar Industries, Inc., a Delaware corporation (“Purchaser”).
WITNESSETH:
     1. Holdings, through its direct wholly-owned subsidiary The D.S. Brown Company, an Ohio corporation (“Brown”), engages in the business of the manufacture and sale of products for use in the transportation infrastructure industry and all other activities conducted by Brown related thereto (the “Business”).
     2. Brown has a wholly-owned subsidiary D.S. Brown (Shandong) Co., Ltd., a Shandong, China corporation (“Brown China”).
     3. Purchaser wishes to purchase from Sellers, and Sellers wish to sell to Purchaser, the Business by way of the purchase by Purchaser from Sellers of all of the issued and outstanding shares of the capital stock of Holdings from Sellers.
     4. Each Seller desires to irrevocably appoint Sellers’ Representative as its representative and proxy to act on behalf of such Seller in connection with this Agreement and to facilitate the consummation of the Contemplated Transactions.
     NOW, THEREFORE, in consideration of the premises and of the respective representations, warranties, covenants, agreements, and conditions contained herein, the adequacy and sufficiency of which is hereby acknowledged by the parties hereto, and Sellers and Purchaser, intending to be legally bound hereby, agree as follows:
ARTICLE 1
DEFINITIONS
     1.1 Certain Definitions. In this Agreement and any Exhibit or Schedule hereto, the following capitalized terms have the following respective meanings:
     “Actual Value” has the meaning set forth in Section 3.6(b)(iii).
     “Affiliate” means, as to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with that Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person or group of Persons, means possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of the Person, whether through the ownership of voting securities or by contract.

     “Agreement” has the meaning set forth in the preamble.
     “Alternative Supplemental Estimated Remediation Cost” has the meaning set forth in Section 6.10.
     “Ancillary Agreements” means all agreements, certificates, instruments or other documents required to be executed and/or delivered pursuant to or in connection with this Agreement by any Person, including, without limitation, the Related Agreements.
     “Antares” means Antares Capital Corporation, a Delaware corporation.
     “Antares Agreement” has the meaning set forth in Section 6.2(f).
     “Antitrust Laws” has the meaning set forth in Section 8.6(b).
     “Applicable Tax Refunds” has the meaning set forth in Section 7.4.
     “Approved Remediation Contractors” has the meaning set forth in Section 6.10.
     “Base Purchase Price” has the meaning set forth in Section 3.1.
     “Base Working Capital” has the meaning set forth in Section 3.3(b).
     “Basket” has the meaning set forth in Section 6.4(b).
     “Best Efforts” means the commercially reasonable efforts that a prudent Person wanting to achieve the result in question would take under similar circumstances to achieve that result.
“Brown” has the meaning set forth in the recitals.
“Brown China” has the meaning set forth in the recitals.
“Business” has the meaning set forth in the recitals.
     “Business Day” means a day other than a Saturday, Sunday or national holiday on which commercial banks in the State of Illinois are open for the transaction of commercial banking business.
     “Business Material Adverse Effect” means any material and adverse event, occurrence, circumstance, change or effect that, individually or with all related events, occurrences, changes, circumstances or effects, has or would be reasonably likely to have, both a material and adverse effect on the Business, taken as a whole. Notwithstanding the foregoing, none of the following events constitute or will be taken into account in determining whether there has been a Business Material Adverse Effect: any adverse change, event, development or effect to the extent arising from or relating to (a) general business or economic conditions (including such conditions related to the Business), (b) national or international political or social conditions (including hostilities and terrorist activity), (c) financial, banking or securities markets (including any disruption thereof and any decline in the price of any security or any market index), (d) changes in GAAP, (e) changes in applicable Law, or (f) any change resulting from the execution of this

Agreement or the consummation of any of the Contemplated Transactions, including any change resulting from or arising out of any announcement relating to this Agreement.
     “Cap” has the meaning set forth in Section 6.4(a).
     “Carve-out Date” has the meaning set forth in Section 8.3.
     “Carve-out Transfer” has the meaning set forth in Section 8.3.
     “Cash and Cash Equivalents” means all cash, rights in bank accounts, certificates of deposit, bank deposits, cash equivalents, investment securities and checks or other payments attributable to the period prior to the Effective Time (including received in lock boxes).
     “Claim” has the meaning set forth in Section 6.2(a).
     “Claim Notice” has the meaning set forth in Section 6.2(a).
     “Closing” means the consummation of the transactions contemplated in this Agreement.
     “Closing Balance Sheet” has the meaning set forth in Section 3.4(a).
     “Closing Cash” has the meaning set forth in Section 3.2(h).
     “Closing Date” has the meaning set forth in Section 4.1.
     “Closing Date Debt” has the meaning set forth in Section 3.2(d).
     “Closing Date Debt Amount” has the meaning set forth in Section 3.2(d).
     “Closing Date Debt Report” has the meaning set forth in Section 3.2(d).
     “Closing Date Tax Benefits” shall mean the Tax deductions to the Companies from or relating to the payment of (a) the consideration to the Option Holders pursuant to the Option Termination Agreements, (b) the Company Transaction Expenses, (c) any transaction bonuses or other compensation payments paid by Holdings or its Subsidiaries in connection with the Closings and (d) the payment of any outstanding Debt (including, for the avoidance of doubt, the Closing Date Debt Amount) of Holdings or the Companies on the Closing Date.
     “Closing Payment” has the meaning set forth in Section 3.2(a).
     “Closing Purchase Price” has the meaning set forth in Section 3.4(a).
     “Closing Working Capital” has the meaning set forth in Section 3.4(a).
     “Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.
     “Common Stock” means Holdings common stock, par value $0.01 per share.
     “Companies” or “Company Group” means, collectively, Holdings and Brown.

     “Company Intellectual Property” means all Intellectual Property owned or used by the Companies in the conduct of the Business, together with all income, royalties, damages and payments due or payable as of the Effective Time or thereafter (including the rights to enforce the foregoing and to collect damages for past, present or future infringements or misappropriations thereof), and all copies and tangible embodiments of the foregoing.
     “Company Permits” has the meaning set forth in Section 5.1(k).
     “Company Transaction Expenses” means (unless otherwise specified herein as the responsibility of the Purchaser) the fees and expenses incurred by the Companies or the Sellers in connection with the Contemplated Transactions (including fees of attorneys, Houlihan Lokey Howard & Zukin Capital, Inc. and other professionals), in each case that are unpaid as of and through the Closing Date.
     “Competing Business” means any Person engaged in the manufacture or assembly and sale of structural steel, fabricated joint assemblies, structural bearing assemblies, expansion joints or pavement seals and patches for use in elevated roadways, bridges or airport runways.
     “Confidential Information” means any and all of the following confidential or proprietary information of the Companies or Purchaser that has been or may hereafter be disclosed in any form, whether in writing, orally, electronically, visually or otherwise, or otherwise made available by observation, inspection, or otherwise by either party or its directors, managers, officers, employees, Affiliates, agents or advisors (each a “Representative”) (collectively, a “Disclosing Party”) to the other party or its Representatives (collectively, a “Receiving Party”):
     (a) all information that is a trade secret under applicable Law, including, without limitation, Trade Secrets as defined under the Uniform Trade Secrets Act as adopted in the State of Illinois;
     (b) all information concerning product specifications, data, know-how, formulae, compositions, processes, designs, sketches, photographs, graphs, drawings, samples, inventions and ideas, past, current and planned research and development, current and planned manufacturing or distribution methods and processes, customer lists or identities, current and anticipated customer requirements, price lists, market studies, business plans, computer hardware and software and database technologies, systems, structures and architectures;
     (c) all information concerning the business and affairs of the Disclosing Party (which includes historical and current financial statements, financial projections and budgets, Tax Returns and accountants’ materials, historical, current and projected sales, capital spending budgets and plans, business plans, strategic plans, marketing and advertising plans, publications, customer lists and files, contracts, the names and backgrounds of key personnel and personnel training techniques and materials, however, documented), and all quantifiable information obtained from review of the Disclosing Party’s documents or property or discussions with the Disclosing Party regardless of the form of the communication;
     (d) any documents or materials marked “confidential” or “proprietary”; and

     (e) all notes, analyses, compilations, studies, summaries and other material prepared by the Receiving Party or any of its Representatives to the extent containing or based, in whole or in part, upon any information included in the foregoing.
Any Trade Secrets of a Disclosing Party will also be entitled to all of the protections and benefits under applicable Law. If any information that a Disclosing Party deems to be a trade secret is found by a court of competent jurisdiction not to be a Trade Secret for purposes of this Agreement, such information will still be considered Confidential Information for the purposes of this Agreement to the extent included within the definition.
Upon the Closing, all Confidential Information of the Companies that relates solely to the Business will become the property of Purchaser and thereafter shall be treated by Sellers and their Affiliates for all purposes as Confidential Information of Purchaser subject to the provisions of Section 8.2.
     “Contract” means any written or verbal contract, commitment, agreement or instrument, including, without limitation, supply contracts, purchase orders, sale orders, customer agreements, mortgages, subcontracts, indentures, leases of personal property, license agreements to or from any of the Companies, deeds of trust, notes or guarantees, pledges, liens, or conditional sales agreements to which the Person referred to is a party or by which any of its assets may be bound.
     “Contemplated Transactions” means all of the transactions to be carried out in accordance with this Agreement, including the purchase and sale of the Purchased Shares, and the performance by the parties of their other obligations under this Agreement.
     “Copyrights” means, as they exist anywhere in the world, copyrights and mask works, including copyright registrations and applications for registration thereof, all renewals and extensions thereof, and unregistered copyrights, and moral rights and economic rights of others in any of the foregoing.
     “Damages” means all damages, payments, losses, injuries, penalties, fines, forfeitures, assessments, claims, suits, proceedings, investigations, actions, demands, causes of action, judgments, awards, charges, interest, costs and expenses of any nature (including court costs, reasonable attorneys’, accountants’, consultants’ and experts’ fees, charges and other costs and expenses incident to any proceedings or investigation or the defense of any Claim (whether or not litigation has commenced)).
     “Debt” means, without duplication of any other items contained herein or in Closing Date Debt, with respect to the Companies at any date: (a) any indebtedness (including interest, fees and prepayment premiums or penalties) of the Companies for borrowed money or in respect of loans or advances and other third-party financing (other than third party financing related to the equipment leases listed on Section 5.1(h)(2) of the Disclosure Schedules); (b) any indebtedness of the Companies evidenced by any note, bond, debenture, credit agreement or other debt security; (c) any indebtedness of the Companies for the deferred purchase price of property or services with respect to which the Companies are liable, contingently or otherwise, as obligor or otherwise (other than trade payables and other current Liabilities incurred in the Ordinary Course of Business); (d) any commitment by which the Companies assure a creditor, customer or another Person against loss (including contingent reimbursement obligations with respect to letters of credit (drawn or undrawn), guarantees or any similar arrangements backed by cash collateral accounts, performance bonds or payment bonds); (e) any obligations under capitalized leases with respect to which the Companies are liable, contingently or otherwise, as obligor, guarantor or otherwise or with respect to which obligations such the Companies assure a creditor against loss; (f) indebtedness of another Person which is guaranteed in any manner by the Companies (including guarantees in the form of an agreement to repurchase or reimburse); and (g) any indebtedness secured by any Lien on the Companies’ assets other than Permitted Liens.
     “Disclosing Party” has the meaning set forth in the definition of Confidential Information.
     “Disclosure Schedules” means the disclosure schedules of Sellers as specified in this Agreement that are delivered to Purchaser under this Agreement.
     “Effective Time” means 11:59 p.m., Eastern Time, on the Closing Date.
     “Employee Benefit Plans” has the meaning set forth in Section 5.1(g)(i).
     “Employee List” has the meaning set forth in Section 5.1(r)(i).
     “Environmental Laws” means all federal, state, local and foreign statutes and regulations relating to pollution, the manufacture, processing, distribution, treatment, storage, use, generation, transportation or disposal of Hazardous Materials, protection of human health or protection of the environment, including, but not limited to, the Comprehensive Environmental Response, Compensation and Liability Act, the Resource Conservation and Recovery Act, the Clean Air Act, the Clean Water Act and similar state statutes and regulations.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.
     “Escrow Accounts” has the meaning set forth in Section 9.1(c).
     “Escrow Agent” means JP Morgan Chase.
     “Escrow Agreement” means the Escrow Agreement in the form of Exhibit A attached hereto, by and among the Escrow Agent, Purchaser and Sellers’ Representative.
     “Estimated Closing Balance Sheet” has the meaning set forth in Section 3.3(a).
     “Estimated Closing Purchase Price” has the meaning set forth in Section 3.4(b).
     “Estimated Closing Working Capital” has the meaning set forth in Section 3.3(a).
     “Estimated Working Capital Adjustment” has the meaning set forth in Section 3.3(b).
     “Execution Date” has the meaning set forth in the preamble.

     “Final Payment Date” has the meaning set forth in Section 3.7(a).
     “Financial Statements” has the meaning set forth in Section 5.1(e)(i).
     “GAAP” means United States generally accepted accounting principles consistently applied.
     “Goods” means raw materials, components, supplies, merchandise, finished goods or other goods and services.
     “Government Antitrust Entity” has the meaning set forth in Section 8.6(b)(i).
     “Governmental or Regulatory Authority” means any federal, state, local or foreign government, governmental authority or administrative or regulatory body thereof, any agency instrumentality, political subdivision, department or branch thereof and any court, tribunal, commission, or judicial or arbitral body thereof.
     “Hazardous Materials” means any substance, waste or material that has been defined or regulated by any Environmental Law, including, but not limited to, substances that are radioactive, hazardous or a waste, including PCBs, petroleum and any derivative by-products or any fraction thereof, and all substances listed, defined or regulated as a “hazardous substance”, “hazardous waste”, “hazardous material”, or “toxic substance” under any Environmental Law. Notwithstanding the preceding, “Hazardous Materials” does not include any substance or material that is naturally occurring and is present in the environment as a result of natural processes and not as a result of human activities.
     “High Value” has the meaning set forth in Section 3.6(b)(ii).
     “Holdings” has the meaning set forth in the preamble.
     “HSR Act” means the Hart Scott Rodino Antitrust Improvements Act of 1976, as amended.
     “Improvements” means all buildings, structures, fixtures and other improvements located on the Real Property.
     “Indemnification Escrow Account” means the indemnification escrow subaccount held by the Escrow Agent for the benefit of Purchaser and Sellers pursuant to the Escrow Agreement.
     “Indemnification Escrow Deposit” means $7.0 million held pursuant to the terms of the Escrow Agreement.
     “Indemnified Party” has the meaning set forth in Section 6.2(a).
     “Indemnifying Party” has the meaning set forth in Section 6.2(a).
     “Initial Supplemental Estimated Remediation Cost” has the meaning set forth in Section 6.10.

     “Insurance Policies” has the meaning set forth in Section 5.1(v).
     “Intellectual Property” means the following:
     (a) Trademarks;
     (b) Patents;
     (c) Copyrights;
     (d) Internet Assets;
     (e) Software; and
     (f) Trade Secrets.
     “Interim Financial Statements” has the meaning set forth in Section 5.1(e)(i).
     “Interim Balance Sheet” has the meaning set forth in Section 5.1(e)(ii).
     “Internet Assets” means, as they exist anywhere in the world, and subject to any applicable registrar’s terms and conditions and agreements, domain names, Internet addresses and other computer identifiers, web sites, web pages and similar rights and items.
     “Inventory” means all inventory owned by the Companies that is related to the Business as of the Effective Time, including all inventories of raw materials, work-in-process, finished goods, supplies, spare parts and packaging materials including inventory related to the Business, that are either (a) located at any Brown owned or leased facility, (b) with customers on consignment, or (c) with third parties.
     “Knowledge” means matters known and matters which, after due inquiry, would reasonably be expected to be known by Kirk L. Feuerbach, Gerald A. Wetzel, Timothy L. Hack, Tom Lewis, Mark Kaczinski and Gregory Greenberg.
     “Laws” means all laws, statutes, rules, regulations, ordinances and other pronouncements having the effect of law in any jurisdiction or any state, county, city or other political subdivision or of any Governmental or Regulatory Authority, including, without limitation, Environmental Laws, public health, OSHA and anti-kickback statutes.
     “Leased Real Property” has the meaning set forth in Section 5.1(q).
     “Letter of Credit” means any letter of credit listed on Section 1.1(b) of the Disclosure Schedules.
     “Liability” or “Liabilities” means any and all loss, damage, adverse claim, fine or penalty and obligations (whether to make payments, to give notices or to perform or not perform any action), commitments, contingencies and other liabilities of a Person (whether known or unknown, asserted or not asserted, whether absolute, accrued, contingent, fixed or otherwise, determined or determinable, liquidated or unliquidated, and whether due or to become due).

     “Lien” means any mortgage, pledge, security interest, hypothecation, assignment, encumbrance, lease, lien, option, right of use, right of refusal and other rights of other Persons, any conditional sale contract, title retention contract, or other encumbrance of any kind, including easements, conditions, reservations and restrictions, other than a Permitted Lien.
     “Low Value” has the meaning set forth in Section 3.6(b)(i).
     “Material Contracts” has the meaning set forth in Section 5.1(j)(i).
     “Management Rights Agreements” have the meaning set forth in Section 4.3(a)(xii).
     “Ohio EPA” has the meaning set forth in Section 6.10.
     “Old Brown” has the meaning set forth in Section 5.1(a)(viii).
     “Old Brown Tax Escrow Amount” means $250,000.
     “Old Brown Tax Escrow Claims” means actual, out-of-pocket costs or expenses, including reasonable attorneys’ fees, incurred by Purchaser or the Companies related to: (a) the collection of amounts due to any or all of the Companies from Antares pursuant to the Antares Agreement relating to any Proceeding commenced against any or all of the Companies seeking payment of Old Brown Taxes, (b) the collection of amounts due to any or all of the Companies from Antares pursuant to the Antares Agreement relating to the payment by any or all of the Companies of Old Brown Taxes to any Governmental or Regulatory Authority, (c) the defense of any Proceeding commenced against any or all of the Companies by any Governmental or Regulatory Authority seeking payment of Old Brown Taxes, provided that: (i) the Companies shall have first demanded payment from Antares and instituted Proceedings against Antares, and (ii) any amounts collected by the Companies from Antares pursuant to the Antares Agreement, to the extent previously received by the Companies from the Escrow Agent and attributable to out-of-pocket costs or expenses, including reasonable attorneys’ fees, shall be refunded back to the Indemnification Escrow Account or if such account is no longer in existence at that time, then to Sellers’ Representative for further disbursement to Sellers, or (d) the negotiation and payment of a settlement of Old Brown Taxes with any Governmental or Regulatory Authority provided that: (i) Sellers’ Representative consents to such settlement, such consent not to be unreasonably withheld, conditioned or delayed, except that it is acknowledged and agreed by the Purchaser and Sellers that Sellers’ Representative may, in good faith, contest any assertion of liability relating to Old Brown Taxes and therefore withhold such consent, (ii) the Companies shall have first demanded payment from Antares and instituted Proceedings against Antares pursuant to the Antares Agreement, and (iii) any amounts collected as a result of such Proceedings by the Companies from Antares pursuant to the Antares Agreement, to the extent previously received by the Companies from the Escrow Agent and attributable to out-of-pocket costs or expenses, including reasonable attorneys’ fees, shall be refunded back to the Indemnification Escrow Account or if such account is no longer in existence at the time then to Sellers’ Representative for further disbursement to Sellers.
     “Option” has the meaning set forth in Section 3.8.
     “Option Holders” has the meaning set forth in Section 3.8.

     “Option Payment” has the meaning set forth in Section 3.2(g).
     “Option Termination Agreements” has the meaning set forth in Section 3.8.
     “Order” means and includes any writ, judgment, decree, injunction, award or other order of any Governmental or Regulatory Authority.
     “Ordinary Course of Business” means an action taken by a Person if: (a) such action is in the ordinary course of business and consistent with the past practices of such Person; (b) such action is not required to be authorized by the board of directors or members of such Person (or by any Person or group of Persons exercising similar authority); and (c) such action is similar in nature and magnitude to actions customarily or previously taken, without any authorization by the board of directors or members (or by any Person or group of Persons exercising similar authority), in the ordinary course of normal operations or business activities of other Persons that are in the same line of business or acting under a similar set of circumstances as such Persons.
     “Organizational Document” means; (a) the articles or certificate of incorporation and the bylaws of a corporation; (b) the articles of organization, operating agreement, limited liability company agreement, or similar document governing a limited liability company; (c) any other charter, articles, bylaws, certificate, statement, statutes or similar document adopted, filed or registered in connection with the creation, formation, organization, or governance of a Person, and any Contract among the equity holders, partners or members of a Person relating to the ownership of such Person; and (d) any amendment to any of the foregoing.
     “Original Filing Date” has the meaning set forth in Section 8.6(b).
     “OSHA” means the Occupational Safety and Health Act of 1970, 29 U.S.C. §651, et seq.
     “Outside Closing Date” has the meaning set forth in Section 11.1(c).
     “Owned Real Property” has the meaning set forth in Section 5.1(q).
     “Patents” means, as they exist anywhere in the world, patents, patent applications and statutory invention registrations, designs and improvements described and claimed therein, patentable inventions and other patent rights (including any divisions, continuations, continuations-in-part, reissues, reexaminations, extensions, equivalents or interferences thereof, whether or not patents are issued on any such applications and whether or not any such applications are modified, withdrawn, or resubmitted), and all rights therein provided.
     “Payables” means payment obligations or indebtedness of the Companies to trade creditors which are classified as accounts payable in accordance with GAAP.
     “Percentage Interest” has the meaning set forth in Section 9.3(a).
     “Permits” means all licenses, permits, authorizations, approvals, registrations, franchises and similar consents granted or issued by any Governmental or Regulatory Authority.

     “Permitted Lien” means (a) real property taxes and assessments, both general and special, that are a Lien but not yet due and payable, (b) exceptions directly or indirectly created by Purchaser, (c) the Liens listed on Section 1.1(c) of the Disclosure Schedules, (d) restrictive covenants, easement agreements and other Liens of record with respect to Real Property which do not adversely affect the operation of the Business in the Ordinary Course of Business, (e) Liens imposed by applicable Law, such as materialmen’s, mechanics’, carriers’, workmen’s, repairmen’s and other similar Liens arising in the Ordinary Course of Business for amounts not yet due or which are being contested in good faith; provided that all such Liens are identified in Section 1.1(e) of the Disclosure Schedules and can be released and discharged with an aggregate payment of not more than $50,000, (f) pledges or deposits to secure obligations under workers’ compensation laws or similar legislation or to secure public or statutory obligations, and (g) zoning, building codes, and other land uses rules, regulations and Laws.
     “Per Share Common Closing Payment” shall be equal to the (a) Closing Payment, plus the aggregate exercise price of all of the in-the-money Options, less the sum of the aggregate liquidation preference and unpaid dividends applicable to any Preferred Stock divided by (B) the aggregate number of shares of Common Stock issued and outstanding on the Closing Date, plus the aggregate number of shares of Common Stock underlying any in-the-money Options.
     “Per Share Preferred Closing Payment” shall be equal to the sum of the aggregate liquidation preference and unpaid dividends applicable to any Preferred Stock divided by the number of shares of Preferred Stock outstanding on the Closing Date.
     “Person” means any natural person, corporation, general partnership, limited partnership, limited liability partnership, limited liability company, proprietorship, other business organization, trust, Governmental or Regulatory Authority, including any entity disregarded for federal income tax purposes, or any other entity whatsoever.
     “Phase I” has the meaning set forth in Section 6.10.
     “Phase II” has the meaning set forth in Section 6.10.
     “Post-Closing Tax Period” means any taxable period (or portion thereof) commencing after the Closing, including the portion of any Straddle Period commencing after the Closing.
     “Pre-Closing Stub Returns” has the meaning set forth in Section 7.2.
     “Pre-Closing Tax Period” means any taxable period (or portion thereof) ending on or prior to the Closing, including the portion of any Straddle Period up to and including the date of Closing.
     “Preferred Stock” means Holdings Preferred Stock, par value $0.01 per share.
     “Preferred Stock Payment” means the aggregate amount payable at the Closing in respect of all the outstanding shares of Preferred Stock of Holdings, plus accrued but unpaid dividends thereof.

     “Proceeding” means any judicial, administrative or arbitral, claims, controversies, demands, actions, lawsuits, investigations, hearings, proceedings (public or private) or other disputes, formal or informal, including any by, involving or before any arbitrator, mediator or any Governmental or Regulatory Authority and including any audit or examination or other administrative or court proceeding with respect to Taxes or Tax Returns.
     “Products” means any product or line of products which any Company has marketed and/or sold in the preceding two (2) calendar years.
     “Purchased Shares” means one hundred percent (100%) of the issued and outstanding shares of the capital stock of Holdings, all of which are held of record and beneficially by Sellers.
     “Purchaser” has the meaning set forth in the preamble.
     “Purchaser Group” has the meaning set forth in Section 7.4(a)(i).
     “Purchaser Indemnified Parties” has the meaning set forth in Section 6.1(a).
     “Purchaser’s Approved Remediation Contractor” has the meaning set forth in Section 6.10.
     “Purchaser’s Closing Purchase Price’ has the meaning set forth in Section 3.4(a).
     “Purchaser’s Initial Estimated Remediation Cost” has the meaning set forth in Section 6.10.
     “Purchaser Remediation Costs” has the meaning set forth in Section 6.10.
     “Purchaser’s Remediation Work” has the meaning set forth in Section 6.10.
     “Purchaser Tax Act” means any (a) Tax election, waiver or disclaimer, (b) change in Tax accounting method, or (c) change in the Tax reporting treatment of any item, in each case that (i) is made by Purchaser or its Affiliates (including the Companies) or any successor or assign of Purchaser or its Affiliates after the Closing Date, and for purposes of (a)-(c), includes any change to the Companies’ Tax reporting, treatment or Tax method as a result of the Companies being included in the Purchaser Group’s consolidated Tax Return after the Closing Date; (ii) is made with respect to the Companies or any of their successors or assigns, (iii) is not required by Law or any Taxing authority, (iv) has not been approved in writing by the Sellers’ Representative and (v) is the cause of any increase in income or a decrease in deductions or other allowance or credits for any taxable period ending on or before the Closing that results in an increase in Taxes for such period or for which the Sellers would be responsible under this Agreement, as well as any action outside the Ordinary Course of Business taken by or on behalf of the Companies on the Closing Date after the Closing.
     “Real Property” means all real property owned or used by the Companies, including all parcels and tracts of land in which the Companies have a fee simple estate or a leasehold estate, and all Improvements, easements and appurtenances thereto.

     “Receivables” means the (a) trade accounts receivable of the Companies which are reflected on the Interim Financial Statements, and (b) trade accounts receivable of the Companies from the date of the Interim Financial Statements through the Effective Time, in each case, excluding any amounts due from Affiliates.
     “Receiving Party” has the meaning set forth in the definition of Confidential Information.
     “Referee” has the meaning set forth in Section 3.6(a).
     “Related Agreement” means the Escrow Agreement.
     “Representative” has the meaning set forth in the definition of Confidential Information.
     “Required Remediation” means to the extent that (A) investigation, containment, or remediation of Hazardous Material is required pursuant to an applicable Environmental Law that is in effect as of the Closing Date; (B) the cleanup standards that must be met to satisfy the requirements of the applicable Environmental Law shall reflect the least stringent standards which are applicable to the North Baltimore Real Property and acceptable to the Ohio EPA; and (C) investigation, containment, or remediation is conducted using the most cost-effective available methods, acceptable to the Ohio EPA, including, without limitation, the use of institutional or engineering controls or deed restrictions such as (i) a deed restriction limiting the use of the Real Property to industrial purposes, (ii) a deed restriction prohibiting groundwater from being extracted or used for drinking water or other purposes, and (iii) using an existing structure or installing an engineered barrier to prevent exposure to a Hazardous Material.
     “Restricted Parties” has the meaning set forth in Section 8.1(a).
     “Restriction Period” has the meaning set forth in Section 8.1(a).
     “Selected Approved Remediation Contractor” has the meaning set forth in Section 6.10.
     “Seller Indemnified Parties” has the meaning set forth in Section 6.1(b).
     “Sellers” has the meaning set forth in the preamble.
     “Sellers’ Approved Remediation Contractor” has the meaning set forth in Section 6.10.
     “Sellers Initial Estimated Remediation Cost” has the meaning set forth in Section 6.10.
     “Sellers’ Representative” has the meaning set forth in Section 9.1.
     “Sellers Closing Purchase Price” has the meaning set forth in Section 3.5.
     “Senior Subordinated Notes and Share Purchase Agreement” has the meaning set forth in Section 4.3(a)(xiii).
     “Software” means computer software programs, including all source code, object code (to the extent of existing license or ownership rights), specifications, databases and documentation related to such programs.

     “Stockholders Agreement” has the meaning set forth in Section 4.3(a)(v).
     “Straddle Period” has the meaning set forth in Section 7.1.
     “Structures” has the meaning set forth in Section 5.1(q).
     “Tangible Personal Property” means the equipment, machinery, tools, dies, molds, tooling (including that located at suppliers’ places of business), furniture, fixtures, computers, hardware supplies, motor vehicles, supplies and other tangible personal property owned by the Companies and used in the Business.
     “Tax Returns” means all returns, declarations, reports, statements, schedules, notices, forms or other documents or information required to be filed with a Governmental or Regulatory Authority in respect of any Tax, and the term “Tax Return” means any one of the foregoing Tax Returns as well as any foreign bank account filing requirements.
     “Tax” or “Taxes” shall mean any federal, state, local or foreign income, gross receipts, payroll, employment, excise, custom, duty, franchise, net worth, profits, withholding, social security (or similar), unemployment, real property, personal property, sales, use, transfer, value added, estimated or alternative with add-on minimum tax, however denominated, including any interest, penalty, fines, fees, levies or assessments, including as a result of the Companies failure, if any, to disclose any foreign bank accounts.
     “Tax Refund Account” has the meaning set forth in Section 7.4.
     “Top Twenty Customers” has the meaning set forth in Section 5.1(s)(i).
     “Top Twenty Suppliers” has the meaning set forth in Section 5.1(s)(ii).
     “Trade Secrets” means, as they exist anywhere in the world, trade secrets, know-how, invention disclosures, processes, procedures, customer lists and personally-identifiable information, databases, confidential business information, concepts, ideas, designs, research or development information, techniques, technical information, specifications, operating and maintenance manuals, engineering drawings, methods, technical data, discoveries, modifications, extensions, improvements, and other proprietary information and rights (whether or not patentable or subject to copyright or mask work protection).
     “Trademarks” means, as they exist anywhere in the world, trademarks, service marks, trade dress, trade names, brand names, designs, logos, or corporate names, whether registered or unregistered, and all registrations and applications for registration thereof, and all goodwill associated therewith, and all rights therein.
     “Transfer Taxes” means all transfer, documentary, sales, registration, recordation taxes and similar charges arising in connection with the transfer of the Purchased Shares affected pursuant to this Agreement.
     “U.S.” means the United States of America.

     “VAP” has the meaning set forth in Section 6.10.
     “Working Capital” has the meaning set forth in Section 3.3.
     “Working Capital Escrow Account” means the working capital escrow subaccount held by the Escrow Agent for the benefit of Purchaser and Sellers pursuant to the Escrow Agreement.
     “Working Capital Escrow Deposit” means $1.0 million held pursuant to the terms of the Escrow Agreement.
     1.2 Construction of Certain Terms and Phrases.
     (a) Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms “hereof,” “herein,” “hereby” and derivative or similar words refer to this entire Agreement; (iv) the terms “Article,” “Section,” or “clause” refer to the specified Article, Section, or clause of this Agreement; and (v) the term “including” means including but not limited to.
     (b) Any representation or warranty contained herein as to the enforceability of a Contract (including this Agreement and any Ancillary Agreement) will be subject to the effect of any bankruptcy, insolvency, reorganization, moratorium or other similar law affecting the enforcement of creditors’ rights generally and to general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at Law). Whenever this Agreement refers to a number of days, such number will refer to calendar days.
     (c) This Agreement is being entered into by and among competent and sophisticated parties who are experienced in business matters and represented by counsel and other advisors, and have been reviewed by the parties and their counsel and other advisors. Therefore, any ambiguous language in this Agreement will not be construed against any particular party as the drafter of the language.
ARTICLE 2
PURCHASE AND SALE TRANSACTION
     2.1 Purchase and Sale of the Purchased Shares. Subject to the terms and conditions of this Agreement, at the Closing, each of the Sellers shall sell, transfer, convey, assign, deliver and set over to Purchaser, and Purchaser shall purchase and accept, all of the right, title, benefit and interest of such Seller in and to the Purchased Shares owned by him, her or it, free and clear of all Liens and all rights of refusal, restrictions on transfer and other encumbrances of any kind or nature, whether arising under the terms of any stockholders agreement or otherwise.

ARTICLE 3
PURCHASE PRICE
     3.1 Purchase Price. The aggregate purchase price (the “Base Purchase Price”) for the Purchased Shares is Ninety Six Million Dollars ($96,000,000). The Base Purchase Price will be subject to adjustment (a) at Closing as provided in Section 3.3 below, and (b) following Closing as provided in Section 3.4 below.
     3.2 Payment of the Purchase Price.
     (a) At Closing, Purchaser shall pay to each of the Sellers an amount of cash equal to the Closing Payment multiplied by the Percentage Interest of such Seller. In addition, a portion of the Base Purchase Price shall be paid to certain creditors of the Companies as provided in Section 3.2(d). The Closing Payment to be paid to the Sellers at the Closing shall be paid by wire transfer of immediately available funds to the accounts specified in writing by Sellers, no less than one (1) Business Day prior to the Closing. For purposes of this Agreement, “Closing Payment” shall mean an aggregate amount of cash equal to (i) the Estimated Closing Purchase Price, (ii) minus the Indemnification Escrow Deposit, (iii) minus the Working Capital Escrow Deposit, (iv) minus the Closing Date Debt Amount, (v) minus the Preferred Stock Payment and (vi) minus the Option Payment. At the Closing, Purchaser shall pay the Option Payment to Holdings by wire transfer of immediately available funds.
     (b) At the Closing and as security for any adjustment necessary to the Closing Working Capital, Purchaser shall remit to the Working Capital Escrow Account to be held by the Escrow Agent pursuant to the Escrow Agreement, the Working Capital Escrow Deposit, to be ultimately disbursed in accordance with Section 3.7.
     (c) At the Closing and as security for Sellers’ indemnification obligations set forth in Article 6, Purchaser shall remit to the Indemnification Escrow Account to be held by the Escrow Agent pursuant to the Escrow Agreement the Indemnification Escrow Deposit.
     (i) On the first Business Day following the one (1) year anniversary of the Closing Date, the Escrow Agent shall deliver to Sellers’ Representative, in the manner reasonably designated by Sellers to Escrow Agent in writing at least five (5) Business Days prior to such date, the amount, if any, by which: (A) fifty percent (50%) of the then aggregate amount contained in the Indemnification Escrow Account; exceeds (B) the sum of (without duplication): (I) the aggregate amount then claimed related to indemnification obligations of Sellers’ Representative under this Agreement; and (II) the aggregate unpaid amount, if any, of the Purchaser Remediation Costs.

     (ii) On the first Business Day following the two (2) year anniversary of the Closing Date, Escrow Agent shall deliver to Sellers’ Representative, in the manner reasonably designated by Sellers to Escrow Agent in writing at least five (5) Business Days prior to such date, the amount, if any, by which: (A) the aggregate amount in the Indemnification Escrow Account; exceeds (B) the sum of (without duplication): (I) any amount of the Old Brown Tax Escrow Amount not already used to satisfy Old Brown Tax Escrow Claims; and (II) the aggregate amounts then claimed related to indemnification obligations arising under this Agreement including the aggregate unpaid amount, if any, of the Purchaser Remediation Costs; provided, that any withheld amounts pursuant to Section 3.2(c)(ii)(B)(I) may only be used to satisfy Old Brown Tax Escrow Claims, and any withheld amounts, to the extent not applied in satisfaction of such indemnification obligations, shall be paid to Sellers promptly upon resolution of such dispute.
     (iii) On the first Business Day following July 15, 2013, Escrow Agent shall deliver to Sellers, in the manner reasonably designated by Sellers’ Representative to Escrow Agent in writing at least five (5) Business Days prior to such date, the amount, if any, by which the then aggregate amount contained in the Indemnification Escrow Account exceeds the aggregate amount of all Old Brown Tax Escrow Claims and any other aggregate amounts then claimed related to indemnification obligations arising under this Agreement, for which a notice of claim was filed with the Escrow Agent and the Sellers’ Representative prior to the second anniversary of the Closing Date; provided, that any withheld amounts then in dispute related to Old Brown Tax Escrow Claims and any other indemnification obligations, to the extent not applied in satisfaction of such Old Brown Tax Escrow Claims or such other indemnification obligations specified in such notices of claim, shall be paid to Sellers promptly upon resolution of each such dispute.
     (d) Not less than two (2) Business Days prior to the Closing Date, Sellers shall deliver to Purchaser a reasonably detailed statement (the “Closing Date Debt Report”) setting forth: (i) the exact amount, without duplication of each item of Debt (including interest, fees and prepayment premiums or penalties) of the Companies for borrowed money or in respect of loans or advances and other third-party financing (which, for the avoidance of doubt, will include any amount drawn on or prior to the Closing Date by a beneficiary under any Letter of Credit, but will exclude any amount relating to any Letter of Credit that has not been drawn by the beneficiary on or prior to the Closing Date) and any other Debt of the Companies evidenced by any note, bond, debenture, credit agreement or other debt security; (“Closing Date Debt”), and (ii) the exact amount of any Company Transaction Expenses remaining unpaid and outstanding as of the Closing Date (including the Persons to whom such Company Transaction Expenses are payable and the amount of the Company Transaction Expenses payable to such Persons) (the aggregate amount of such unpaid Closing Date Debt and Company Transaction Expenses reflected on the Closing Date Debt Report, the “Closing Date Debt Amount”).

     (e) The Closing Date Debt Amount shall be deducted from the Estimated Closing Purchase Price as contemplated by Section 3.2(a). On the Closing Date, Purchaser shall (i) repay the Closing Date Debt Amount shown on the Closing Date Debt Report to the applicable lenders and vendors or (ii) provide Holdings with sufficient cash to, and cause Holdings to, repay such amount in full to the applicable creditor; provided, however, that the responsibility for the payment of any Debt or Company Transaction Expenses not reflected on the Closing Date Debt Report shall at all times following the Closing remain with the Sellers as provided in this Agreement.
     (f) Not less than two (2) Business Days prior to the Closing Date, the Sellers shall deliver to the Purchaser a reasonably detailed statement setting forth the exact amount of the Preferred Stock Payment, the identity of the Persons to whom the Preferred Stock Payment is to be paid and exact amount to be paid to each such Person. The Preferred Stock Payment shall be deducted from the Estimated Closing Purchase Price as contemplated by Section 3.2(a). At the Closing, Purchaser shall pay the Preferred Stock Payment to the Sellers by paying each Seller $100 per share plus accrued but unpaid dividends in respect of each share of Preferred Stock held by such Seller immediately prior to the Closing (with pro rata amounts payable in respect of fractional shares).
     (g) Not less than two (2) Business Days prior to the Closing Date, the Sellers shall deliver to the Purchaser a reasonably detailed statement setting forth the exact amount which is required to be paid to the Option Holders at the Closing in connection with the termination and cancellation of the Options, which shall reflect the exact amount of the employer portion of all payroll and other withholding Taxes payable by Holdings to any Governmental or Regulatory Authority in connection with the payments to be made to the Option Holders on the Closing Date (the sum of the aggregate amount of the payments to be made to the Option Holders on the Closing Date, net of withholding Taxes, and the employer portion of all payroll and other withholding Taxes payable in connection with the payments to be made to the Option Holders on the Closing Date being hereinafter the “Option Payment”).
     (h) Not more than five (5) Business Days following the Closing Date, Purchaser will: (i) determine all Cash and Cash Equivalents of the Companies, which was on hand as of the Closing Date and maintained in banks or institutions where the actual branch office of such bank is located in the United States (“Closing Cash”); and (ii) pay via wire transfer to Sellers’ Representative for further payment to Sellers in accordance with their Percentage Interest the aggregate amount of all Closing Cash, less the aggregate amount, if any, of all outstanding checks issued by the Companies out of the bank accounts where Closing Cash is located.
     3.3 Working Capital Purchase Price Adjustment. As used herein, “Working Capital” means as of the Closing Date (but without giving effect to the Closing) (i) the sum of consolidated current assets of the Companies (which for the avoidance of doubt will exclude Cash or Cash Equivalents (such Cash and Cash Equivalents being addressed in Section 3.2(h) above) (1) will be trade accounts receivable, less the Companies’ allowance for doubtful accounts and sales allowances and returns, in all cases determined consistent with the

Companies’ historical practices and in accordance with U.S. generally accepted accounting principles (“GAAP”), miscellaneous receivables, Inventory of the Companies in the quantities determined pursuant to Section 3.4(a), less the Companies’ reserves for such Inventory as of the Closing Date determined consistent with the Companies’ historical practices and in accordance with GAAP, prepaid current assets of the Companies (which shall include prepaid expenses and the current portion of deposits of the Companies) all of which will be determined consistent with the Companies’ historical practices and in accordance with GAAP, and (2) will not include any current or deferred income Tax assets or other Tax assets) or amounts due to the Companies from Affiliates, determined consistent with the Companies’ historical practices and in accordance with GAAP, minus (ii) the sum of all consolidated current liabilities of the Companies (which, for avoidance of doubt, (1) will be trade accounts payable, accrued liabilities and other current liabilities of the Companies incurred in the Ordinary Course of Business determined consistent with the Companies’ historical practices and in accordance with GAAP and (2) will not include current or deferred income Tax liabilities or other Tax liabilities or amounts involving Affiliates, Debt or Company Transaction Expenses, and any accrued interest thereon, in each case determined consistent with the Companies’ historical practices and in accordance with GAAP. Notwithstanding anything to the contrary in this Section 3.3, for purposes of determining the Working Capital as of the Closing Date, current or accrued liabilities shall not include any federal or state income Tax liabilities of the Companies for the Taxable year of the Companies that includes or ends on the Closing Date, it being the intent that any such federal or state income Tax liabilities will be paid pursuant to Section 7.2 of this Agreement. The Base Purchase Price will be adjusted at Closing in respect of the Working Capital as follows:
     (a) Not less than two (2) Business Days prior to Closing, Sellers will cause the Companies to prepare and deliver to Purchaser (i) an estimated consolidated balance sheet of the Companies as of the Closing Date (but without giving effect to the Closing) (the “Estimated Closing Balance Sheet”), (ii) a certificate indicating a good faith estimate of Working Capital as of the Closing Date (the “Estimated Closing Working Capital”; prepared in accordance with this Agreement, and (iii) a statement of the Estimated Closing Purchase Price payable at Closing. The Estimated Closing Balance Sheet and the Estimated Closing Working Capital will be prepared by the Companies in accordance with GAAP applied on a basis consistent with the historical practices of the Companies. The Estimated Closing Balance Sheet will show no cash on hand, with all Closing Cash being reflected as a post-closing Purchase Price adjustment pursuant to Section 3.2(h). Between the date of this Agreement and the Closing Date, the Purchaser and the Sellers in the presence of their Representatives shall conduct a sampling of work in progress to generally confirm the accuracy of items of Inventory within the work in progress. The Companies will also make available to Purchaser its explanation for determining the amount of work in progress completed and the value of such work in progress, in each case as calculated consistent with the Companies’ historical practices and in accordance with GAAP. Such sampling will be conducted in a manner so as not to unreasonably interfere with the conduct of the Business.
     (b) The Base Purchase Price will be: (i) increased on a dollar ($1.00) for dollar ($1.00) basis to the extent that the Estimated Closing Working Capital is greater than Thirteen Million Three Hundred Thousand Dollars ($13.3 million) (such amount, the “Base Working Capital”), plus $350,000, and then to the full extent of the difference between Estimated Closing Working Capital and Base Working Capital; and (ii) decreased on a dollar ($1.00) for dollar ($1.00) basis to the extent that the Estimated Closing Working Capital is less than the Base Working Capital by more than $350,000, and then to the full extent of the difference between Estimated Closing Working Capital and Base Working Capital (the amount of any adjustment to the Base Purchase Price provided for by Section 3.03(b)(i) or (ii) above being hereinafter the “Estimated Working Capital Adjustment”). The Base Purchase Price, as adjusted by the Estimated Working Capital Adjustment pursuant to this Section 3.3(b), is referred to herein as the “Estimated Closing Purchase Price.” If the Estimated Closing Working Capital exceeds or is less than the Base Working Capital by less than $350,000, the Estimated Closing Purchase Price shall be the Base Purchase Price. The parties acknowledge and agree that any Estimated Working Capital Adjustment shall be initially addressed by an adjustment to the Estimated Closing Purchase Price and shall not be brought by either party as a claim for disbursement from the Working Capital Escrow until the final determination of the Closing Working Capital has been agreed upon by the parties in accordance with this Agreement.
     3.4 Post-Closing Working Capital Adjustment. The Base Purchase Price will be recalculated after the Closing based on a determination of the Closing Working Capital (as defined below) of the Companies as of the Closing Date and the Base Purchase Price, as so adjusted (including, if applicable, through resolution of any dispute as to the amount of any such adjustment as provided for in Sections 3.5 and 3.6 below) shall hereinafter be referred to as the “Closing Purchase Price”. Following the final determination of the Closing Purchase Price, the amounts, if any, required to be paid by Purchaser to Sellers or by Sellers to Purchaser shall be determined pursuant to Section 3.7. The post-closing adjustments to the Base Purchase Price for purposes of calculating the Closing Purchase Price shall be calculated as follows:
     (a) The Sellers shall, on the Closing Date, conduct a physical inventory of the Inventory (except for work in progress which will be handled as described below), including a one hundred percent (100%) count of all raw materials and finished goods. On the Closing Date, the Purchaser and the Sellers in the presence of their Representatives shall conduct a physical inventory of work in progress for jobs valued at $25,000 or more so that the parties can generally confirm the presence of items of Inventory constituting such work in progress. The work in progress as of the Closing Date will be recorded on the Company’s Closing Date Balance Sheet based on the quantities of Inventory (including work in progress) on hand (wherever located) and determined by the Purchaser and Sellers’ Representative as of the Closing Date. The Inventory will be valued consistent with the Company’s historical practices and in accordance with GAAP to reflect the value of such Inventory as of the Closing Date. Thereafter, as soon as practicable, but not later than the end of the ninety (90) day period beginning on the first day following the Closing Date, Purchaser will prepare and deliver to Sellers’ Representative (i) a consolidated balance sheet of the Companies as of the Closing Date (the “Closing Balance Sheet”), (ii) a certificate, signed by the President of Purchaser, indicating the Working Capital as of the Closing Date (the “Closing Working Capital”) (but without giving effect to the Closing), in each case in accordance with GAAP applied on a basis consistent with the historical practices of the Companies, and (iii) a recalculation of the Base Purchase Price based on the Purchaser’s calculation of the Closing Working Capital. For purposes of this Agreement, the amount of the Base Purchase Price as recalculated by Purchaser pursuant to this Section 3.4(a) in connection with the determination of the Closing Purchase Price is referred to as the “Purchaser’s Closing Purchase Price”. The Inventory including the quantities of work in progress to be contained in the Closing Balance Sheet and to be used in calculating the Closing Purchase Price shall be valued consistent with the Companies’ historical practices, in accordance with GAAP and valued as of the Closing Date. The aggregate out-of-pocket fees and expenses incurred by the Companies in connection with the preparation of the Estimated Closing Balance Sheet and the calculation of the Estimated Closing Working Capital shall be paid as Company Transaction Expenses. The aggregate out-of-pocket fees and expenses incurred in the preparation of the Closing Balance Sheet and the calculation of the Closing Working Capital shall be paid by Purchaser.
     (b) Subject to Sections 3.5 and 3.6 of this Agreement:
     (i) If the Closing Working Capital exceeds the Base Working Capital by $350,000 or more, the Closing Purchase Price shall be equal to the Base Purchase Price, increased on a dollar ($1.00) for dollar ($1.00) basis by an amount equal to the amount by which the Closing Working Capital exceeds the Base Working Capital;
     (ii) If the Closing Working Capital exceeds the Base Working Capital by less than $350,000, the Closing Purchase Price shall be equal to the Base Purchase Price;
     (iii) If the Closing Working Capital is less than the Base Working Capital by $350,000 or more, the Closing Purchase Price shall be equal to the Base Purchase Price, reduced on a dollar ($1.00) for dollar ($1.00) basis by an amount equal to the amount by which the Base Working Capital exceeds the Closing Working Capital; and
     (iv) If the Closing working Capital is less than the Base Working Capital by less than $350,000, the Closing Purchase Price will be equal to the Base Purchase Price.
     3.5 Negotiation of Purchase Price Adjustment. With respect to the delivery of the Working Capital calculations pursuant to Section 3.4, not later than twenty-five (25) days following Sellers’ Representative’s receipt of the Closing Balance Sheet, Closing Working Capital certificate and Purchaser’s Closing Purchase Price from Purchaser, which shall include a reasonably detailed methodology of the Purchaser’s Closing Purchase Price calculation, Sellers’ Representative will deliver to Purchaser and Escrow Agent a written notice setting forth Sellers’ disputes, if any, with Purchaser’s determination of Closing Working Capital or Purchaser’s

Closing Purchase Price, which written notice shall include a statement of the Sellers’ Representative’s recalculation of the Base Purchase Price in connection with the determination of the Closing Purchase Price (such recalculation of the Base Purchase Price by Sellers’ Representative being hereinafter the “Sellers Closing Purchase Price”). In the event that the Sellers’ Representative fails to deliver written notice of any dispute with the Purchaser’s determination of the Closing Working Capital to the Purchaser within twenty five (25) days following Sellers’ Representative’s receipt of the Closing Balance Sheet, Closing Working Capital certificate and Purchaser’s Closing Purchase Price, the Closing Balance Sheet, the Closing Working Capital and the Purchaser’s Closing Purchase Price as calculated by the Purchaser shall be final and binding on the parties and the Closing Purchase Price shall be deemed to be the Purchaser’s Closing Purchase Price. In the event that the Sellers’ Representative delivers written notice of any dispute with the Purchaser’s determination of the Closing Working Capital, Closing Balance Sheet or Purchaser’s Closing Purchase Price to the Purchaser within twenty five (25) days following Sellers’ Representative’s receipt of any such items, Purchaser and Sellers’ Representative shall have a period of ten (10) Business Days beginning on the first day following the date on which Sellers’ Representative’s delivers written notice of its dispute to Purchaser to attempt in good faith to resolve any differences. During such ten (10) Business Day period, Purchaser and Sellers’ Representative shall be entitled to review the working papers of the other with respect to the determination of the Closing Balance Sheet, Closing Working Capital and the Closing Purchase Price. If Purchaser and Sellers’ Representative are able to resolve their differences relating to the amount of the Closing Balance Sheet, Closing Working Capital and Purchaser’s Closing Purchase Price, the agreement between the Sellers’ Representative and the Purchaser as to the amount of the Closing Balance Sheet, Closing Working Capital and the amount of the Closing Purchase Price shall be set forth in writing and the Closing Balance Sheet, Closing Working Capital and Closing Purchase Price as so determined shall be final and binding on the parties. If Purchaser and Sellers’ Representative are unable to resolve any such objections within such ten (10) Business Day period, then the issues in dispute will be submitted for resolution in accordance with the procedures set forth in Section 3.6 below.
     3.6 Resolution of Disputes by Referee.
     (a) If Purchaser and Sellers’ Representative have a dispute with respect to the Closing Working Capital or the Purchaser’s Closing Purchase Price and are unable to resolve the dispute as provided above, then in each case the issue(s) in dispute will be submitted for resolution to an independent accounting firm of at least a regional reputation to be selected jointly by Purchaser and Sellers’ Representative (the “Referee”). The Referee shall determine the item(s) and amount in dispute within thirty (30) days after the dispute is submitted to it in accordance with this Agreement. If issue(s) in dispute are submitted to the Referee for resolution, (i) each of Purchaser and Sellers’ Representative will furnish to the Referee such work papers and other documents and information relating to the disputed issue(s) as the Referee may request and are available to such party (or its independent public accountants) and will be afforded the opportunity to present to the Referee any material relating to the determination of the issue(s) in dispute and to discuss such determination with the Referee; and (ii) the determination by the Referee of the issue(s) in dispute, as set forth in a written notice delivered to both parties by the Referee, will be binding and conclusive on Purchaser and Sellers; provided, that the Referee shall not assign a value to any item greater than the greatest value for such item, or lower than the lowest value of such item, claimed in any notice of disagreement presented to the such Referee pursuant hereto.
     (b) In the event Purchaser and Sellers’ Representative submit any unresolved disputed issue(s) to the Referee for resolution, Purchaser and Sellers shall share responsibility for the fees and expenses of the Referee as follows:
     (i) if the Referee resolves all of the remaining objections in favor of Purchaser’s position (the amount as so determined is referred to herein as the “Low Value”), then Sellers shall be responsible for all of the fees and expenses of the Referee;
     (ii) if the Referee resolves all of the remaining objections in favor of Sellers’ position (the amount as so determined is referred to herein as the “High Value”), then Purchaser shall be responsible for all of the fees and expenses of the Referee; and
     (iii) if the Referee neither resolves all of the remaining objections in favor of Purchaser’s position nor resolves all of the remaining objections in favor of Sellers’ position (the amount as so determined is referred to herein as the “Actual Value”), Sellers shall be responsible for that fraction of the fees and expenses of the Referee equal to (x) the difference between the High Value and the Actual Value over (y) the difference between the High Value and the Low Value, and Purchaser shall be responsible for the remainder of the fees and expenses of the Referee.
     3.7 Payment of Closing Purchase Price Adjustment.
     (a) The amount, if any, which shall be paid by Purchaser to Sellers or by Sellers to Purchaser in connection with any adjustments made to the Base Purchase Price to calculate the Closing Purchase Price shall be determined by comparing the Estimated Closing Purchase Price to the Closing Purchase Price.
     (b) If the Closing Purchase Price is equal to the Estimated Closing Purchase Price, the Purchaser and Sellers’ Representative shall cause the Escrow Agent to release the entire amount contained in the Working Capital Escrow Account to Sellers no later than the end of the five (5) Business Day period beginning on the first Business Day following the final determination of the Closing Purchase Price (such day being hereinafter the “Final Payment Date”) and no further payment shall be due from Purchaser to Sellers or from Sellers to Purchaser.
     (c) If the Closing Purchase Price exceeds the Estimated Closing Purchase Price, the Purchaser and the Sellers’ Representative shall cause the Escrow Agent to release the entire amount contained in the Working Capital Escrow Account to Sellers no later than the Final Payment Date and the Purchaser shall, no later than the Final Payment Date, pay to the Sellers the amount by which the Closing Purchase Price exceeds the Estimated Closing Purchase Price by wire transfer of immediately available funds.
     (d) If the Estimated Closing Purchase Price exceeds the Closing Purchase Price by an amount which is less than or equal to One Million Dollars ($1,000,000.00), the Purchaser and Sellers’ Representative shall, no later than the Final Payment Date, cause the Escrow Agent to release to the Purchaser from the Working Capital Escrow Account, the amount by which the Estimated Closing Purchase Price exceeds the Closing Purchase Price and, no later than the Final Payment Date, cause the Escrow Agent to release to the Sellers the entire remaining balance in the Working Capital Escrow Account.
     (e) If the Estimated Closing Purchase Price exceeds the Closing Purchase Price by more than One Million Dollars ($1,000,000.00), the Purchaser and Sellers’ Representative shall, no later than the Final Payment Date, cause the Escrow Agent to release to the Purchaser, the entire amount contained in the Working Capital Escrow Account and each of the Sellers shall, no later than the Final Payment Date, pay to the Purchaser by wire transfer of immediately available funds to an account specified by Purchaser in writing, their respective Percentage Interests of the amount by which: (i)(A) the Estimated Closing Purchase Price; minus (B) the Closing Purchase Price; exceeds (ii) One Million dollars ($1,000,000.00).
     (f) If the Sellers’ Representative delivers written notice of a dispute as to the Closing Balance Sheet, the Closing Working Capital certificate and the Purchaser’s Closing Purchase Price to Purchaser and the Estimated Closing Purchase Price exceeds the Purchaser’s Closing Purchase Price by an amount which is less than One Million Dollars ($1,000,000.00): (i) the Purchaser and Sellers’ Representative shall promptly cause the Escrow Agent to release to the Seller an amount of the Working Capital Escrow Account equal to the amount the Purchaser’s Closing Purchase Price exceeds the Estimated Closing Purchase Price; and (ii) the remaining portion of the Working Capital Escrow Deposit shall be disbursed in accordance with the final determination of Closing Working Capital pursuant to this Agreement such that the final total disbursements to both parties complies with paragraphs (a) through (d) above, as the case may be.
     3.8 Options. Immediately prior to the Closing, each option to purchase common stock of Holdings, whether vested or unvested (each, an “Option”), shall be cancelled and terminated pursuant to the terms of the option termination agreements (“Option Termination Agreements”) to be delivered by the holders of such Options (“Option Holders”) to Holdings on or prior to the Closing Date. As further provided in such Option Termination Agreements, each such cancelled Option shall be converted into the right of each holder thereof to receive, for each share of Common Stock issuable under an Option, and subject to all applicable tax withholdings, an amount equal to the excess, if any, of (a) the Per Share Common Closing Payment, less (b) the exercise price payable in respect of such share of Holdings common stock issuable under such Option, plus if and when payable after the Closing, an amount equal to such Option Holder’s pro rata share of the amount held in the Indemnification Escrow Account, any Post-Closing Working Capital Adjustment (as provided in Section 3.4) and any payments in respect of the Closing Date Tax Benefits and Closing Cash. Such amount (other than any amount to be paid to the Option Holders out of the Escrow Accounts or in connection with the final determination of Closing Working Capital and Closing Cash) together with the full amount of the employer portion of any payroll or other withholding taxes payable by Holdings in connection with the payments to be made to the Option Holders on the Closing Date shall be paid by Purchaser to Holdings for further disbursement, on the Closing Date to the Option Holders and, with respect of the employer portion of any payroll or other withholding taxes payable in connection with the payments made by Holdings to the Option Holders on the Closing Date, to the applicable Governmental or Regulatory Authorities as required by Applicable Law. The Option Holders are hereby deemed “Sellers” for purposes of indemnification obligations pursuant to this Agreement, and, as such, each Option Holder shall be entitled to its respective Percentage Interest in the Indemnification Escrow Account, the Working Capital Escrow Account any Closing Cash, and any Closing Date Tax Benefits.
     3.9 Withholding Rights. Holdings shall be entitled to deduct and withhold from any amounts payable pursuant to Section 3.8 of this Agreement such amounts as are required to be deducted and withheld under the Code or any other applicable Law. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made, and any Tax deduction attributable to the payments under Section 3.8 shall be treated as Closing Date Tax Benefits. Notwithstanding the foregoing, provided that Purchaser pays the amount of the Option Payment to Holdings on the Closing Date as required by Section 3.2(a), in no event shall Holdings, Brown or any of their Affiliates be obligated to pay or liable for any employer portion of any Taxes which may be payable in connection with any payments made to the Option Holders after the Closing Date pursuant to this Agreement.
     3.10 Tax Treatment. Purchaser and Seller agree that the Base Purchase Price, as finally determined and paid (including the post-Closing adjustments), shall be a payment by the Purchaser to the Shareholders and the Option Holders for the Purchased Shares and under the Option Termination Agreements. All Parties shall report the transactions under this Agreement consistently for all Tax purposes.
ARTICLE 4
CLOSING MATTERS
     4.1 Closing. Upon the terms and subject to the conditions of this Agreement, the Closing shall take place beginning at 9:00 a.m. (local time) at the offices of Wildman, Harrold, Allen & Dixon LLP in Chicago, Illinois, on April 1, 2011 or such other date following the satisfaction or waiver, if permissible, of the conditions to the Closing set forth in Article 10 hereof (other than those conditions to be satisfied on the Closing Date) (the “Closing Date”). All documents delivered and all transactions consummated at the Closing are deemed for all purposes to have been delivered and consummated effective as of the Effective Time.
     4.2 Prior to Closing. Other than with respect to the Closing Date Debt, the Companies shall have discharged, at their sole cost and expense, prior to the Closing Date, all mortgages, deeds of trust, financing statements and other instruments evidencing or securing the repayment of Debt, judgment liens and other liens of a liquidated amount evidencing a monetary obligation (excluding Permitted Liens) and all obligations to any Affiliates.
     4.3 Deliveries at Closing.
     (a) Deliveries of Sellers. At the Closing, Sellers are delivering or causing to be delivered to Purchaser the following:
     (i) duly executed counterparts of this Agreement and the Related Agreements;
     (ii) the original stock certificates evidencing the Purchased Shares coupled with stock powers duly endorsed in blank;
     (iii) evidence of the receipt of the consents identified on Section 5.1(c) of the Disclosure Schedules that Sellers have received as of the Closing Date;
     (iv) to the extent their transfer is permitted under applicable Laws or to the extent notification, modification, amendment or transfer is required under applicable Laws as a result of the consummation of the transactions contemplated by this Agreement, such duly executed documents as are required to provide notice, amend, transfer or otherwise modify all Permits held by the Companies in the conduct of the Business, including the Permits listed on Section 5.1(k) of the Disclosure Schedules;
     (v) an agreement, executed by the Sellers, providing for the full, complete, absolute and irrevocable termination, without any continuing effectiveness whatsoever of that certain shareholders agreement, dated August 25, 2008 and made by and among the Sellers (the “Stockholders Agreement”);
     (vi) true, correct and complete copies of the Option Termination Agreements, in form and substance reasonably satisfactory to Purchaser;
     (vii) a Certificate executed on behalf of the Company by its President or Chief Executive Officer, certifying the matters in Section 10.1(a);
     (viii) evidence reasonably satisfactory to Purchaser that all Liens on assets of the Companies (other than Permitted Liens) shall have been released prior to the Closing, shall be released simultaneously with the Closing or, with respect to Liens related to Closing Date Debt, shall be released upon payment of the applicable amount set forth in the Closing Date Debt Report following the Closing;
     (ix) the Closing Date Debt Report contemplated by Section 3.2(c);
     (x) a certificate duly executed by the Secretary of each of the Companies, attaching correct and complete copies of the Organizational Documents;

     (xi) the Estimated Closing Balance Sheet;
     (xii) an agreement, executed by the applicable Sellers, providing for the full, complete, absolute and irrevocable termination, without any continuing effectiveness whatsoever of all Management Rights Agreements dated August 25, 2008 made by and among the Companies and certain of the Sellers (the “Management Rights Agreements”);
     (xiii) an agreement, executed by the applicable Sellers, providing for the full, complete, absolute and irrevocable termination, without any continuing effectiveness whatsoever of that certain Senior Subordinated Notes and Share Purchase Agreement dated August 25, 2008 made by and among the Companies and certain of the Sellers (the “Senior Subordinated Notes and Share Purchase Agreement”);
     (xiv) resignations of the Companies’ officers and directors in a form reasonably acceptable to Purchaser and such officers and directors as long as such resignations will in no way impact the officers’ employment agreements with the Companies; and
     (xv) such other duly executed documents, instruments and certificates as may be reasonably required to be delivered to Purchaser by Sellers pursuant to the terms of this Agreement.
     (b) Deliveries by Purchaser. At the Closing, Purchaser is delivering or causing to be delivered the following:
     (i) To Sellers, a wire transfer to Sellers’ accounts, in the amount of the Closing Payment;
     (ii) To Sellers, duly executed counterparts of this Agreement and the Related Agreements;
     (iii) To Sellers, certified copies of resolutions of the directors of Purchaser authorizing the execution, delivery and performance of this Agreement and the Related Agreements; and such other duly executed documents, instruments and certificates as may be required to be delivered by Purchaser pursuant to the terms of this Agreement;
     (iv) To Holdings, by wire transfer of immediately available funds, the Option Payment; and
     (v) To the Companies’ lenders or Acstar Insurance, as applicable, standby letters of credit to replace the Companies’ standby letters of credit in form and substance acceptable to the Companies’ lenders, Acstar Insurance and Sellers’ Representative.

     4.4 Further Assurances and Cooperation.
     (a) Further Assurances. Subject to the terms and conditions of this Agreement, at any time and from time to time after the Closing, at a party’s reasonable request, the other party will use its Best Efforts to execute and deliver such other instruments of sale, transfer, conveyance, assignment and confirmation, and assumption, and to provide such materials and information and to take such other actions as the other party may reasonably deem necessary or desirable in order to more effectively transfer, convey and assign to Purchaser the Purchased Shares.
     (b) Post Closing Access to Books and Records. Following the Closing, Purchaser and Sellers’ Representative will afford each other, and their respective Representatives, during normal business hours, reasonable access to books and records in its possession with respect to periods through the Closing and the right to make copies and extracts therefrom to the extent that such access may be reasonably required by the requesting party in connection with (i) the preparation of Tax Returns, (ii) any Tax audit, Tax protest or other proceeding relating to Taxes, or (iii) compliance with the requirements of any Governmental or Regulatory Authority. Neither Purchaser nor Sellers’ Representative may, for a period of five (5) years after the Effective Time or while a Claim for indemnification under this Agreement is pending, destroy or otherwise dispose of any such books, records and other data unless such party first offers in writing to surrender such books, records and other such data to the other party and such other party does not agree in writing to take possession thereof during the thirty (30) day period after such offer is made. Purchaser and Sellers’ Representative further will reasonably cooperate with each other in the conduct of any audit or other proceeding related to Taxes involving the Business. This reasonable cooperation does not include payment to attorneys, accountants or other professional advisors in connection with such cooperation.
     (c) Cooperation. If, in order to properly prepare its Tax Returns or other documents or reports required to be filed with any Governmental or Regulatory Authority, it is necessary that either Purchaser or Sellers’ Representative be furnished with additional information, documents or records relating to, the Business or the Purchased Shares and such information, documents or records are in the possession or control of the other party, such other party will use its Best Efforts to furnish or make available such information, documents or records (or copies thereof) to the recipient party at the recipient party’s reasonable request and at the recipient party’s cost and expense.
ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF SELLERS
     5.1 Representations and Warranties of Sellers. Sellers represent and warrant severally, in accordance with their Percentage Interest, except as otherwise noted, to Purchaser that:

     (a) Organization and Existence.
     (i) Each of Holdings and Brown is (A) a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware and Ohio respectively (B) qualified to do business as a foreign corporation in each state in which the ownership of its assets and/or the conduct of its business requires it to be so qualified, and (C) in good standing in each such state.
     (ii) Except as set forth on Section 5.1(a)(ii) of the Disclosure Schedules, each of the Companies has full power and authority to own or lease all of its assets and to operate its business as currently conducted by it and to carry on its Business as and where such assets are now owned or leased and its Business is now conducted.
     (iii) On or prior to the date hereof, Sellers have delivered to Purchaser a true, correct and complete table of the authorized capital stock and the issued and outstanding shares of Holdings together with the identity of each holder of any shares of capital stock of Holdings as well as the number and class of shares of capital stock of Holdings owned by each such holder. Except as set forth in Section 5.1(a)(iii) of the Disclosure Schedules, no shares of capital stock of Holdings are issued and outstanding. On or prior to the date hereof, Sellers have delivered to Purchaser a true, correct and complete list of the identities of each Option Holder and the number and class of shares of capital stock of Holdings which each such Option Holder is entitled to purchase pursuant to the Options held by such Option Holder. Holdings is the beneficial and record holder of all of the issued and outstanding shares of the capital stock of Brown.
     (iv) All of the issued and outstanding shares of the capital stock of Holdings have been duly authorized, validly issued, fully paid and are nonassessable and are not subject to, and were not issued in violation of, any preemptive rights. Except as previously disclosed to Purchaser by Sellers, the shares of Common Stock and Preferred Stock are owned free and clear of any Liens, encumbrances, rights of refusal, restrictions on transfer or other charges or restrictions of any kind or nature, including, but not limited to, rights of refusal, restrictions on transfer and rights of preemption and other charges and encumbrances arising under the Stockholders Agreement and, upon transfer of the shares of Common Stock and Preferred Stock, the Purchaser will acquire such shares of Common Stock and Preferred Stock free and clear of all Liens, encumbrances, rights of refusal, restrictions on transfer or other charges or restrictions of any kind or nature including, but not limited to, rights of refusal, restrictions on transfer and rights of preemption and other charges and encumbrances arising under the Stockholders Agreement. The Persons previously identified to the Purchaser as being the holders of shares of Common Stock and Preferred Stock are the record and beneficial owners of the shares of Common Stock and Preferred Stock.

     (v) All of the issued and outstanding shares of the capital stock of Brown have been duly authorized, validly issued, fully paid and are nonassessable and are not subject to, and were not issued in violation of, any preemptive rights. Except as set forth in Section 5.1(a)(v) of the Disclosure Schedules, all of the issued and outstanding shares of the capital stock of Brown are owned by Holdings free and clear of any Liens, encumbrances, rights of refusal, restrictions on transfer or other charges or restrictions of any kind or nature.
     (vi) No other securities of any class of the capital stock of Holdings, and no other ownership interests in Holdings or Brown are issued, reserved for issuance or outstanding, except as set forth in Section 5.1(a)(v) of the Disclosure Schedules. Except as set forth in Section 5.1(a)(v) of the Disclosure Schedules and except for the options previously disclosed to the Purchaser on or prior to the date hereof, there are no outstanding or authorized offers, subscriptions, conversion rights, options, warrants, rights, convertible or exchangeable securities, stock appreciation, phantom stock, profit participation, understandings, claims of any character, obligations or other agreements or commitments of any nature, whether formal or informal, firm or contingent, written or oral, relating to the capital stock of, or other equity or voting interests in, Holdings or Brown pursuant to which Holdings or Brown is or may become obligated to: (A) issue, deliver, sell or transfer, or cause to be issued, delivered, sold or transferred, any shares of its capital stock or other ownership or voting interests in or securities of it or any of its Affiliates (whether debt, equity, or a combination thereof); (B) grant, extend, issue, deliver or enter into any such agreements or commitments; or (C) repurchase, redeem or otherwise acquire any capital stock or other ownership interests in or securities of it or any of its Affiliates.
     (vii) All subsidiaries of the Companies are set forth in Section 5.1(a)(vii) of the Disclosure Schedules.
     (viii) On or prior to the date hereof, Sellers have delivered to Purchaser a true, complete and correct list of all stock ownership of The D.S. Brown Company, an Ohio corporation, n/k/a Brown Old Bridge Co. (“Old Brown”) by any stockholder or any member of the Company Group.
     (b) Authority and Approval. Each Seller represents and warrants, for himself, herself or itself: (i) that he, she or it has the power to enter into this Agreement and the Related Agreement, to which he, she or it is a party and to perform his, her or its obligations thereunder, (ii) this Agreement and the Related Agreement to which he, she or it is a party have been duly executed and delivered by him, her or it, (iii) he, she or it is the record and beneficial owner of that number of the Purchased Shares set forth opposite his, her or its name on the list provided by Sellers to Purchaser as contemplated by Section 5.1(a)(iii) herein and (v) when executed and delivered, this Agreement and the Related Agreement will constitute a valid and binding obligation of such Seller, enforceable against such Seller in accordance with its terms. If Seller is not a natural Person, it represents and warrants, for itself, that the execution, delivery and performance by it of this Agreement and the

Related Agreement to which it is a party, and the consummation by it of the transactions contemplated herein and therein, have been duly authorized by all required action on its part.
     (c) No Conflict.
     (i) Each Seller, for himself, herself or itself, represents and warrants that (A) the execution and delivery by such Seller of this Agreement and the Related Agreement to which he, she or it is a party (when so executed and delivered), and such Seller’s compliance with the terms and conditions hereof and thereof, and the consummation by such Seller of the transactions contemplated hereby and thereby, do not and will not (A) violate its Organizational Documents, if such Seller is not a natural Person, (B) subject to obtaining the authorizations referred to in Section 5.1(d), violate any provision of, or require any consent, authorization, or approval under, any Law, Order or Contract applicable to such Seller, or (C) result in the creation of any Lien, charge or other encumbrance upon the Purchased Shares.
     (ii) The execution and delivery of this Agreement and the Related Agreement (when so executed and delivered), and Sellers’ compliance with the terms and conditions hereof and thereof, and the consummation by Sellers of the transactions contemplated hereby and thereby, do not and will not (A) violate the Organizational Documents of any of the Companies, (B) to Sellers’ Knowledge, subject to obtaining the authorizations referred to in Section 5.1(d), violate any provision of, or require any consent, authorization, or approval under, any Law or Order applicable to any of the Companies, (C) to Sellers’ Knowledge, except as set forth in Section 5.1(c) of the Disclosure Schedules, violate, result in a breach of, constitute a default under, accelerate or permit the acceleration of the performance required by, or require any consent, authorization, or approval under, any Material Contract or Permit to which any of the Companies is a party or by which any of the Companies is bound or to which any of the assets or properties of any of the Companies are subject, or (D) result in the creation of any Lien, charge or other encumbrance upon the Purchased Shares or any Lien upon the assets or properties of any of the Companies.
     (d) Governmental Approvals and Filing. Except as disclosed in Section 5.1(d) of the Disclosure Schedules and other than the filing of a Notification and Report Form under the HSR Act, no consent, authorization, approval or action of, filing with, notice to, or exemption from any Governmental or Regulatory Authority is required on the part of any Seller or any of the Companies is required in connection with the execution, delivery and performance of this Agreement or the Related Agreement or the consummation of the transactions contemplated hereby or thereby.
     (e) Financial Statements.
     (i) Sellers have made available to Purchaser copies of (A) the audited consolidated balance sheets of Holdings as of October 31, 2008, October 31, 2009 and October 31, 2010 and the related consolidated statements of income and cash flow for the periods then ended and (B) the unaudited consolidated balance sheet of Holdings as of February 28, 2011, and the related consolidated statements of income, and cash flow for the four (4) month period then ended (the “Interim Financial Statements”) (collectively, the “Financial Statements”). The audited Financial Statements fairly present in all material respects (x) the financial condition and results of operations, and cash flow of the Business at and as of the dates thereof and for the periods covered thereby, and (y) the unaudited Interim Financial Statements were prepared and compiled in accordance with GAAP applied on a consistent basis throughout the periods indicated and do not include footnotes or normal year end adjustments, but include adjustments necessary for the fair presentation, in all material respects, of the financial condition of the Companies and the results of operations of the Companies as of the dates thereof or for the periods covered thereby.
     (ii) Except as and to the extent reflected on the balance sheet included in the Interim Financial Statements (the “Interim Balance Sheet”), in Section 5.1(e) of the Disclosure Schedules, or as provided by Sellers to Purchaser on or prior to the date hereof, the Companies have no material Liabilities other than Liabilities incurred after the date of the Interim Balance Sheet in the Ordinary Course of Business or in connection with the transactions contemplated hereby. Except for allowances for doubtful accounts and sales allowances and returns, the Companies do not record any other reserves against accounts receivable.
     (f) Legal Proceedings. Section 5.1(f) of the Disclosure Schedules contains a list of each charge, claim, audit, lawsuit, arbitration or other legal or administrative proceeding to which any of the Companies is currently or, in the last three (3) years has been, a party in which the amount of the Damages recovered or sought to be recovered by or from any of the Companies exceeds or exceeded Five Thousand Dollars ($5,000.00). Except as disclosed in Section 5.1(f) of the Disclosure Schedules:
     (i) There is no pending, or to the Knowledge of the Companies, threatened claim, litigation, proceeding or Order of any Governmental or Regulatory Authority or governmental investigation relating to any of the Companies or any of their respective officers or directors;
     (ii) There are no lawsuits or arbitrations pending, or to the Knowledge of the Companies, threatened against any Seller or any of the Companies or any of their respective officers or directors that would reasonably be expected (A) to have a Business Material Adverse Effect, (B) to adversely affect the validity or enforceability of this Agreement or any of the Related Agreements against Sellers or adversely affect the ability of Sellers to consummate the transactions contemplated by this Agreement, or (C) result in the issuance of an Order restraining, enjoining or otherwise prohibiting or making illegal the consummation of the transactions contemplated by this Agreement; and

     (iii) There are no Orders outstanding against any Seller or any of the Companies which would adversely affect the ability of any Seller to consummate the transactions contemplated by this Agreement.
     (g) Employee Benefit Plans.
     (i) Section 5.1(g)(i) of the Disclosure Schedules sets forth a true and complete list of each “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and any other plan, policy, program, practice, agreement or arrangement (whether written or oral) providing compensation or other benefits to any current or former director, officer, employee or consultant (or to any dependent or beneficiary thereof) of the Companies (or any of them), which are now, or were within the past two years, maintained, sponsored or contributed to by the Companies (or any of them), or under which the Companies (or any of them) have any obligation or liability, whether actual or contingent, including, without limitation, all incentive, bonus, deferred compensation, severance, vacation, holiday, cafeteria, medical, disability, stock purchase, stock option, stock appreciation, phantom stock, restricted stock or other stock-based compensation plans, policies, programs, practices or arrangements (each an “Employee Benefit Plan”).
     (ii) With respect to each Employee Benefit Plan currently in effect, Sellers have delivered or made available to Purchaser or its Representatives true, correct and complete copies of, to the extent applicable, (a) each written Employee Benefit Plan, (b) all summary plan descriptions, (c) the most recent annual reports (Form 5500 series, with all applicable attachments) filed with the DOL with respect to such Employee Benefit Plan, (d) the most recent financial statement relating to such Employee Benefit Plan, (e) the most recent determination or opinion letter, if any, issued by the IRS with respect to any Employee Benefit Plan and (f) all related trust agreements, insurance contracts, and other funding arrangements that implement each such Employee Benefit Plan.
     (iii) Each Employee Benefit Plan has been maintained, funded and administered in all material respects in accordance with its terms and all applicable Laws, including ERISA and the Code. To the Knowledge of the Companies, no event has occurred that could subject the Companies (or any of them) to any material liability (other than for routine benefit liabilities) under the terms of, or with respect to, such Employee Benefit Plans, ERISA, the Code or any other applicable Law. None of the Companies has made any express or implied commitment to modify, change or terminate any Employee Benefit Plan which it has maintained, sponsored or contributed to other than a modification, change or termination required by Law.
     (iv) Each Employee Benefit Plan which is intended to qualify under Section 401(a) of the Code has received a favorable determination or opinion letter from the IRS as to its qualified status. To the Knowledge of the Companies, there has been no prohibited transaction (within the meaning of Section 406 of

ERISA or Section 4975 of the Code, other than a transaction that is exempt under a statutory or administrative exemption) with respect to any Employee Benefit Plan that could result in a material liability to the Companies (or any of them). No action, suit, proceeding, hearing or investigation with respect to the investment of the assets of any such Employee Benefit Plan (other than claims for benefits in the ordinary course) is pending or, to the Knowledge of the Companies (or any of them) and the Companies (or any of them) Subsidiaries, threatened.
     (v) There is no Employee Benefit Plan that is subject to Title IV of ERISA, and there is no Employee Benefit Plan which is a “multiemployer plan,” as such term is defined in Section 3(37) of ERISA, or which is covered by Section 4063 or 4064 of ERISA.
     (vi) No amount that could be received (whether in cash or property or the vesting of property) as a result of the consummation of the transactions contemplated by this Agreement by any employee, officer or director of the Companies (or any of them) who is a “disqualified individual” (as such term is defined in proposed Treasury Regulation Section 1.280G-1) under any Employee Benefit Plan could be characterized as an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code).
     (vii) Except as required by Law, no Employee Benefit Plan provides any of the following post-employment or retiree benefits to any person: medical, disability or life insurance benefits. Except as set forth in Section 5.1(g)(vii) of the Disclosure Schedules, the consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event, entitle any current or former employee or officer or director of any of the Companies to any severance pay, unemployment compensation, incentive or transaction bonus, bonus to stay or other payment or accelerate the time of payment or vesting or increase the amount of compensation due to any such officer, director or employee.
     (viii) All required reports and descriptions (including Form 5500 annual reports, summary annual reports, and summary plan descriptions) have been filed and/or distributed in accordance with the applicable requirements of ERISA and the Code with respect to each such Employee Benefit Plan. The requirements of COBRA have been met in all respects with respect to each such Employee Benefit Plan and each Employee Benefit Plan maintained by an ERISA Affiliate that is an Employee Welfare Benefit Plan subject to COBRA.
     (ix) All contributions (including all employer contributions and employee salary reduction contributions) that are due have been made within the time periods prescribed by ERISA and the Code to each such Employee Benefit Plan that is an Employee Pension Benefit Plan, and all contributions for any period ending on or before the Closing Date that are not yet due have been made to each such Employee Pension Benefit Plan or accrued in accordance with the historical custom and practice of the Companies (or any of them).

     (x) The Companies do not, nor does any ERISA Affiliate, contribute to, have any obligation to contribute to, or have any material Liability under or with respect to any Employee Pension Benefit Plan that is a “defined benefit plan” (as defined in ERISA Section 3(35)).
     (h) Title Sufficiency of Assets. Except as set forth on Section 5.1(h) of the Disclosure Schedules, each of the Companies has good and marketable title to all of its assets, including its personal property, and all personal property of each of the Companies is in satisfactory operating condition, ordinary wear and tear excepted. The assets, properties and rights of the Companies are sufficient in all material respects to permit the Companies to continue to conduct the Business after the Closing Date in substantially the same manner as the business has been conducted immediately prior to the date hereof.
     (i) Intellectual Property. Section 5.1(i) of the Disclosure Schedules contains a complete and correct list of all of the following Company Intellectual Property and indicates the owner of such Company Intellectual Property: (A) Patents, (B) registered Trademarks and applications therefor and unregistered Trademarks, (C) registered Copyrights and applications therefor, (D) Internet domain names, and (E) Software. Information has been provided by Sellers to Purchaser on or prior to the date hereof regarding, and Section 5.1(i) of the Disclosure Schedules lists, all Contracts to which any of the Companies is a party and pursuant to which any Company Intellectual Property is licensed to or by any of the Companies.
     (i) Except as set forth in Section 5.1(i) of the Disclosure Schedules, no Company Intellectual Property identified in Section 5.1(i) of the disclosure Schedules has lapsed, expired, or been abandoned, disclaimed, withdrawn, the subject of any holding, declaration or final judgment of invalidity or final judgment of unenforceability, the subject of a refusal to reissue by any domestic or foreign governmental agency, including, without limitation, the United States Patent and Trademark Office or canceled within the past twelve (12) months;
     (ii) Except as set forth in Section 5.1(i) of the Disclosure Schedules, no claim has been asserted and, to the Knowledge of the Companies, no claim has been threatened by any Person (A) relating to the use by the Companies of any of the Company Intellectual Property; (B) against any of the Companies claiming that the operation of the Business and/or the possession or use of the Company Intellectual Property infringes, misappropriates, violates or otherwise conflicts with any Intellectual Property right of any Person; or (C) challenging the ownership, enforceability or validity of any of the Company Intellectual Property;
     (iii) Other than the Intellectual Property licensed pursuant to a Contract listed on Section 5.1(i) of the Disclosure Schedules, the Companies own the entire right, title and interest to and in, and have the right to use, free and clear of all licenses, restrictions and Liens (other than Permitted Liens), the Company Intellectual Property identified in Section 5.1(i) of the Disclosure Schedules; and

          (iv) Other than the Company Intellectual Property listed on Section 5.1(i) of the Disclosure Schedules, there are no items of Intellectual Property that are necessary to the conduct of the business of the Companies as of the Effective Time.
     (j) Material Contracts.
          (i) A list of all of the following Contracts to which any of the Companies is a party (“Material Contracts”) has been provided by Sellers to Purchaser on or prior to the date hereof:
     (a) Contracts which involve the payment or receipt by any of the Companies of money or property having a value in excess of $100,000 in the aggregate in any period of twelve (12) consecutive months and which are not terminable on not less than thirty (30) days’ notice without penalty or premium;
     (b) All Contracts involving commitments to other Persons extending beyond one year from the date hereof to make capital expenditures;
     (c) Any written employment, confidentiality, non-competition, severance or termination agreements as to employees or consultants, notwithstanding any minimum dollar amount threshold;
     (d) Contracts with any officer or director notwithstanding any minimum dollar amount threshold;
     (e) Any collective bargaining agreements, notwithstanding any minimum dollar amount threshold;
     (f) All Contracts, the terms of which provide for continuing financial commitments to any of the Companies after the Closing relating to any Debt (including, without limitation, loan agreements, lease purchase arrangements, guarantees, agreements to purchase goods or services or to supply funds or other undertakings on which others rely in extending credit), or any conditional sales contracts, chattel mortgages, equipment lease agreements and other security arrangements with respect to personal property;
     (g) Contracts providing for the sale of any assets of any of the Companies other than in the Ordinary Course of Business;
     (h) All restricting the right of any of the Companies to compete in any line of business or with any Person, notwithstanding any minimum dollar amount threshold;

     (i) All Contracts (whether exclusive or otherwise) with any sales agent, representative, franchisee, dealer or distributor, notwithstanding any minimum dollar amount threshold;
     (j) All Contracts providing for the licensing by or to any Person of any Company Intellectual Property other than licenses or agreements for generally available commercial, off the shelf software having an annual license fee of less than $25,000;
     (k) All Contracts that require the payment of royalties, notwithstanding any minimum dollar amount threshold;
     (l) All Contracts with any Governmental or Regulatory Authority;
     (m) All performance bonds, bid bonds and letters of credit; and
     (n) All Contracts involving a sharing of profits, losses, costs or liabilities.
     (ii) Copies of the Material Contracts set forth on the list provided by Sellers to Purchaser pursuant to Section 5.1(j)(i) herein have been made available to Purchaser. Except as set forth on the list provided by Sellers to Purchaser as contemplated by Section 5.1(j)(i) herein, each Material Contract is in full force and effect, and is valid, binding and enforceable against the Company that is a party thereto in accordance with its terms. None of the Companies is in breach or default, in any material respect, of its obligations under the Material Contracts and, to the Knowledge of the Companies, no other Person who is a party to any such Material Contracts is in breach or default, in any material respect, and within the past two (2) years there has not occurred any event (with or without the lapse of time or the giving of notice or both) which would constitute a material breach or default. Neither the execution and delivery of this Agreement nor the consummation of the Contemplated Transactions will result in a material breach or default under or constitute an event which, with the delivery of notice or lapse of time or both would constitute a material breach or default under the terms of any Material Contract.
     (k) Compliance with Applicable Laws; Permits. Section 5.1(k) of the Disclosure Schedules identifies all material Permits required to be held or possessed by the Companies for the Companies to own, lease, license and operate their properties and other assets and to carry on their respective businesses as they are being conducted as of the date hereof (the “Company Permits”). Except as disclosed in Section 5.1(k) of the Disclosure Schedules all of the Company Permits possessed by the Companies are valid and in full force and effect. The Companies are, and have been at all times in the past two (2) years, in compliance with the terms of the Company Permits and all applicable domestic Laws and, to the Knowledge of the Companies, foreign Laws relating to the Companies or their respective businesses, assets or properties. All applications for Company Permits that otherwise would expire prior to or immediately following the Closing Date and that could not otherwise be renewed or extended by Purchaser following the Closing Date, without lapse prior to expiration, have been or prior to the Closing Date will be timely renewed or extended. None of the Companies has any Knowledge or has received any information which would lead it to believe that any Company Permit may not be renewed, extended or reissued in due course as requested without the imposition of cost or penalty other than any applicable filing fees imposed in the ordinary course for the renewal, extension or reissuance of any such Company Permits.
     (l) Environmental Matters. Except as disclosed in Section 5.1(l) of the Disclosure Schedules:
     (i) Each of the Companies and the Business are in compliance in all respects with all Environmental Laws and no Company has received written notice from any Person alleging that any of the Companies or the Business is in violation in any material respect of any applicable Environmental Law. The Companies have timely filed with any applicable Governmental or Regulatory Authority, all reports, documents and information required to be filed under all Environmental Laws.
     (ii) None of the Companies has received any written notice, claim, complaint, citation or report regarding any actual or alleged violation by any such Company of any Environmental Laws or any Liabilities which any of the Companies may have, including any investigatory, remedial or corrective obligations or any requirement to provide any information relating to any investigation or cleanup of Hazardous Materials arising under any Environmental Laws. There are no Proceedings pending or, to the Knowledge of the Companies threatened against or affecting any of the Companies or the Business relating to any violation of any Environmental Laws. None of the Companies have any Knowledge that any of them is a potentially responsible party under any Environmental Laws with regard to the Business.
     (iii) None of the Companies is subject to any outstanding Order: relating (A) to compliance with any Environmental Law or (B) to the investigation, remediation or post-remedial care arising from the generation, use, storage, treatment, transportation, discharge or disposal of Hazardous Materials.
     (iv) Except as set forth in Section 5.1(l)(iv) of the Disclosure Schedules, none of the Companies and, to the Knowledge of the Companies, no other Person has placed, stored, deposited, discharged, buried, dumped, disposed of or released any Hazardous Materials at any Real Property except for inventories of such substances to be used, and wastes generated therefrom, in each case in the Ordinary Course of Business (which inventories and wastes were and are, to the Knowledge of the Companies, stored and disposed of in accordance with applicable Environmental Laws). To the Knowledge of the Companies, no Hazardous Materials are present in, on or under the Companies’ facilities, under such conditions or in such quantities as to give rise to a violation of Environmental Laws.
     (v) The Companies have provided to Purchaser all assessments, reports, data, results of investigations or audits, and other written information that is in the possession of the Companies regarding environmental matters pertaining to the environmental condition of the business and properties of the Companies, or the compliance (or noncompliance) by such entities with any Environmental Laws.
     (vi) To the Knowledge of the Companies, no facts, events or conditions relating to the assets of any of the Companies or the Companies’ past or present facilities, will give rise to any investigatory, remedial or corrective obligations pursuant to Environmental Laws, or give rise to any Liabilities (whether accrued, absolute, contingent, unliquidated or otherwise) pursuant to Environmental Laws. Neither the execution and delivery of this Agreement or the consummation of the Closing will impose any obligations for site investigation or cleanup, or notification to or consent of any Governmental or Regulatory Authority or any other person pursuant to any Environmental Law.
     (m) Brokers. Other than Houlihan Lokey Capital, Inc., no broker, finder or investment banker is entitled to any brokerage commission, finder’s fee or similar payment in connection with the Contemplated Transactions based upon arrangements made by or on behalf of Sellers.
     (n) Taxes. Except as set forth on Section 5.1(n) of the Disclosure Schedules or as disclosed by Sellers to Purchaser on or prior to the date hereof:
     (i) Each member of the Company Group has filed all Tax Returns that it was required to file and has timely paid all Taxes shown to be due on such Tax Returns. Except for consolidated Tax Returns of the Companies that include Holdings as the parent and have been provided to Purchaser, none of the Companies has, at any time prior to the date hereof, filed any Tax Return as part of any consolidated group. All such Tax Returns are correct in all material respects as to the amount of Taxes shown to be due thereon. No written or, to the Knowledge of the Companies, oral claim has been made against a member of the Company Group by a Governmental or Regulatory Authority in a jurisdiction where such member does not file a Tax Return that it is or may be subject to taxation by that jurisdiction. None of the Companies has received written notice of, and to the Knowledge of the Companies, neither the Internal Revenue Service nor any other Governmental or Regulatory Authority is currently proposing, claiming or asserting against any of the Companies, any adjustment, deficiency or claim for payment of additional Taxes. No member of the Company Group has requested an extension of time within which to file any income or other material Tax Return which has not since been filed. Purchaser has received or been given access to copies of all federal income Tax Returns of each member of the Company Group for the years ended October 31, 2008 and 2009.

     (ii) All Taxes that each member of the Company Group was required by Law to withhold or collect in connection with any amount paid or owing to any employee have been duly withheld or collected. To the extent required by applicable Law, all such amounts have been paid over to the proper Governmental or Regulatory Authority or, to the extent not yet due and payable, have been adequately reserved for.
     (iii) To the Companies’ Knowledge, no federal, state, local or foreign audits or other Tax Proceedings are pending or being conducted against any member of the Company Group, nor has any member of the Company Group received any written or oral notice from any Governmental or Regulatory Authority that any such audit or other Tax Proceeding leading to potential assessment or collection of Tax is threatened or contemplated. No member of the Company Group has granted or been requested to grant any waiver of any statutes of limitations applicable to any claim for Taxes or with respect to any Tax assessment or deficiency, which waiver is still in effect. Sellers have delivered to the Purchaser accurate and complete copies of all income or other material examination reports and statements of deficiencies assessed against or agreed to by any member of the Company Group since December 31, 2007, and all assessed deficiencies for any Proceedings not currently pending or being conducted have been fully paid or finally settled.
     (iv) No member of the Company Group is a party to or bound by any Tax sharing agreement, Tax indemnity obligation or similar Contract or practice with respect to Taxes with a party that is not member of the Company Group.
     (v) No member of the Company Group is or has been a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.
     (vi) All Taxes that each member of the Company Group was required by Law to withhold or collect in connection with any amount paid or owing to any domestic or foreign Persons for which U.S. withholding was required under Section 1441 et. seq. of the Code has been duly withheld and paid over to the appropriate Governmental or Regulatory Authority.
     (o) No Material Adverse Change. To Sellers’ Knowledge, except as described in Section 5.1(o) of the Disclosure Schedules or in connection with the transactions contemplated hereby, since October 31, 2010, there has not occurred any event that has resulted in a Business Material Adverse Effect.
     (p) Ordinary Course of Business. Except as set forth in Section 5.1(p) of the Disclosure Schedules, since October 31, 2010:
     (i) The Companies have conducted their businesses only in the Ordinary Course of Business;

     (ii) The Companies have not, except for sales of Inventory in the Ordinary Course of Business, sold, leased, transferred, or assigned any of the properties, rights or other assets of the Companies having a value, individually or in the aggregate, in excess of $100,000;
     (iii) The Companies have not made any commitment for capital improvements which have not been completed and paid in full and which, individually or in the aggregate exceed $100,000;
     (iv) The Companies have not cancelled, compromised, waived or released any material right or claim (or series of related rights and claims) other than in the Ordinary Course of Business;
     (v) The Companies have not granted any increase in the base compensation of any employees of the Business other than in the Ordinary Course of Business;
     (vi) The Companies have not entered into any employment, consulting, severance, change in control, retention, termination or indemnification agreement with any current or former director, consultant or officer of the Companies;
     (vii) None of the Companies has amended or terminated any Employee Benefit Plan;
     (viii) The Companies have not made any change to any accounting method or practice or any change to any methods of reporting income, deductions or other items for Tax purposes other than in the Ordinary Course of Business or as otherwise required by GAAP;
     (ix) The Companies have not incurred any damage, destruction or other casualty loss (whether or not covered by insurance) affecting the business or assets of the Companies which, individually or in the aggregate, has resulted in Damages to the Companies of $100,000 or more;
     (x) The Companies have not made any agreement to do any of the foregoing; and
     (xi) The Companies have not revoked or amended any material Tax election, settled a claim or assessment with respect to Income Taxes, executed a closing agreement or similar agreement with respect to Income Taxes with any Governmental or Regulatory Authority or extended or waived a statutory period of limitations with respect to the collection or assessment of any Income Taxes.
     (q) Real Property.
     (i) Section 5.1(q) of the Disclosure Schedules contains (A) a legal description, street address and, with respect to Real Property located in the United States, tax parcel identification number of each parcel of Real Property in which the Companies have a fee simple estate (any such Real Property being hereinafter “Owned Real Property”), and (B) a description (by subject leased Real Property, name of lessor, date of lease and term expiration date) of all leases of Real Property in which the Companies have a leasehold estate (any such Real property being hereinafter “Leased Real Property”). Prior to the date hereof, the Companies have delivered to the Purchaser, true, correct and complete copies of each lease of any Leased Real Property together with all amendments or modifications to any such lease (each of such leases, together with all amendments or modifications being hereinafter a “Real Property Lease”).
     (ii) The Companies own good and marketable title to their respective estates in the Owned Real Property, free and clear of any Liens, other than Permitted Liens and those described in the Disclosure Schedules. The Companies own good and transferable title to all of their other assets, free and clear of any Liens, other than: (A) Permitted Liens, and (B) those described in the Disclosure Schedules.
     (iii) Each member of the Company Group that is a party to any Real Property Lease has a valid and enforceable leasehold interest under the terms of such Real Property Lease. None of the Companies has received any written notice of or has any Knowledge that any member of the Company Group that is a party to a Real Property Lease is in breach or default of the terms of any such Real Property Lease or that any event has occurred which, with notice or lapse of time or both, would constitute a default under, the terms of any such Real Property Lease. The execution and delivery of this Agreement and the consummation of the Contemplated Transactions does not require the consent of any person under the terms of any Real Property Lease and will not constitute a default under or an event which, with the delivery of written notice or lapse of time or both, would constitute a breach or default of the terms of any Real Property Lease. None of the Persons who are parties to any Real Property Lease which any member of the Company Group is a party to are Affiliates of any officer, director or employee of any member of the Company Group.
     (iv) None of the Companies has received any written notice or formal notification that the whole or any part of the Owned Real Property is subject to any proceedings for condemnation, eminent domain or other taking by any Governmental or Regulatory Authority. None of the Companies has received any written notice from any Governmental or Regulatory Authority concerning any actual or contemplated public improvements made or to be made by any Governmental or Regulatory Authority, the costs of which are or could become special assessments against or a Lien upon any Owned Real Property and, to the Knowledge of the Companies, no such public improvement is threatened. Except as described on the Disclosure Schedules with respect to a Real Property Lease, there are no contract rights, leases, subleases, licenses or other Contracts granting any Person the right to purchase, use or occupy any portion of the Owned Real Property. To the Knowledge of the Companies, the operation and maintenance of the Owned Real property does not contravene any existing zoning Law or other existing regulation (including, but not limited to, those relating to land use, building, fire, health and safety) or violate any existing restricted covenant. The Owned Real Property is supplied with utilities adequate for the use and operation of the Business and, to the Knowledge of the Companies, such utilities extend through legal rights of way or validly created easements. To the Knowledge of the Companies, there are no adverse or other parties in possession of the Owned Real Property other than the Companies. There is no option to purchase, right of first offer, right of first refusal or other Contract existing which grants to any person the right to acquire the Owned Real Property. To the Knowledge of the Companies, the Owned Real Property is not subject to any real property Tax increases or recapture of Taxes occasioned by retroactive revaluation, special assessments, changes in land usage, or loss of any exemption or benefit status.
     (v) To the Knowledge of the Companies and except as set forth on Section 5.1(q)(v) of the Disclosure Schedules, all buildings, offices and other structures (all such buildings, offices and structures being sometimes hereinafter collectively referred to as “Structures”) located at the Real Property, the roofs of such Structures and the plumbing, heating, ventilation and air conditioning, electrical and mechanical systems contained in such Structures have been adequately and properly maintained and are in good condition, normal wear and tear excepted.
     (r) Employee Matters.
     (i) On or prior to the date hereof, Sellers have delivered to Purchaser a true, complete and correct list, as of February 10, 2011, of all employees of the Business, together with their respective salaries or wages, other compensation (other than in respect of Options), dates of employment or service with the Companies and current positions (such list being hereinafter the “Employee List”). Section 5.1(r) of the Disclosure Schedules identifies all agreements between the Companies and the individuals identified in the Employee List.
     (ii) Except as set forth in Section 5.1(r) of the Disclosure Schedules, (A) to the Knowledge of the Companies, none of the Companies is delinquent in payments to any employees for any wages, salaries, commissions, bonuses or other direct compensation for any services performed by them through the Closing Date or amounts required to be reimbursed to such employees; (B) there is no unfair labor practice complaint against any of the Companies pending or, to the Knowledge of the Companies, threatened before the National Labor Relations Board or any other Governmental or Regulatory Authority; (C) there is no labor strike, material dispute, slowdown or stoppage actually pending or, to the Knowledge of the Companies, threatened against any of the Companies, (D) there has been no charge of discrimination filed or, to the Knowledge of the Companies, threat of a charge of discrimination against any of the Companies with the Equal Opportunity Commission or similar Governmental or Regulatory Authority; and (E) there is no active, pending administrative or judicial proceeding under the Fair Labor Standards Act, the Family and Medical Leave

Act, OSHA, the National Labor Relations Act or any other federal, state or local Law (including common law) relating to employees of the Business.
     (iii) None of the Companies is a party to or otherwise bound by any collective bargaining Contract with a labor union or labor organization, nor is any such Contract presently being negotiated. To the Knowledge of the Companies, within the past two years, there has not been a representation question respecting any of the employees of the Companies and, to the Knowledge of the Companies, there are no campaigns being conducted to solicit cards from employees of the Companies to authorize representation by any labor organization.
     (iv) Each of the Companies has complied, in all material respects, with all laws relating to the employment of labor, including, but not limited to, all Laws relating to wages, hours, commissions, classifying individuals as employees and independent contractors, the Immigration and Nationality Act, as amended, the Immigration Reform and Control Act of 1986, as amended, the Worker Adjustment and Retraining Notification Act and any similar state or local “mass layoff” or “plant closing” Law.
     (v) To the Knowledge of the Companies, no executive, management or other key employee of any of the Companies and no group of employees acting in concert has any plans to terminate employment with the Companies upon closing of the Contemplated Transactions.
     (s) Suppliers and Customers.
     (i) Customers. On or prior to the date hereof, Sellers have delivered to Purchaser a true, complete and correct list of the top twenty (20) customers of the Companies, taken as a whole, by dollar purchase volume (measured by the gross amount invoiced to the customer) that purchased products from Companies during the twelve (12) months ended October 31, 2010 (such customers being hereinafter the “Top Twenty Customers”). None of the Top Twenty Customers has notified any of the Companies in writing that it has cancelled or otherwise terminated its relationship with such Company or materially decreased its usage or purchase of the products of such Company, nor has any such top customer indicated in writing to any Company its intention to do any of the foregoing. To the Knowledge of the Companies following the consummation of the Contemplated Transactions, none of the Top Twenty Customers is reasonably likely to stop or materially decrease the rate of purchasing of materials products or services from the Companies, except that Purchaser acknowledges and agrees that certain customers’ orders materially vary year to year depending on construction projects.
     (ii) Suppliers. On or prior to the date hereof, Sellers have delivered to Purchaser a true, complete and correct list of the top twenty (20) suppliers to the Companies, taken as a whole, by dollar purchase volume (measured by the amount paid by the Companies to such supplier) during the twelve (12) months ended October 31, 2010 (such suppliers being hereinafter the “Top Twenty

Suppliers”). None of the Top Twenty Suppliers has notified any of the Companies, in writing that it has cancelled or otherwise terminated its relationship with such Company or materially decreased its supply of Goods to such Company. To the Knowledge of the Companies, following the consummation of the Contemplated Transactions, none of the Top Twenty Suppliers is reasonably likely to stop or materially decrease the rate of supplying materials to the Companies.
     (t) Inventory.
     (i) The inventory of the Companies, net of applicable reserves, (A) was acquired or produced in the ordinary course of business, (B) except as disclosed by Sellers to Purchaser on or prior to the date hereof, is in the physical possession of the Companies or in transit to or from a customer or supplier of the Companies and (C) is good and merchantable and is of a quality and quantity presently useable and salable in the ordinary course of business, consistent with historical practice.
     (ii) Except as disclosed by Sellers to Purchaser on or prior to the date hereof, the value at which the inventory is carried on the books of the Companies reflects the lower of cost (on a weighted average basis) or estimated net realizable market value, and is based on quantities determined by physical count, in accordance with GAAP applied on a basis consistent with the Financial Statements. The Companies are not under any obligation with respect to return of Inventory in the possession of suppliers, distributors, customers, resellers or agents.
     (u) Accounts Receivable. Except as set forth in Section 5.1(u) of the Disclosure Schedules, the amount of all trade accounts receivable, unbilled invoices and other debts due or recorded in the respective records and books of account of the Companies as being due to the Companies has arisen from bona fide transactions entered into in the Ordinary Course of Business, less the amount of any provision or reserve therefor made in the respective records and books of account of such Companies, which reserves have been established in accordance with GAAP and consistent with the Company’s historical practices. Except as set forth in Section 5.1(u) of the Disclosure Schedules, to the Knowledge of the Companies, none of such accounts receivable or other debts is subject to any counterclaim or set-off except to the extent of any such provision or reserve.
     (v) Insurance.
     (i) Section 5.1(v) of the Disclosure Schedules contains a list and brief description of each (A) insurance policy issued to the Companies as a “named insured” or otherwise providing insurance to the Companies as an insured party or additional insured party, that was in effect at any time within the past two years (such insurance policies being hereinafter the “Insurance Policies”), and (B) self-

insurance program, retrospective premium program or captive insurance program in which the Companies have participated at any time during the past two years.
     (ii) Except as set forth in Section 5.1(v)(ii) of the Disclosure Schedules, each of the Insurance Policies is in full force and effect and no written notice of cancellation, non-renewal, termination, premium increase or change in coverage has been received with respect to the Insurance Policies. With respect to each of the Insurance Policies: (A) to the Knowledge of the Companies, no other party to the Insurance Policies is in breach of or default under any provisions of the Insurance Policies (including, without limitation, with respect to the payment of premiums or the giving of notices), and (B) no party to the Insurance Policies has repudiated any provision thereof. Except as set forth in Section 5.1(v)(ii) of the Disclosure Schedules, during the two (2) year period ending on the Closing Date, none of the Companies has received any notice of any premium audit from any company issuing any of the Insurance Policies and each of the Companies has complied in all material respects with the provisions of the Insurance Policies. All premiums and other amounts due under the terms of the Insurance Policies have been paid. Except as set forth in Section 5.1(v)(ii) of the Disclosure Schedules, no change in ownership provisions or endorsements exist within any of the Insurance Policies. To the Knowledge of the Companies, the Financial Statements contain appropriate reserves in accordance with GAAP and consistent with the Companies’ past practices for any claims that are self-insured, under-insured and/or fall within any deductibles under any of the Insurance Policies. Except as set forth in Section 5.1(v)(ii) of the Disclosure Schedules, to the Knowledge of the Companies, with respect to events or occurrences that take place prior to the Closing Date, the Purchaser and the Companies will continue to have, after the Closing Date, full access to all coverages afforded under any occurrence based Insurance Policies, to the extent the Companies are covered under any such Insurance Policies. The amount and type of insurance currently maintained under the Insurance Policies is customary and reasonable in scope and amount for the Business as currently conducted.
     (w) Warranties and Product Liability Claims. Except as set forth in Section 5(w) of the Disclosure Schedules, as contained in the standard terms and conditions of sale of the Companies or as implied or imposed by applicable Law, none of the Companies has, during the three (3) year period ending on the date hereof and the Closing Date, given any warranty or made any representation with respect to the Products or services supplied, manufactured or sold by it. Except as set forth in Section 5.1(w) of the Disclosure Schedules, none of the Products manufactured, designed or sold by any of the Companies has been recalled and, to the Knowledge of the Companies, no investigation of any of the Products manufactured, designed or sold is proceeding and no recall of any of the Products of the Companies has been threatened. To the Knowledge of the Companies, no Company has any material Liability (not otherwise fully covered by insurance) arising out of any injury to individuals or property as a result of the ownership, possession, or use of any Product.

     (x) Certain Payments. None of the Sellers and none of the officers, or directors, agents or employees of the Companies has directly or indirectly made any contribution, gift, bribe, rebate, payoff, influence payment, kickback or other payment to any person, private or public, regardless of form, whether in money, property or services: (i) to obtain favorable treatment in securing business; (ii) to pay for favorable treatment for business secured; (iii) to pay for special concessions or for special concessions already obtained, for or in respect to the Business; or (iv) in violation of any Law.
     (y) Related Party Transactions. Section 5.1(y) of the Disclosure Schedules contains a list of all agreements or arrangements currently existing between: (i) any of the Sellers or any of their respective Affiliates on the one hand and any of the Companies on the other hand; and (ii) any agreements or arrangements (other than any Employee Benefit Plans) between any of the Companies on the one hand and any officers or directors of any of the Companies or any Affiliates of any officers or directors of any of the Companies on the other hand.
     (z) Bank Accounts, Lockboxes and Powers of Attorney. Prior to the date hereof, the Companies have delivered to the Purchaser, a true, correct and complete list of each bank account maintained by each of the Companies together with a true, correct and complete list of each bank or other financial institution at which any lock box for the collection of accounts receivable of any of the Companies is maintained together with the identity of all Persons authorized to withdraw any funds contained in such accounts or lockboxes. Except as set forth in Section 5.1(z)of the Disclosure Schedules, there are no outstanding powers of attorney which have been executed by any of the Companies.
     (aa) Systems. Except for individual personal computers and associated printers provided to employees of the Business, cellular phones, PDAs and shrinkwrap software, Section 5.1(aa) of the Disclosure Schedules identifies all information technology systems and all computer hardware and telephone systems which are owned or leased by any of the Companies in connection with the conduct of the Business (collectively the “Systems”). All the Systems, in all material respects, are sufficient for the current needs of each of the Companies including, but not limited to, capacity and ability to process current data volumes in a timely manner. Except as set forth in Section 5.1(aa) of the Disclosure Schedules, all Systems, other than software licensed from third parties, which are used in the Business are owned and operated by and under the control of the Companies and are not wholly or partly dependent on any facilities which are not under the ownership or control of the Companies.
     (bb) No Material Common Owners, Directors, Officers; Acquisition of Old Brown.
     (i) Except for those individuals identified on the list provided to Purchaser by Sellers on or prior to the date hereof, none of the Sellers nor any of their respective owners, officers, directors or Affiliates has or had any direct or indirect equity interest or ownership in, or was an officer or director of, Old Brown.
     (ii) No equity owner or holder of an interest in Altus Capital Partners, Inc. held any ownership interest, either directly or indirectly, in Old Brown.
     (iii) Except for those individuals identified on the list provided to Purchaser by Sellers on or prior to the date hereof, no officers of Holdings presently own, either directly or indirectly, any shares of Common Stock, Preferred Stock or Options.
     (iv) The purchase by the Company of Old Brown’s assets was accomplished through an arms-length auction process conducted by the investment banking firm of Lincoln International on behalf of Old Brown’s secured lender to maximize the value of the Old Brown business. As a result of the Company’s bid in that auction process, it was selected by Old Brown’s secured lender to acquire the assets of Old Brown.
     (v) Except as disclosed to Purchaser on or prior to the date hereof, to the Knowledge of Sellers, none of the officers of Holdings received from Old Brown any sale bonus, escrow bonus or any other direct or indirect transfer of assets from Old Brown which was attributable to or contingent upon the closing of the sale of the Antares Agreement.
     (cc) Completeness of Disclosure. To the Knowledge of Sellers, no representation, warranty or statement by the Sellers in this Agreement or in any Disclosure Schedules, certificate, statement, document or instrument furnished or to be furnished to Purchaser pursuant to this Agreement contains or will contain any untrue statement of material fact or omits or will omit to state any material fact required to be stated herein or therein or necessary to make any statement herein or therein not materially misleading.
     (dd) EXCEPT AS EXPRESSLY SET FORTH IN THIS SECTION 5.1, SELLERS MAKE NO REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, IN RESPECT OF THE COMPANIES, THE PURCHASED SHARES OR THE OPERATIONS OF THE COMPANIES, INCLUDING WITH RESPECT TO CONDITION, MERCHANTABILITY, USAGE, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE, OR ANY FINANCIAL PROJECTIONS OR FORECASTS, AND ALL SUCH OTHER REPRESENTATIONS AND WARRANTIES ARE HEREBY EXPRESSLY DISCLAIMED.
     5.2 Representations and Warranties of Purchaser. Purchaser represents and warrants to Sellers that:
     (a) Organization and Existence. Purchaser is a Delaware corporation, duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, with full power and authority to own, lease, and operate its business and properties as conducted by it and to carry on its business as and where such properties and assets are now owned or leased and such business is now conducted.
     (b) Authority and Approval. Purchaser has the power to enter into this Agreement and the Related Agreement to which it is a party and to perform its obligations thereunder. The execution, delivery and performance by Purchaser of this Agreement and the Related Agreement to which it is a party (when so executed and delivered) and the consummation by Purchaser of the transactions contemplated herein and therein, have been duly authorized by all required action on its part. This Agreement and the Related Agreement have been duly executed and delivered by Purchaser (to the extent it is a party thereto). This Agreement and the Related Agreement to which Purchaser is a party are (assuming due execution and delivery by Sellers), the valid and binding obligations of Purchaser, enforceable against Purchaser in accordance with their respective terms.
     (c) No Conflict. The execution and delivery by Purchaser of this Agreement and the Related Agreement to which it is a party (when so executed and delivered), and Purchaser’s compliance with the terms and conditions hereof and thereof, and the consummation by Purchaser of the transactions contemplated hereby and thereby, do not and will not (i) violate Purchaser’s Organizational Documents, (ii) violate any provision of, or require any consent, authorization, or approval under, any Law or any Order applicable to Purchaser, (iii) violate, result in a breach of, constitute a default under (whether with or without notice or the lapse of time or both), accelerate or permit the acceleration of the performance required by, or require any consent, authorization, or approval under, any material contract to which Purchaser is a party or by which Purchaser is bound or to which any of its assets or property is subject, or (iv) result in the creation of any Lien upon the assets or property of Purchaser.
     (d) Governmental Approvals and Filing. Other than the filing of a Notification and Report Form under the HSR Act, no consent, authorization, approval or action of, filing with, notice to, or exemption from any Governmental or Regulatory Authority on the part of Purchaser is required in connection with the execution, delivery and performance of this Agreement or any Related Agreements to which Purchaser is a party or the consummation of the transactions contemplated hereby or thereby.
     (e) Sufficient Funds. Purchaser has available and on the Closing Date will have available, in cash or pursuant to existing credit arrangements, sufficient funds to consummate all of the Contemplated Transactions
     (f) Brokers. No broker, finder or investment banker is entitled to any brokerage commission, finder’s fee or similar payment in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Purchaser.

ARTICLE 6
INDEMNIFICATION
6.1 Indemnification by Sellers and Purchaser.
     (a) Indemnification by Sellers. Subject to the terms and conditions of this Agreement, following the Closing, Sellers will severally, in accordance with their Percentage Interests, indemnify and hold harmless Purchaser, its Affiliates and its successors and permitted assigns (collectively, the “Purchaser Indemnified Parties”) against and in respect of any Damages actually incurred by any Purchaser Indemnified Party as a direct result of any of the following:
          (i) the breach of any representation or warranty of such Seller in this Agreement or in any Related Agreement;
          (ii) the breach of any covenant or agreement of such Seller in this Agreement;
          (iii) any Liability of the Companies for any amount drawn, after the Closing Date, by a beneficiary under any Letter of Credit; provided that any such drawn amount(s) shall relate to activities pursuant to which the Companies derived income prior to Closing;
          (iv) any Liabilities for any Taxes due or payable by the Companies with respect any periods ending on or prior to the Closing Date, and all Liabilities which may arise as a result of the Carve-out Transfer of Brown China and the operation of Brown China prior to Closing;
          (v) any Liabilities of the Companies for any Taxes due and payable or arising in connection with any payments made to the Option Holders other than Taxes due and payable in connection with the payments made to the Option Holders on the Closing Date;
          (vi) any Liabilities of the Companies for any Taxes payable by Old Brown as a result of the Antares Agreement, but only to the extent that such Liabilities have not been recovered from Antares as contemplated by Section 6.2(f);
          (vii) any Liabilities of the Companies arising out of the failure to pay any Closing Date Debt of any of the Companies to their Affiliates, the failure to pay any other amounts of the Closing Date Debt and/or the failure to pay any Company Transaction Expenses;
          (viii) as to Purchaser Remediation Costs, Sellers shall be required to indemnify and hold harmless the Purchaser Indemnified Parties only to the extent of Required Remediation including reasonable attorneys’ fees and actual out-of-pocket expenses reasonably incurred as a result of Required Remediation; and

          (ix) any Liabilities relating solely from the Companies’ breach of any license agreements set forth on that certain list of license agreements provided by Sellers to Purchaser on or prior to the date hereof.
Further, each Seller will, for himself, herself or itself, indemnify and hold harmless the Purchaser Indemnified Parties against and in respect of any Damages actually incurred by any Purchaser Indemnified Party as a direct result of the breach of any representation or warranty of such Seller in Sections 5.1(b) or 5.1(c)(i) of this Agreement. Notwithstanding any other provision in this Section 6.1(a), Altus Capital Partners SBIC, L.P. and Altus-D.S. Brown Co-Invest, LLC hereby agree to be jointly liable for the obligations of the other pursuant to this Section 6.1(a), provided that they shall not be jointly liable for the obligations of any other Seller(s).
     (b) Indemnification by Purchaser. Subject to the terms and conditions of this Agreement, following the Closing, Purchaser will indemnify and hold harmless Sellers their respective Affiliates, heirs, personal representatives, successors and permitted assigns (collectively, the “Seller Indemnified Parties”) against and in respect of any Damages actually incurred by any Seller Indemnified Party as a direct result of any of the following:
          (i) the breach of any representation or warranty of Purchaser in this Agreement or in any Related Agreement;
          (ii) the breach of any covenant or agreement of Purchaser in this Agreement or in any Related Agreement; or
          (iii) the ownership of the Companies or the operation of the Business after the Effective Time.
6.2 Indemnification Procedures.
     (a) If a claim for Damages (a “Claim”) is made by a party entitled to indemnification hereunder (the “Indemnified Party”) against the party from whom indemnification is claimed (the “Indemnifying Party”), the Indemnified Party will give notice (a “Claim Notice”) to the Indemnifying Party as soon as practicable after the Indemnified Party becomes aware of any fact, condition or event which may give rise to Damages for which indemnification may be sought under this Article 6.
     (b) If any Person commences any Proceeding with respect to any matter as to which any of the Purchaser Indemnified Parties intends to seek indemnification under Section 6.1(a), or with respect to any matter as to which any of the Seller Indemnified Parties intends to seek indemnification under Section 6.1(b), the Indemnified Party will promptly notify the Indemnifying Party of the existence of such Claim or the commencement of such action or proceeding (and in any event within ten (10) Business Days after the service of any summons or citation). The failure of any Indemnified Party to give timely notice hereunder will not affect rights to indemnification hereunder, except to the extent that the resolution of such Claim is prejudiced by the Indemnified Person’s failure to give such timely notice.

Notwithstanding the foregoing, a Claim Notice that relates to a representation, warranty, covenant or agreement that is subject to the survival period set forth in Section 6.3 must be made within such survival period. A Claim Notice must describe in reasonable detail the nature of the Claim, including an estimate of the amount of Damages that have been incurred by the Indemnified Party attributable to such Claim (to the extent reasonably ascertainable at such time), the basis of the Indemnified Party’s request for indemnification under this Agreement, the Section of this Agreement under which the violation or breach is claimed and all information in the Indemnified Party’s possession relating to such Claim.
     (c) At its election, the Indemnifying Party may elect to assume and control the defense of any Claim with counsel selected by the Indemnifying Party and reasonably satisfactory to Indemnified Party. If the Indemnifying Party assumes such defense, the Indemnified Party shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Indemnifying Party, it being understood that the Indemnifying Party shall control such defense. Notwithstanding the foregoing, the Indemnified Party shall be entitled to participate in any such defense with counsel of its own choice at the reasonable expense of the Indemnifying Party if the Indemnified Party shall have reasonably concluded based on written advice of counsel that a conflict of interests exists between the Indemnified Party and the Indemnifying Party which makes representation of both parties inappropriate under applicable standards of professional conduct. The Indemnified Party will cooperate with the Indemnifying Party in any defense and make available to the Indemnifying Party all witnesses, records, materials and information in the Indemnified Party’s possession or under the Indemnified Party’s control relating thereto as is reasonably requested by the Indemnifying Party and which does not result in the loss of the attorney-client privilege or disclosure of attorney work product. If Purchaser is the Indemnified Party, Purchaser shall also have the right to assume and control the defense of any Claim or litigation if a settlement or adverse judgment with respect to the Claim or litigation is reasonably likely to have a Business Material Adverse Effect.
     (d) If the Indemnifying Party fails to assume the defense of any Claim pursuant to Section 6.2(c), the Indemnified Party will have the right, but not the obligation, to undertake the defense of such Claim at the reasonable expense of the Indemnifying Party. If the Indemnified Party assumes the defense of such Claim, (i) the Indemnifying Party will no longer have the right to control such defense; (ii) the Indemnified Party will control the defense of the Claim actively and diligently; and (iii) the Indemnifying Party will reasonably cooperate with the Indemnified Party in such defense and make available to the Indemnified Party all such witnesses, records, materials and information in the Indemnifying Party’s possession or under the Indemnifying Party’s control relating thereto, during normal business hours and upon reasonable notice, as is reasonably requested by the Indemnified Party and which does not result in the loss of the attorney-client privilege or disclosure of attorney work product.

     (e) Any party conducting the defense of a Claim will keep the other party advised as to the current status and progress thereof. The Indemnified Party will not make any offer of settlement with respect to any Claim if the Indemnifying Party has undertaken the defense of such Claim. If the Indemnifying Party has not undertaken the defense of such Claim, the Indemnified Party agrees not to make any offer of settlement with respect to such Claim without first having provided twenty (20) days’ advance written notice thereof to the Indemnifying Party and having obtained the written approval of the Indemnifying Party which approval will not be unreasonably conditioned, delayed or withheld. In the event the Indemnifying Party undertakes the defense of any such Claim, action, or proceeding, no compromise or settlement of such Claims may be effected by the Indemnifying Party without the Indemnified Party’s consent, which consent will not be unreasonably conditioned, delayed or withheld unless (i) there is no finding or admission of any material violation of Laws, (ii) the sole relief provided is monetary damages that are paid in full by the Indemnifying Party; and (iii) such compromise or settlement is not reasonably likely to have a Business Material Adverse Effect.
     (f) Notwithstanding the provisions of (c),(d) and (e) above, the Purchaser covenants and agrees that it will actively pursue to the best of its ability all legal theories, claims and rights and first fully exhaust all of its rights and remedies to the point of either a settlement acceptable to Purchaser and Sellers’ Representative or a final non-appealable determination of a court of competent jurisdiction against Antares pursuant to the terms of that certain Sale Agreement Pursuant to Article 9 of the Uniform Commercial Code, dated August 25, 2008 and made by and among D.S.B. Operating Corp. as Buyer and Antares Capital Corporation as Agent for the Lender under the Credit Agreement (such agreement being hereinafter the “Antares Agreement”), including, but not limited to, Liabilities for any Taxes in any way related to Old Brown, whether imposed on any of the Companies on any theory of transferee liability, fraudulent transfer, alter ego or other theory of Liability, prior to Sellers having any obligation whatsoever to indemnify Purchaser Indemnified Parties for any such Liabilities pursuant to the terms of this Agreement. Sellers will not be obligated to indemnify, defend or hold Purchaser harmless should Purchaser fail to strictly comply with the terms and procedures for indemnification under the Antares Agreement and should Purchaser or Sellers be materially prejudiced thereby. Prior to settlement of any claim for any Taxes with Antares pursuant to the Antares Agreement, Purchaser shall seek and obtain Sellers’ Representative’s consent, which consent will not be unreasonably conditioned, delayed or withheld.
     6.3 Survival. The representations and warranties of the Sellers shall survive the Closing for the following periods of time: (a) the representations and warranties contained in Section 5.1(a) (“Organization and Existence”), Section 5.1(b) (“Authority and Approval”) and in Section 5.1(n) (“Taxes”) shall survive for a period equal to the relevant statute of limitations; (b) Section 5.1(l) (“Environmental”) shall survive for a period of thirty-six (36) months; and (c) all other representations and warranties contained in this Agreement will survive the Closing for a period of twenty-four (24) months. Sellers indemnification obligations, if any, for Taxes related to Old Brown, will survive until July 15, 2013. In addition to the foregoing, any Claims arising from any fraudulent act or fraudulent omission will survive the Closing for a period equal to the relevant statute of limitations. Upon expiration of the applicable survival period for the representations and warranties as provided for above, the representations and warranties whose survival period has expired (which expiration shall be deemed to occur on the first day following the last day of the applicable survival period) shall terminate, be void, and of no further force or effect.
     6.4 Limitations. The rights to indemnification of Purchaser under this Agreement are subject to the following limitations:
     (a) Cap. The aggregate amount which all of the Purchaser Indemnified Parties will be entitled to receive for all Claims for indemnification under this Agreement is limited to Nine Million and Six Hundred Thousand Dollars ($9.6 million) (the “Cap”); provided, however, Claims arising under Section 5.1(a) Organization and Existence Section 5.1(b) Authority and Approval, 5.1(h) Title, 5.1(n) Taxes or 6.1(a)(iii), (iv), (v), and (vii) shall not be limited to the Cap, but in all events shall be limited to the Purchase Price.
     (b) Basket. The Purchaser Indemnified Parties will not be entitled to assert any Claim for indemnification pursuant to this Agreement unless the total monetary value of all Damages with respect to all such matters exceeds Five Hundred Thousand Dollars ($500,000), and then only for the amount by which the monetary value of such Damages exceeds Five Hundred Thousand Dollars ($500,000) (the “Basket”); provided, however, (i) Claims arising under Section 5.1(b), 5.1(h), 5.1(n) or 6.1(a)(ii), (iii), (iv), (v), (vi),(vii) and (ix) shall not be subjected to the Basket and (ii) Claims for indemnification for Purchaser Remediation Costs pursuant to this Agreement shall not be subject to the Basket, but the Purchaser Indemnified Parties, on the one hand, and the Sellers, severally in accordance with their Percentage Interests, collectively, on the other hand, in the aggregate, will share equally on a dollar for dollar basis with each bearing fifty percent (50%) of each dollar of the first Three Hundred Thousand Dollars ($300,000) of Purchaser Remediation Costs, if any. The Purchaser and the Sellers will share in such Purchaser Remediation Costs as and when incurred and any claim from the Indemnification Escrow Account shall reflect solely the portion of such Purchaser Remediation Costs payable by the Sellers in accordance with this provision. For example, if total Purchaser Remediation Costs are Three Hundred Fifty Thousand Dollars ($350,000), the Purchaser will be responsible for $150,000 of such Purchase Remediation Costs and the Sellers will severally be responsible for the remaining Two Hundred Thousand Dollars ($200,000) of such Purchaser Remediation Costs in accordance with their Percentage Interests.
     (c) Set-Offs. The amount of each Claim recoverable from an Indemnifying Party hereunder will be reduced by an amount equal to all indemnification payments or other recoveries that the Indemnified Person is entitled to receive from a third party, including an insurance company, in connection with the matter underlying the Claim for such Damages. Additionally, Sellers indemnification obligations for any Liabilities for Taxes in any way related to Old Brown shall be offset and mitigated dollar-for-dollar by any recovery, net of reasonable costs and expenses, obtained by Purchaser pursuant to Antares’s indemnification obligations under the terms of the Antares Agreement.
     (d) Indemnification Net of Tax Benefits. The amount of any indemnity provided in Section 6.1(a), other than any indemnity with respect to Claims which are not subjected to the Basket or the Cap shall be reduced (but not below zero) by the amount of any actual net reduction in cash payments for Taxes realized by the Purchaser Indemnified Parties as a result of the Damages giving rise to such indemnity claim. If the indemnity amount is paid prior to the Purchaser Indemnified Parties realizing any actual reduction in cash payments for Taxes in connection with the Damages giving rise to such payment, and the Purchaser Indemnified Parties subsequently realize such actual reduction in cash payments for Taxes, then the Purchaser Indemnified Parties shall pay the amount of such actual reduction in cash payments for Taxes (but not in excess of the indemnification payment or payments actually received with respect to such Damages) to the Sellers and the Option Holders. For purposes of the preceding two sentences, the Purchaser Indemnified Parties shall be deemed to have realized a reduction in cash payments for Taxes with respect to a Taxable year if, and to the extent that, the Purchaser Indemnified Parties’ cumulative liability for Taxes from the Closing Date through the end of such Taxable year, calculated by excluding any Tax items attributable to the Damages from all Taxable years, exceeds Purchaser Indemnified Parties’ actual cumulative liability for Taxes through the end of the Taxable year, calculated by taking into account any Tax items attributable to the amount of Damages for all Taxable years (treating such Tax items as the last items claimed for any Taxable year).
     (e) Notwithstanding anything to the contrary contained in this Agreement, there shall be no right to indemnification under this Agreement (i) to the extent the Damages comprising a claim (or a part thereof) with respect to such matter has been taken into account in the determination of the Closing Working Capital pursuant to Section 3.4 hereof or (ii) if the Damages arise from any liability for Taxes, to the extent such liability is attributable to a Purchaser Tax Act or is, or can be, reduced by any net operating or capital loss carryforward or carryback of the Companies arising in a Pre-Closing Tax Return and Purchaser is not required to make any payment with respect to such liability for Taxes.
     (f) Notwithstanding anything to the contrary contained in this Agreement, the Purchaser shall not be entitled to indemnification for Claims under Section 5.1(k) of this Agreement until the total monetary value of all Damages with respect to all such Claims under Section 5.1(k) exceeds Ten Thousand Dollars ($10,000), and then, after the total monetary value of all Claims under Section 5.1(k) exceeds Ten Thousand Dollars ($10,000), only for the amount by which the monetary value of such Damages exceeds Ten Thousand dollars ($10,000).
     6.5 Exclusive Remedy; Purchaser’s Knowledge.
     (a) Except as set forth herein, from and after the Closing, the indemnification obligations set forth in Section 6.1 are the sole and exclusive remedy of the Indemnified

Parties (i) for any breaches of any of the representations or warranties in this Agreement or of any covenant or agreement in this Agreement or (ii) otherwise with respect to this Agreement, the Companies, the Purchased Shares and the transactions contemplated by this Agreement and matters arising out of, relating to or resulting from the subject matter of this Agreement, whether based on statute, contract, tort, property or otherwise, and whether or not arising from the relevant party’s sole, joint or concurrent negligence, strict liability or other fault; provided, however, that nothing in this Section 6.5 shall limit the remedies of the Indemnified Parties for (i) fraudulent acts or omissions, or intentional misconduct, or (ii) as provided for in Section 8.1(c).
     (b) Except for potential violations of Environmental Laws as to which the Purchaser is not aware as a result of not fully completing its due diligence investigation, based upon Purchaser’s in-depth diligence of the Companies, Purchaser is not aware of any representation, warranty or statement made by the Sellers in this Agreement or in any Disclosure Schedules, certificate, statement, document or instrument furnished or to be furnished to Purchaser pursuant to this Agreement that contains any untrue statement of material fact or omits to state any material fact required to be stated herein or therein or necessary to make any statement herein or therein not materially misleading.
     6.6 Limitations on Damages. Notwithstanding anything to the contrary contained in this Agreement, in no event is Purchaser liable to Seller Indemnified Parties, and in no event are Sellers liable to any Purchaser Indemnified Parties, for incidental, special, indirect or punitive damages, including decline in market capitalization, damages to reputation, increased cost of capital or borrowing for any reason with respect to any matter arising out of, relating to or resulting from this Agreement, whether based on statute, contract, tort, property or otherwise, and whether or not arising from the relevant party’s sole, joint or concurrent negligence, strict liability or other fault unless such incidental, special, indirect or punitive damages are awarded to third parties.
     6.7 Method and Treatment of Indemnification Payments. For all purposes hereunder, all indemnification payments made pursuant to Article 6 of this Agreement will be paid first from the proceeds of the Indemnification Escrow Deposit and will be treated collectively as an adjustment to the Purchase Price.
     6.8 Materiality. Each of the representations and warranties that contain any “Material Adverse Effect,” “in all material respects” or other materiality (or correlative meaning) qualifications shall be deemed to include such qualifiers for purposes of determining whether or not there is a breach of such representation or warranty and shall be deemed to exclude such qualifiers for purposes of calculating Damages under this Article 6.
     6.9 Mitigation and Limitation of Claims. Notwithstanding anything to the contrary contained herein, an Indemnified Party shall take all reasonable steps to mitigate all Damages and the like relating to a Claim, including availing itself of any defenses, limitations, rights of contribution, and other rights at law or equity, and shall provide such evidence and documentation of the nature and extent of such Claim as may be reasonably requested by the Indemnifying Party. An Indemnified Party’s reasonable steps shall include the reasonable expenditure of money to mitigate or otherwise reduce or eliminate any Damages for which indemnification would otherwise be due under this Article 6.
     6.10 Purchaser’s Remediation Work.
     (a) Promptly following the Closing, Purchaser will engage a nationally recognized environmental consultant with experience dealing with the Ohio Environmental Protection Agency’s Voluntary Action Program (the “VAP”) and who is identified on a list of remediation contractors agreed upon by Purchaser and Sellers’ Representative and delivered to such parties on or prior to the date hereof (“Approved Remediation Contractors”) to perform, at Purchaser’s sole cost and expense, a Phase II investigation of the Real Property located in North Baltimore, Ohio (the “North Baltimore Real Property”) (such investigation being hereinafter the “Phase II”). As used herein, any Approved Remediation Contractor selected by Purchaser will be referred to as “Purchaser’s Approved Remediation Contractor” and any Approved Remediation Contractor selected by Sellers’ Representative will be referred to herein as “Sellers’ Approved Remediation Contractor”. In the event, in Purchaser’s opinion, that the results of the Phase II conducted by Purchaser’s Approved Remediation Contractor conclude that there are Hazardous Materials at the North Baltimore Real Property in excess of levels permitted under Environmental Law, Purchaser shall promptly solicit a detailed written cost proposal from Purchaser’s Approved Remediation Contractor for the scope and proposed cleanup and remediation of such Hazardous Materials to Required Remediation levels which are permitted under Environmental Law (the cost contained in any such proposal received by Purchaser being hereinafter the “Purchaser’s Initial Estimated Remediation Cost”). Purchaser shall provide to Sellers’ Representative a copy of the Phase II, a copy of Purchaser’s Phase I Environmental Assessment, dated February 2011 (the “Phase I”), and, if applicable, a copy of Purchaser’s Initial Estimated Remediation Cost and a description of the proposed work and reasons for such proposal within ten (10) Business Days of receipt of any such documents other than Phase I which will be dated as of an earlier date. Purchaser will consent to Purchaser’s Approved Remediation Contractor discussing the results of its Phase I and Phase II with Sellers’ Representative or any Sellers’ Approved Remediation Contractor from the aforementioned list.
     (b) If, in Purchaser’s opinion, the Phase II concludes that there are Hazardous Materials at the North Baltimore Real Property in excess of levels permitted under Environmental Law, Sellers’ Representative shall have a period of sixty (60) days following the receipt of the Purchaser’s Initial Estimated Remediation Cost to deliver to Purchaser a detailed written proposal from Sellers’ Approved Remediation Contractor for the scope and cost of the Required Remediation (“Sellers’ Initial Estimated Remediation Cost”). As part of preparing Sellers’ Initial Estimated Remediation Cost, Sellers may engage Sellers’ Approved Remediation Contractor, at Sellers’ sole cost and expense, to perform a Phase II investigation of some or all of the areas of the North Baltimore Real Property tested by Purchaser’s Approved Remediation Contractor (“Sellers’ Phase II”). For the avoidance of doubt, any testing performed by the Sellers’ Approved Remediation Contractor shall be for the purpose of verification of the results of the Phase II and as a result should only be performed in substantially the same locations within the North Baltimore Real Property as were tested in connection with the Phase II. Within three (3) Business Days of Purchaser’s receipt from Sellers’ Approved Remediation Contractor of a written plan detailing proposed sampling locations and sampling activities, Purchaser shall grant Sellers’ Approved Remediation Contractor access to the North Baltimore Real Property for purposes of conducting Sellers’ Phase II. If applicable, Sellers shall provide to Purchaser a copy of Sellers’ Phase II within ten (10) Business Days of Sellers’ Representative’s receipt of such document.
     (c) In the event that Sellers’ Representative fails to deliver to Purchaser a Sellers’ Initial Estimated Remediation Cost within sixty (60) days following the receipt by Sellers’ Representative of the Purchaser’s Initial Estimated Remediation Cost, the initial cost of the Purchaser to perform the Required Remediation described in the Purchaser’s Initial Estimated Remediation Cost shall be deemed to be the amount specified in Purchaser’s Initial Estimated Remediation Cost and such amount, subject to the provisions of Section 6.4(b) and the following sentence and, if applicable, to the following paragraph, shall, for purposes of determining the amount of the Indemnification Escrow Deposit which may be held by the Escrow Agent pending completion of the Required Remediation shall, for purposes of this Agreement, be referred to as the “Purchaser Remediation Costs”. In the event that the Sellers’ Representative delivers a Sellers’ Initial Estimated Remediation Cost to the Purchaser within sixty (60) days following the receipt by Sellers’ Representative of the Purchaser’s Initial Estimated Remediation Cost, the “Purchaser Remediation Costs” shall, subject to the provisions of the following paragraph, if applicable, be equal to the lower of Purchaser’s Initial Estimated Remediation Cost and the Sellers’ Initial Estimated Remediation Cost.
     (d) Promptly following the determination of the amount of the Purchaser Remediation Costs as provided in the preceding paragraph, the Purchaser shall, subject to the restrictions set forth in the definition of Required Remediation, take any action which may be necessary or required to cleanup the Hazardous Materials which are located at the North Baltimore Real Property, including, but not limited to, the engagement of the lowest cost Approved Remediation Contractor as between Purchaser’s Approved Remediation Contractor and Seller’s Approved Remediation Contractor (hereinafter, the “Selected Approved Remediation Contractor”) to perform all work and other actions required to perform the Required Remediation under the so-called “classic track” of the VAP, including, but not limited to, the performance of additional borings to determine and delineate the extent of any contamination discovered, the performance of laboratory testing and analysis of soil and water samples for contamination, the excavation and removal of contaminated soil, the construction of permanent or temporary monitoring wells, the communication with any applicable Governmental or Regulatory Authority regarding the Required Remediation, and the filing of any plans or documents with any Governmental or Regulatory Authority, including submitting a no further action letter to the Ohio Environmental Protection Agency (the “Ohio EPA”) for review and approval and causing the Ohio EPA to issue a covenant not to sue. In addition, Purchaser

Remediation Costs will include reasonable attorney fees and actual out-of-pocket expenses reasonably incurred as a result of Required Remediation. In the event that, during the performance of the Required Remediation, additional contamination is discovered which was not anticipated by the Purchaser Remediation Cost furnished by the Selected Approved Remediation Contractor, Purchaser and Sellers’ Representative shall promptly seek a detailed written cost proposal from the Selected Approved Remediation Contractor with respect to the additional cost to cleanup such additional contamination, if cleanup is required pursuant to the definition of Required Remediation, and shall promptly, but in no event later than ten (10) Business Days following the receipt by either Purchaser or Sellers’ Representative, as the case may be, of any such additional proposal, deliver a copy of the same to Sellers’ Representative or Purchaser, as the case may be (the cost contained in any such proposal received being hereinafter the “Initial Supplemental Estimated Remediation Cost”). Either Sellers’ Representative or Purchaser shall have a period of thirty (30) days following the receipt of the Initial Supplemental Estimated Remediation Cost to deliver to the other a detailed written proposal of scope and cost for any additional work from the Approved Remediation Contractor who was not initially selected to prepare the Initial Supplemental Estimated Remediation Cost (the cost, if any, contained in any such proposal received by the party furnishing it being hereinafter the “Alternative Supplemental Estimated Remediation Cost”). In the event that, the either the Sellers’ Representative or the Purchaser, as the case may be fails to deliver an Alternative Supplemental Estimated Remediation Cost within thirty (30) days following the receipt of the Initial Supplemental Estimated Remediation Cost, the Purchaser Remediation Costs shall be deemed to be increased by the amount specified in Initial Supplemental Estimated Remediation Cost. In the event that either the Sellers’ Representative or the Purchaser delivers an Alternative Supplemental Estimated Remediation Cost within thirty (30) days following the receipt of the Initial Supplemental Estimated Remediation Cost, the amount of the increase in the Purchaser Remediation Costs shall be the lower of the Initial Supplemental Estimated Remediation Cost and the Alternative Supplemental Estimated Remediation Cost. There shall be no limit on the number of times that the amount of the Purchaser Remediation Costs is increased through the operation of this paragraph; provided that the Purchaser Remediation Costs shall not be increased pursuant to this paragraph if no additional cleanup of Hazardous Materials is required pursuant to the definition of Required Remediation. If the costs of any part of the Required Remediation are increased due to an act of God or an act or omission (after the Closing) by a Person other than any Seller or an agent, representative or contractor of any Seller, Sellers shall not be responsible for any such increase.
     (e) Purchaser and Sellers acknowledge that petroleum in its naturally occurring form is present beneath and adjacent to the North Baltimore Real Property (“Petroleum”). Should the removal of Petroleum be part of the Required Remediation, Purchaser may seek a buyer for the Petroleum. To the extent Purchaser, at any time, sells the Petroleum removed as part of any Required Remediation, Purchaser Remediation Costs payable by Sellers shall be reduced or refunded by the amount of money Purchaser receives for the Petroleum.

     (f) Subject to the cost sharing specified in Section 6.4(b), Purchaser shall submit all invoices received from any such environmental contractor, or consultant in connection with performance of the Required Remediation to Sellers’ Representative and the Escrow Agent and, if Sellers’ Representative does not object in a writing provided to Purchaser and the Escrow Agent, the Escrow Agent shall promptly, but in no event later than ten (10) Business Days following receipt by the Escrow Agent of any such invoices, pay to the Purchaser the amount reflected on any such invoice. The fact that a portion of the Indemnification Escrow Deposit is to be withheld from distribution to Sellers to reflect any unpaid portion of the Purchaser Remediation Costs shall not be deemed to limit the obligation of Sellers to indemnify the Purchaser for all costs and expenses incurred by Purchaser to perform the Required Remediation and Sellers hereby acknowledge their several obligation in accordance with their Percentage Interests to indemnify Purchaser for all such costs and expenses; provided that, in no event shall the aggregate amount which the Sellers are obligated to indemnify the Purchaser for with respect to all Claims for indemnification under this Agreement, including costs and expenses incurred by Purchaser to perform the Required Remediation, exceed the Cap. Subject to the foregoing, if and to the extent that the amount of the costs and expenses incurred by the Purchaser to perform the Required Remediation exceed the amount contained in the Indemnification Escrow Account, if Sellers’ Representative does not object in a writing provided to Purchaser and the Escrow Agent, the Sellers shall promptly, but in no event later than ten (10) Business Days following delivery of any invoices for such services to Sellers’ Representative, pay to Purchaser their respective Percentage Interests in the amount of such invoices, subject to the aggregate limit of the Cap.
ARTICLE 7
TAX MATTERS
     7.1 Straddle Period. In the case of any Tax Return with respect to a Taxable period that includes (but does not end on) the Closing Date (a “Straddle Period”) of a member of the Company Group, Purchaser will, to the extent permitted by Law, elect to treat the Closing as the last day of the taxable year or period and will apportion any Taxes arising out of or relating to a Straddle Period to the Pre-Closing Tax Period and the Post-Closing Tax Period under the “closing-the-books” method as described in Treasury Regulation Section 1.1502-76(b)(2)(i) (or any similar provision of state, local or foreign law); provided, however, that any Closing Date Tax Benefits will be apportioned to the Pre-Closing Tax Period. In any case where applicable Law does not permit a member of the Company Group to treat the Closing as the last day of the taxable year or period, any Taxes arising out of or relating to a Straddle Period will be apportioned to the Pre-Closing Tax Period and the Post-Closing Tax Period based on a closing of the books; provided, however, that (i) exemptions, allowances or deductions that are calculated on an annualized basis (including depreciation, amortization and depletion deductions) will be apportioned on a daily pro rata basis, and (ii) real and personal property Taxes and any other Tax that is not based on or measured by income, gross receipts, sales, use or payroll shall be allocated on a per diem basis; provided, however, that any Closing Date Tax Benefits will be apportioned solely to the Pre-Closing Tax Period.

     7.2 Tax Returns. Sellers shall prepare or cause to be prepared and file all Pre-Closing Tax Period Tax Returns of each member of the Company Group which are to be filed after the Closing Date, including, all Straddle Period Tax Returns of each member of the Company Group. The Purchasers shall provide an authorization to Seller’s to allow Sellers to execute such Pre-Closing Tax Period Tax Returns on behalf of the Company Group. Such Tax Returns shall be prepared in a manner consistent with the past practices and customs of the Company Group except to the extent any such practice or custom is clearly not permitted by applicable Law. Sellers shall use their Best Efforts to prepare and file the federal and state income Tax Returns for the taxable year of the Company Group that ends on the Closing Date (the “Pre-Closing Stub Returns”) within seventy-five (75) days of the Closing Date. Sellers shall deliver the Straddle Period Tax Returns to Purchaser at least thirty (30) days prior to the proposed filing date of such Tax Returns, for review and comment. Sellers shall make any changes requested by the Purchaser that are reasonable, in accordance with applicable Law and consistent with Sellers past practices in the preparation of its Straddle Period Tax Returns. Sellers shall not file the Straddle Period Tax Returns without the consent of Purchaser, which consent shall not be unreasonably withheld; provided, that it shall not be unreasonable to withhold consent to the filing of any Tax Return that does not comply with this Section 7.2. In the event that Sellers’ Representative refuses to make a change to the Straddle Period Tax Return requested by Purchaser and in the event that, within ten (10) days following receipt by Sellers’ Representative of written notice from Purchaser that Purchaser is disputing the refusal of Sellers’ Representative to make any such change to the Straddle Period Tax Return, the determination of whether or not the change should be made to the Straddle Period Tax Return shall be referred to the Referee whose determination shall be conclusive and binding on the parties. The fees and expenses of the Referee shall be allocated among the Purchaser and the Sellers in the same manner as provided for in Section 3.6 hereof. Within ten (10) days prior to the due date of a Straddle Period Tax Return, the Purchaser shall pay the Sellers’ Representative the amount of Taxes attributable to the Post Closing Tax Period shown to be due on such Tax Returns prepared in accordance with this Section 7.2 and consented to by the Purchaser in accordance with this Section 7. In addition, Sellers’ Representative will provide Purchaser with copies of all other pre-Closing Date Tax Returns that have not been filed as of the Closing Date in advance of filing such Tax Returns.
     7.3 Amendment to Tax Returns. Without the prior written consent of the Sellers’ Representative, which consent shall not be unreasonably withheld, conditioned or delayed, none of Purchaser or any member of the Company Group shall amend, refile or otherwise modify any Tax Return of any member of the Company Group for a Pre-Closing Tax Period or Straddle Period Tax Return, or waive any limitations period with respect to such Tax Returns, if such amendment, refiling or modification would (a) result in an increase in Taxes for any Pre-Closing Tax Period for which the Sellers would be liable hereunder, (b) create an obligation of Sellers to indemnify Purchasers under this Agreement or (c) would reduce the amount of any refunds for the Closing Date Tax Benefit or the tax refunds contemplated by the last sentence of Section 7.4.
     7.4 Tax Refunds and Benefits Refunds.
(a) Refunds
     (i) Purchaser is a C corporation that will include Holdings and Brown or any Affiliate of Purchaser in its Federal consolidated Tax group (“Purchaser

Group”) on the first day following the Closing Date. Purchaser and Sellers acknowledge and agree that Holdings and Brown shall end their consolidated Tax year at the Closing Date and Sellers shall file for a refund of Taxes paid by the Company Group for the period prior to the Closing.
     (ii) All “Applicable Tax Refunds” received after Closing by the Purchaser Group shall solely be for the account of the Sellers and the Option Holders as described in this Section. An “Applicable Tax Refund” is a refund of Tax received by the Purchaser Group after the Closing that is attributable to Closing Date Tax Benefits recognized after the Closing.
     (iii) The Purchaser Group shall direct all Governmental or Regulatory Authorities to pay any and all such Applicable Tax Refunds directly via SWIFT or wire transfer to a segregated, interest bearing account with a federally insured banking institution with branches in Illinois acceptable to Sellers’ Representative solely designated for the purpose of providing the Sellers and the Option Holders with the Applicable Tax Refunds (the “Tax Refund Account”), which shall be a subaccount of the Escrow Account.
     (iv) The Purchaser Group shall keep all assets in such Tax Refund Account unencumbered from any third party and shall not assign, sell, pledge, transfer or otherwise encumber Sellers’ and Option Holders’ interest in the Applicable Tax Refunds or the Tax Refund Account to any party other than the Sellers and the Option Holders. Purchaser Group covenants to the Sellers and the Option Holders that the Tax Refund Account will only be used for the collection and disbursement of any Applicable Tax Refunds for the benefit of the Sellers and the Option Holders and for no other purpose. The Purchaser Group will: (a) notify the Sellers’ Representative immediately upon notice that a Governmental or Regulatory Authority has deposited funds in the Tax Refund Account, and (b) provide the Sellers’ Representative with monthly statements from the Tax Refund Account within five Business Days of receipt from the banking institution.
     (v) To the extent any Governmental or Regulatory Authorities do not pay any Applicable Tax Refunds via SWIFT or wire transfer directly to the Tax Refund Account, but instead pay such Applicable Tax Refunds via check or other means directly to any member of the Purchaser Group, then the Purchaser Group shall immediately endorse and delivery such check to the Sellers’ Representative.
     (b) Tax Benefits.
     (i) To the extent the Purchaser Group recognizes any reduction in Tax liability arising from the Closing Date Tax Benefits at any time, the Purchaser Group shall pay to the Sellers’ Representative for the benefit of the Sellers and Option Holders an amount of cash equal to the reduction in Taxes owed within five (5) Business Days after the Purchaser Group files any Tax Return after the Closing. The amount that the Purchaser Group shall pay under this subsection shall be determined on a “with and without” basis considering the Closing Date Tax Benefits.
     (ii) The Purchaser Group will indemnify, defend and hold the Sellers and the Option Holders harmless from any breach of the provisions of this Section 7.4 by any member of the Purchaser Group. The Purchaser Group agrees that should the Sellers or the Option Holders find it necessary to take any action to enforce their rights pursuant to the provisions of this Section 7.4, then the Purchaser Group shall within five (5) Business Days of Sellers’ Representatives written request, reimburse Sellers and the Option Holders, as applicable, for all fees, costs and expenses (including attorneys fees and fees of accountants and other professionals retained by Sellers or the Option Holders) in connection with enforcement of the rights pursuant to this Section 7.4, which rights shall be cumulative and in addition to any other rights or remedies to which the Sellers or the Option Holders may be entitled hereunder or under applicable Law. All calculations necessary to compute the amount of a cash benefit or additional Closing Date Tax Benefits under this Section 7.4 shall be done on a with and without basis similar to that done in Section 6.4(d).
     7.5 No Code Section 338 Election. Purchaser shall not make, or cause to be made, any election under Section 338 of the Code with respect to the transactions contemplated by this Agreement.
     7.6 Cooperation on Tax Matters. Purchaser, the Company Group and Sellers will cooperate fully, as and to the extent reasonably requested by the other party, in connection with any Tax matters relating to the Company Group (including by the provision of reasonably relevant records or information). The party requesting such cooperation will pay the reasonable out-of-pocket expenses of the other party. Such cooperation will include without limitation:
     (i) assisting the other party in preparing any Tax Returns including requests for Tax refunds which such other party is responsible for preparing and filing, such assistance to include reasonable access by the Sellers’ Representative to Tim Hack for such purposes;
     (ii) cooperating fully in preparing for any audits of, or disputes with Governmental or Regulatory Authorities regarding, any Tax Returns of the Companies or Taxes due by the Companies, it being acknowledged and agreed that Sellers’ Representative shall be granted the right to dispute any Taxes which may be the subject of indemnification obligations of the Sellers;
     (iii) making available to the other and to any Governmental or Regulatory Authority as reasonably requested all information, records and documents relating to Taxes of the Companies;
     (iv) providing timely notice to the other in writing of any pending or threatened Tax audits or assessments relating to Taxes of the Companies for taxable periods for which the other may have any liability; and

     (v) furnishing the other with copies of all correspondence received from any Governmental or Regulatory Authority in connection with any Tax audit or information request with respect to any such taxable period.
     7.7 Treatment of Payments. Any payments made under this Section 7 or under the indemnification provisions of Section 6 shall be treated as either an increase or decrease in Base Purchase Price.
ARTICLE 8
CERTAIN COVENANTS
     8.1 Non-Compete; Non-Solicitation.
     (a) Altus Capital Partners SBIC, L.P. and Altus-D.S. Brown Co-Invest, LLC (collectively, the “Restricted Parties”) agree that for a period of two (2) years from the Closing Date (the “Restriction Period”), neither the Restricted Parties nor any of their respective Affiliates over which they have control will, directly or indirectly, without the prior written consent of Purchaser:
     (i) engage or participate or have any ownership or other financial interest in (except for owning not more than five percent (5%) of the outstanding securities of any class of securities of a publicly traded company), or in any way assist (as an employee, agent, consultant, investor, partner, shareholder or otherwise) a Competing Business anywhere in the world; or
     (ii) divert, solicit or attempt to divert, or assist or encourage any Person in diverting, soliciting or attempting to divert, to or for any Competing Business, any customer or supplier of Purchaser related to the Business; or
     (b) The Restricted Parties agree that for a period of three (3) years from the Closing Date neither the Restricted Parties nor any of their respective Affiliates over which they have control, will directly or indirectly, without the prior consent of Purchaser, solicit (other than by means of general advertisement) or hire any of Kirk L. Feuerbach, Gerald A. Wetzel, Timothy L. Hack, Tom Lewis or Mark Kaczinski to become an employee or consultant of any of the Restricted Parties for employment or consultation in connection with a Competing Business.
For purposes of this Section 8.1, all references to Purchaser shall be deemed to include any and all subsidiaries of Purchaser. A notice by any Restricted Party of any job listing or opening, or similar general publication of a job search or availability shall not be construed as a violation or breach of this Section 8.1.
     (c) Each Restricted Party, on behalf of himself, herself or itself, agrees and acknowledges that the duration and scope of the non-solicitation/no-hire, and other provisions described in this Section 8.1 are fair, reasonable and necessary in order to protect the legitimate interests of Purchaser, and that adequate consideration has been received by such Restricted Party for such obligations. If, however, for any reason any court determines that the restrictions in this Section 8.1 are not reasonable or that such consideration is inadequate, such restrictions shall be interpreted, modified or rewritten to include as much of the duration, scope and geographic area identified in this Section 8.1 as will render such restrictions valid and enforceable.
     (d) Each Restricted Party, on behalf of himself, herself or itself, acknowledges that any breach of the provisions contained in this Section 8.1 may result in serious and irreparable injury to Purchaser. Therefore, notwithstanding Section 6.5, Restricted Parties acknowledge and agree that only in the event of a breach of this Section 8.1 by any Restricted Party, Purchaser shall be entitled, in addition to any other remedy at Law or in equity to which Purchaser may be entitled, to a grant by a court of competent jurisdiction of equitable relief against such Restricted Party, including, without limitation, an injunction to restrain such Restricted Party from such breach and to compel compliance with the obligations of Restricted Party hereunder in protecting or enforcing Purchaser’s rights and remedies.
     8.2 Restricted Use of Confidential Information.
     (a) Non-Disclosure and Non-Use of Confidential Information. Each Receiving Party acknowledges the confidential and proprietary nature of the Confidential Information of the Disclosing Party and agrees that such Confidential Information (i) will be kept confidential by the Receiving Party; (ii) will be used by it, its Affiliates and Representatives only for the purposes of evaluating and consummating the transactions contemplated by this Agreement; and (iii) without limiting the foregoing, will not be disclosed by the Receiving Party to any Person, except in each case as otherwise expressly permitted by the terms of this Agreement or with the prior written consent of an authorized Representative of the Disclosing Party. Each Receiving Party will disclose the Confidential Information of the Disclosing Party only to its Representatives who require such material for the purpose of evaluating or advising with respect to the transactions contemplated by this Agreement and are informed by the Receiving Party of its obligations under this Section 8.2 with respect to such information. Each Receiving Party will enforce the terms of this Section 8.2 as to its respective Representatives and be responsible and liable for any breach of the provisions of this Section 8.2 by it or its Representatives.
     (b) From and after the Closing, the provisions of Section 8.2(a) will not apply to or restrict in any manner Purchaser’s use of any Confidential Information that is a Company asset or liability.
     (c) Section 8.2(a) does not apply to Confidential Information that (i) was, is or becomes generally available to the public other than as a result of a breach of this Section 8.2 or any applicable confidentiality agreement by the Receiving Party or its Representatives; (ii) was or is developed by the Receiving Party independently of and without reference to any Confidential Information of the Disclosing Party; or (iii) was, is or becomes available to the Receiving Party on a nonconfidential basis from a third party not bound by a confidentiality agreement with the Disclosing Party or any legal, fiduciary or other obligation to the Disclosing Party restricting such disclosure.

Sellers will not disclose any Confidential Information of the Companies acquired prior to Closing relating to any of the Companies in reliance on the exceptions in clauses (ii) or (iii) above.
     (d) If a Receiving Party is required by applicable Law, stock exchange requirement or regulation to make any disclosure that is prohibited or otherwise constrained by this Section 8.2, that Receiving Party will provide the Disclosing Party with prompt notice of such compulsion or request (unless prevented by applicable Law) so that it may seek an appropriate protective order or other appropriate remedy or waive compliance with the provisions of this Section 8.2. In the absence of a protective order or other remedy, the Receiving Party may disclose that portion (and only that portion) of the Confidential Information of the Disclosing Party that, based upon advice of the Receiving Party’s counsel, the Receiving Party is legally compelled to disclose; provided, however, that the Receiving Party will use reasonable efforts to obtain reliable assurance that confidential treatment will be accorded by any Person to whom any Confidential Information is so disclosed. The provisions of this Section 8.2(d) do not apply to any legal proceedings between the parties to this Agreement.
     8.3 Conduct of Business by the Companies Pending the Closing.
     (a) From the Execution Date through the Effective Time, the Companies shall: (i) conduct their business in the Ordinary Course of Business and in compliance in all material respects with all applicable Laws; (ii) use reasonable best efforts to preserve intact their respective business organizations and goodwill, keep available the services of their respective present officers, employees and independent contractors, and preserve the goodwill and business relationships with customers, suppliers, licensors, licensees and others having business relationships with them, in each case such that the Business and its operations, organization shall be unimpaired in all material respects on the Closing Date; (iii) make no capital expenditure in excess of One Hundred Thousand Dollars ($100,000) without prior notification to Purchaser; (iv) preserve the present business relationships which it has with its vendors, customers, suppliers and other Persons having business relationships with any of the Companies. Notwithstanding the foregoing, as soon as possible but not later than three (3) months after the execution of this Agreement (“Carve-out Date”), the Sellers and the Companies (prior to the Closing Date) and the Purchaser and the Companies (on and after the Closing Date) shall take, and shall procure Kirk Feuerbach, or such other individual as may be reasonably acceptable to Sellers’ Representative, in the capacity of the legal representative of Brown China to take, such action as may be required to terminate the status of Brown China as a subsidiary or Affiliate of the Companies as of the Carve-out Date, by means of transferring all of the equity interests in Brown China to a designee of the Sellers (“Carve-out Transfer”). From the date hereof, the sole activities to be conducted in connection with Brown China will be to spinoff and liquidate the business. The Sellers’ Representative and its counsel shall prepare the documents necessary for the Carve-out Transfer and shall provide copies of all such documents to the Purchaser in advance of execution or filing for the Purchaser’s review. Sellers shall reimburse

Purchaser up to Seven Thousand Five Hundred and no/100th Dollars ($7,500.00) for its legal fees in connection with the review of such documents.
     (b) Except as otherwise contemplated by this Agreement, (x) in connection with the Carve-out Transfer of Brown China, (y) as required by applicable Law, or (z) with the advance written approval of the Purchaser, during the period beginning on the date hereof and continuing through to the Closing Date, the Sellers shall take such action as may be necessary to cause each of the Companies not to: (i) declare, set aside, make or pay any dividend or other distribution in stock or property of any member of the Company Group; (ii) split, combine or reclassify any shares of capital stock of any of the Companies; (iii) redeem or otherwise acquire (directly or indirectly) any shares of capital stock of any of the Companies; (iv) transfer, issue, sell, deliver, pledge or otherwise dispose of any shares of capital stock or other equity interests in any of the Companies; (v) grant any options, warrants, calls or other rights to purchase or otherwise acquire any capital stock or other equity interests of any of the Companies; (vi) directly or indirectly acquire, by merger, consolidation or purchase, all or a substantial equity interest in any Person or all or substantially all the assets of any Person; (vii) except in the Ordinary Course of Business, sell, lease, license or otherwise dispose of or subject to any Lien (other than Permitted Liens), any material property or assets of any of the Companies other than pursuant to Contracts entered into prior to the date hereof; (viii) make any loans, advances or capital contributions to or investments in any Person; (ix) enter into, terminate or amend any Material Contract other than in the Ordinary Course of Business: (x) except as required by Law or any existing Employee Benefit Plan, adopt, enter into, amend in any material respect, alter in any material respect or terminate any Employee Benefit Plan or any collective bargaining agreement; (xi) make any change in any of its present accounting methods and practices, except as required by changes in GAAP or applicable Law, or make or change any Tax election, adopt or change any Tax accounting method, file any amended Tax Return, enter into any closing agreement with respect to Taxes, settle any Tax Claim or assessment, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax Claim or assessment or take any other action, or omit to take any other action relating to the filing of any Tax Return or the payment of any Tax, if such election, change, amendment, agreement, settlement, surrender, consent or other action or omission would have the effect of increasing the Tax liability of the Purchaser, any of its Affiliates or any of the Companies for any period ending after the Closing Date or decreasing any Tax attribute of the Purchaser or any of its Affiliates or any of the Companies existing as of the Closing Date; (xii) amend or authorize any amendment to any of the Organizational Documents of any of the Companies; (xiii) effect or agree to effect any merger, acquisition, recapitalization, reclassification, consolidation, liquidation, bankruptcy or other reorganization with respect to any of the Companies; (xiv) cancel or terminate any Insurance Policies or allow the coverage under any Insurance Policies to lapse, unless, in the case of any Insurance Policies as to which no claims have been made, simultaneously with such termination, cancellation or lapse, replacement policies have been procured and are in full force and effect providing coverage equal to or greater than coverage under the canceled, terminated or lapsed Insurance Policies for substantially similar premiums and with insurance companies having substantially the same or better AM Best rating as the AM Best rating of the insurance companies whose Insurance Policies have been terminated, cancelled or allowed to lapse; (xv) except as set forth on Section 8.3 (xv) of the Disclosure Schedules, abandon or fail to maintain any material Intellectual Property or license, assign, sell, encumber or otherwise transfer or dispose of any Intellectual Property; (xvi) sell, lease, license, encumber or dispose of any Owned Real Property or modify, amend or terminate any leases of any Leased Real Property; (xvii) settle or compromise any Proceeding or commence any proceeding; (xviii) delay or postpone the payment of any accounts payable or other Liabilities or accelerate the collection of its accounts receivables or otherwise manage its working capital other than in the Ordinary Course of Business; (xix) issue any note, bond, other debt security or create, incur, assume or guarantee any Debt other than in the Ordinary Course of Business; or (xx) agree or commit to do any of the foregoing.
     8.4 Announcement. Neither Sellers nor Purchaser will issue any press release or otherwise make any public statement with respect to this Agreement and the transactions contemplated hereby without the prior written consent of the other (which consent will not be unreasonably withheld), except as may be required by applicable Law. Notwithstanding anything in this Section 8.3 to the contrary, Sellers and Purchaser may mutually agree to issue a press release and/or make public statements (together or independently) regarding this Agreement and the transactions contemplated hereby upon Closing and will, to the extent practicable, consult with each other before issuing, and provide each other a reasonable prior opportunity to review and comment upon, any such press release or other public statements whether or not required by applicable Law.
     8.5 Access to Information. Between the date of this Agreement and the Closing Date and upon reasonable advance notice from Purchaser, Sellers will, and will cause the Companies to, afford Purchaser reasonable access during normal business hours to the Companies’ personnel, properties, Contracts, books and records and other financial, operating and other data and information as Purchaser may reasonably request. The foregoing covenant will not require Sellers or the Companies to provide Purchaser with access to any personnel, properties, Contracts, books and records or other financial, operating or other data and information (a) that Sellers believe in good faith may be subject to any contractual confidentiality obligation, (b) that may be covered by any attorney-client, work product or similar legal privilege or (c) that permit Purchaser to conduct any Phase II or other invasive environmental testing procedures, including conducting soil, ground water, air emissions or other testing relating to any of the Real Property.
     8.6 Consents.
     (a) Sellers and the Companies shall use commercially reasonable efforts to obtain all Consents needed to consummate the transactions contemplated by this Agreement or that are listed in Section 5.1(c) of the Disclosure Schedules; provided, however, that Sellers and the Companies shall not offer or pay any consideration, or make any agreement or understanding affecting the Business or the assets, properties or Liabilities of the Companies, in order to obtain any such third Person consents, approvals or waivers, except with the prior written consent of Purchaser.

     (b) The Companies and Purchaser shall file the notification report, and all other documents to be filed in connection therewith, required by the HSR Act and the notification rules promulgated thereunder with the United States Federal Trade Commission and the United States Department of Justice, as well as any other filings required under the Antitrust Laws of any other jurisdiction, as soon as practicable following the date hereof, but in any event within two Business Days following the date hereof with respect to filings required under the HSR Act (the date on which such filing is made, the “Original Filing Date”) and ten Business Days for any filings required under any other Antitrust Law. Purchaser shall pay directly to the applicable Government Antitrust Entity the applicable filing fee required in connection with any HSR notification or other antitrust filing required in connection with this Agreement. The Companies and Purchaser shall respond promptly to any request for information that may be issued by any Government Antitrust Entity. Subject to the terms and conditions herein, Purchaser and the Companies shall use commercially reasonable efforts to cause the waiting periods under the HSR Act and the Antitrust Laws of any other jurisdiction, as applicable, to terminate or expire at the earliest possible date after the Original Filing Date (it being understood that this provision is not intended to require any party to seek early termination of the HSR Act waiting period or any other applicable waiting period). For purposes of this Agreement, “Antitrust Laws” shall mean the HSR Act and any other federal, state or foreign statutes, rules, regulations, orders or decrees that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade. Without limiting the generality of the undertakings of the Companies pursuant to this Section 8.5(b), the Companies shall, in each case with the consent of Purchaser:
     (i) use their commercially reasonable efforts to prevent the entry in a Proceeding brought under any Antitrust Law by a Governmental or Regulatory Authority with jurisdiction over the enforcement of any applicable Antitrust Laws (“Government Antitrust Entity”) or any other party of any permanent or preliminary injunction or other order that would make consummation the transactions contemplated by this Agreement in accordance with the terms of this Agreement unlawful or that would prevent or delay such consummation; provided that, Purchaser and its counsel shall be responsible for all discussions with any Government Antitrust Entity (after consultation with the Companies and their counsel) to the maximum extent permitted by Law and except as required by any Government Antitrust Entity; and
     (ii) take promptly, in the event that such an injunction or order has been issued in such a Proceeding, any and all steps, including the appeal thereof or the posting of a bond, necessary to vacate, modify or suspend such injunction or order so as to permit such consummation on a schedule as close as possible to that contemplated by this Agreement.
     (c) Subject to applicable Laws and subject to all applicable privileges, including the attorney-client privilege, Purchaser and the Companies will consult and cooperate with one another in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto relating to proceedings under the HSR Act or any other Antitrust Law, and shall promptly inform the other of any oral communication with, and provide copies of written communications with, any Governmental Antitrust Entity regarding any such filings or this transaction.
ARTICLE 9
SELLERS’ REPRESENTATIVE
     9.1 Authorization of the Sellers’ Representative. Sellers hereby appoint, authorize and empower Altus Capital Partners, Inc. (and each successor appointed in accordance with Section 9.5 hereof) to act as the representative, for the benefit of Sellers (the “Sellers’ Representative”), in connection with and to facilitate the consummation of the Contemplated Transactions, and in connection with the performance of the various actions required or permitted to be performed on behalf of Sellers under this Agreement and the Escrow Agreement, for the purposes and with the powers and exclusive authority hereinafter set forth in this Article 9 and in the Escrow Agreement, which shall include the sole and exclusive power and authority:
     (a) To execute and deliver the Escrow Agreement in substantially the forms attached to this Agreement (with such modifications or changes therein as to which the Sellers’ Representative, in its sole discretion, shall have consented) and to agree to such amendments or modifications thereto as the Sellers’ Representative, in its sole discretion, determines to be desirable, provided that Sellers’ Representative will not exercise its discretion to its sole advantage in a manner that is otherwise solely to the detriment of the other Sellers;
     (b) To execute and deliver such amendments, waivers and consents in connection with this Agreement and the Escrow Agreement, and the consummation of the transactions contemplated hereunder and thereunder as the Sellers’ Representative, in its sole discretion, may deem necessary or desirable (provided, however, that any such amendment, waiver or consent the effect of which is to treat any Seller(s) differently than the other Sellers shall require such Seller(s) prior written consent, provided further, that in no event will any indemnity obligation of a Seller hereunder be increased without the written consent of such Seller nor will the Sellers’ Representative exercise its sole discretion to its sole advantage in a manner that is otherwise solely to the detriment of the other Sellers;
     (c) To collect and receive all moneys payable to Sellers pursuant to the terms of this Agreement and the Escrow Agreement, including, without limitation, the Closing Payment, and the Indemnification Escrow Deposit in the Indemnification Escrow Account, the Working Capital Escrow Deposit in the Working Capital Escrow Account and any Closing Date Tax Benefits in the Tax Refund Account (collectively, the “Escrow Accounts”) and, subject to this Agreement and the Escrow Agreement and subject to the withholding and retention provisions hereinafter set forth in this Article 9, to disburse and pay the same to each Seller to the extent of and in accordance with their respective Percentage Interests;
     (d) As the Sellers’ Representative, to enforce and protect the rights and interests of Sellers and to enforce and protect the rights and interests of the Sellers’ Representative arising out of or under or in any manner relating to this Agreement and the Escrow Agreement, and each other agreement, document, instrument or certificate referred to herein or therein or the transactions provided for herein or therein (including, without limitation, in connection with any and all claims for indemnification brought by any indemnifying party under Article 6 hereof) and, in connection therewith, to (i) assert any claim or institute any action, proceeding or investigation in the name of the Sellers’ Representative or, if the Sellers’ Representative so elects, in the names of one or more of Sellers; (ii) investigate, defend, contest or litigate any claim, action, proceeding or investigation against the Sellers’ Representative and/or any of the Sellers, and receive process on behalf of any or all Sellers in any such claim, action, proceeding or investigation and compromise or settle on such terms as the Sellers’ Representative shall determine to be appropriate, and give receipts, releases and discharges with respect to, any such claim, action, proceeding or investigation; (iii) file any proofs of debt, claims and petitions as the Sellers’ Representative may deem advisable or necessary; (iv) to settle or compromise any claims asserted under this Agreement or the Escrow Agreement and (v) file and prosecute appeals from any decision, judgment or award rendered in any such action, proceeding or investigation in the name of the Sellers’ Representative or, if the Sellers’ Representative so elects, in the names of one or more of the Sellers, it being understood that the Sellers’ Representative shall not have any obligation to take any such actions, and shall not have any liability for any failure to take any such actions;
     (e) To enforce payment of the Closing Payment and amounts due to Sellers from the Escrow Accounts and any other amounts payable to Sellers, in each case on behalf of Sellers and each of them to the extent of each of their respective Percentage Interests therein, in the name of the Sellers’ Representative or, if the Sellers’ Representative so elects, in the names of one or more of the Sellers;
     (f) To cause to be paid out of the Indemnification Escrow Account in accordance with the terms of the Escrow Agreement the full amount of any judgment or judgments and legal interest and costs awarded in favor of any Indemnified Party arising out of the indemnification provisions set forth in Article 6 hereof, or any amounts payable to any such Indemnified Party in respect of any compromise or settlement of any claim for indemnification under such Article 6 agreed to by the Sellers’ Representative in its sole discretion;
     (g) To refrain from enforcing any right of Sellers or any of them and/or of the Sellers’ Representative arising out of or under or in any manner relating to this Agreement, the Escrow Agreement or any other agreement, instrument or document in connection with the foregoing; provided, however, that no such failure to act on the part of the Sellers’ Representative, shall be deemed a waiver of any such right or interest by the Sellers’ Representative unless such waiver is in a writing signed by the Sellers’ Representative; and
     (h) To make, execute, acknowledge and deliver all such other agreements, guarantees, orders, receipts, endorsements, notices, requests, instructions, certificates, stock powers, letters and other writings, and, in general, to do any and all things and to take any and all action that that Sellers’ Representative, in its sole and absolute discretion, may consider necessary or proper or convenient in connection with or to carry out the transactions contemplated by this Agreement and the Escrow Agreement and all other agreements, documents or instruments referred to herein or therein or executed in connection herewith or therewith; provided that Sellers’ Representatives will not exercise its sole and absolute discretion to its sole advantage in a manner that is otherwise solely to the detriment of the other Sellers.
     The grant of authority provided for in this Section 9.1: (i) is coupled with an interest and shall be irrevocable and survive the death, incompetency, bankruptcy or liquidation of any Seller; (ii) subject to the provisions of Section 9.5 below, may be exercised by the Sellers’ Representative either by signing separately as Sellers’ Representative of each of Sellers or, after listing all of the Sellers executing an instrument, by the signature of the Sellers’ Representative acting in such capacity for all of them; and (iii) shall survive the delivery of an assignment by a Seller of the whole or any fraction of its interest hereunder, including his, her or its Percentage Interest. Purchaser shall have the right to rely upon all actions taken or omitted to be taken by the Sellers’ Representative pursuant to this Agreement and the Escrow Agreement, all of which actions or omissions shall be legally binding upon the Sellers. Following receipt of written notice by Sellers Representative, it will provide Sellers with notice of any material claim, investigation or proceeding against Sellers.
     9.2 Payments of Expenses; Holdbacks.
     (a) The Sellers’ Representative shall withhold and retain from the Closing Payment, and shall have the right to withhold and retain from the funds distributed by the Escrow Agent to the Sellers’ Representative from the Escrow Accounts, ratably in accordance with each Seller’s Percentage Interest, Two Hundred Fifty Thousand Dollars ($250,000.00) to pay all known expenses which are required to be paid or borne by Sellers pursuant to this Agreement and the Escrow Agreement and shall pay all such expenses out of the amount or amounts so withheld. The Sellers’ Representative shall provide to Sellers a breakdown of the expenses for which Sellers are responsible as such expenses are withheld and retained from the Closing Payment. In the event that the amounts so withheld are insufficient to pay all expenses required to be paid or borne by Sellers or incurred for the benefit of Sellers, each Seller, upon written notification from the Sellers’ Representative of any such deficiency, shall promptly deliver to the Sellers’ Representative full payment of its, his or her ratable share of the amount of such deficiency in accordance with such Seller’s Percentage Interest or the Sellers’ Representative, at its election, may deduct from the Expense Account all amounts required to compensate the Sellers’ Representative for such deficiency. Within ninety (90) days after the second (2nd) anniversary of the date on which the funds in the Escrow Accounts have been disbursed in full, the Sellers’

Representative shall disburse to each Seller its, his or her ratable share of the amounts withheld pursuant to this Section 9.2(a), less any amounts expended or committed to be expended and less the amount of any pending disputes or claims.
     (b) In connection with the performance of its obligations hereunder, the Sellers’ Representative shall have the right at any time and from time to time to select and engage, at the cost and expense of Sellers in accordance with their Percentage Interests (to the extent hereinafter set forth), attorneys, accountants, investment bankers, advisors, consultants (including, without limitation, consultants specializing in environmental liability and similar matters), and clerical personnel and obtain such other professional and expert assistance, and maintain such records, as the Sellers’ Representative may deem necessary or desirable and incur other out-of-pocket expenses. In furtherance of the foregoing and to enable the Sellers’ Representative to pay all costs and expenses payable pursuant to this Agreement, the Sellers’ Representative shall be authorized to withhold amounts received for the account of Sellers (including, without limitation, amounts otherwise distributable to Sellers from the Closing Payment and the Escrow Accounts).
     9.3 Percentage Interests, Disbursements.
     (a) All payments to Sellers out of the Purchase Price, the Escrow Accounts and by the Sellers’ Representative hereunder, and all deductions or other setoffs from such payments or other proceeds, shall be allocated among Sellers in accordance with their respective Percentage Interests, which Percentage Interest with respect to each Seller shall at any given time be a percentage equal to (i) a fraction, the numerator of which shall be the aggregate amount of the Purchase Price to which such Seller or Option Holder is entitled under this Agreement at such time and the denominator of which shall be the aggregate amount of the Purchase Price payable to all Sellers and Option Holders hereunder at such time, multiplied by (ii) 100 (the “Percentage Interest”).
     (b) The Purchase Price and the Escrow Accounts shall be distributed by the Sellers’ Representative in accordance with this Agreement to each Seller in accordance with its Percentage Interest (calculated as provided in Section 9.3(a) above), subject, however, to the right of the Sellers’ Representative to deduct and withhold amounts as contemplated by the provisions of this Article 9.
     9.4 Compensation; Exculpation; Indemnity; Security.
     (a) The Sellers’ Representative shall not be entitled to any fee, commission or other compensation for the performance of its services hereunder, but shall be entitled to the payment of all its out-of-pocket expenses incurred as the Representative, and in furtherance of the foregoing, may pay or cause to be paid or reimburse itself for the payment of any and all such out-of-pocket expenses, or may draw advances in respect of anticipated out-of-pocket expenses, from the Purchase Price and funds properly disbursed to the Sellers’ Representative from the Escrow Accounts in accordance with the terms of this Agreement and the Escrow Agreement.

The Sellers’ Representative shall provide to Sellers a breakdown of such out-of-pocket expenses.
     (b) In dealing with this Agreement, the Escrow Agreement and any instruments, agreements or documents relating thereto, and in exercising or failing to exercise all or any of the powers conferred upon the Sellers’ Representative hereunder, (i) the Sellers’ Representative assumes and shall incur no responsibility whatsoever to any Seller by reason of any error in judgment or other act or omission performed or omitted hereunder or in connection with the Escrow Agreement or any such other agreement, instrument or document, excepting only responsibility for any act or failure to act which represents willful misconduct, and (ii) the Sellers’ Representative shall be entitled to rely on the advice of counsel, public accountants or other independent experts experienced in the matter at issue, and any error in judgment or other action or omission of the Sellers’ Representative pursuant to such advice shall in no event subject the Representative to liability to any Seller.
     (c) Each Seller, severally, shall indemnify the Sellers’ Representative against all damages, liabilities, claims, obligations, costs and expenses, including reasonable attorneys’, accountants’ and other experts’ fees and the amount of any judgment against the Sellers’ Representative, of any nature whatsoever, arising out of or in connection with any claim, investigation, challenge, action or proceeding or in connection with any appeal thereof, relating to the acts or omissions of the Sellers’ Representative hereunder, or under the Escrow Agreement or otherwise; provided, however, that the aggregate amount which any Seller may be liable to indemnify the Sellers’ Representative under this Section 9.4(c) shall not exceed the aggregate Purchase Price paid or payable to such Seller hereunder, and the Sellers’ Representative shall be entitled to withhold and retain from amounts otherwise payable to such Seller hereunder any amount required to satisfy such Seller’s indemnification obligations hereunder. The foregoing indemnification shall not be deemed exclusive of any other right to which the Sellers’ Representative may be entitled apart from the provisions hereof. The foregoing indemnification shall not apply in the event of any action or proceeding which finally adjudicates the liability of the Sellers’ Representative hereunder for its willful misconduct. In the event of any indemnification under this Section, the Sellers’ Representative shall notify Sellers as to the payment of any such indemnification amount, and each Seller shall promptly deliver to the Sellers’ Representative full payment of his or her ratable share of the amount of such deficiency, in accordance with such Percentage Interest.
     (d) All of the indemnities, immunities and powers granted to the Sellers’ Representative under this Agreement shall survive the Closing and/or any termination of this Agreement and/or the Escrow Agreement.

     9.5 Successor Representative; Termination of Representative.
     (a) In the event the Sellers’ Representative becomes unwilling to continue in its capacity hereunder, the Sellers’ Representative may resign at any time and be discharged from its duties or obligations hereunder by giving a written resignation to Purchaser and Sellers, specifying the date when such resignation shall take effect; provided, however, that Sellers’ Representative will give not less than thirty (30) days prior written notice of such resignation. In the event of such resignation, Sellers shall elect a replacement Sellers’ Representative to serve as such hereunder, with each Seller having that number of votes equal to the number of Purchased Shares set forth opposite his, her or its name on Section 5.1(a)(iii) of the Disclosure Schedules.
     (b) Upon the later of: (i) the date on which all of the funds in the Escrow Accounts are distributed to Sellers or Purchaser, as applicable, in accordance with the terms hereof and of the Escrow Agreement; and (ii) the date on which all of Sellers’ indemnification obligations under Article 6 shall have expired in accordance with such Section, the Sellers’ Representative shall be entitled to resign at any time upon giving written notice to Purchaser and Sellers not less than ten (10) Business Days prior to such resignation, and upon the effectiveness of such resignation, the provisions of this Article 9, and the corresponding rights and obligations of the Sellers’ Representative under this Agreement, shall expire automatically; provided, however, that such resignation shall not have the effect of releasing the Sellers’ Representative from any obligation under this Agreement existing as of the date of such resignation.
     9.6 No Third Party Rights. Notwithstanding anything contained in this Agreement or elsewhere to the contrary, no Person or Persons other than the Sellers’ Representative (and its successors) shall (i) be entitled to exercise any of the rights or powers of the Sellers’ Representative hereunder or under the Escrow Agreement, (ii) have any right to make a call or demand upon any of the Sellers (including the Sellers’ Representative) to contribute any amounts to cover expenses or otherwise, or (iii) as a result of the provisions of this Article 9 have any claims or rights against any of the Sellers (including the Sellers’ Representative) other than any claims or rights that would exist in any event absent the provisions of this Article 9.
     9.7 No Liability of Purchaser. The Purchaser, the Companies, and the Escrow Agent shall not have any liability to any Seller in connection with any action taken by, or omission of, the Sellers’ Representative pursuant to the terms of this Agreement and the Escrow Agreement (including, without limitation, any failure of the Sellers’ Representative to disburse any funds to the Sellers or any expenses incurred by the Sellers’ Representative by or on behalf of Sellers).
ARTICLE 10
CONDITIONS TO CLOSING
     10.1 Conditions to Purchaser’s Obligation to Close. The obligations of Purchaser to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction,

on or prior to the Closing Date, of each of the following conditions, any of which may be waived by Purchaser in writing:
     (a) Representations, Warranties and Covenants. The representations and warranties made by the Companies and the Sellers in this Agreement and qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, in each case, on the Closing Date with the same force and effect as if this Agreement had been executed on and as of the Closing Date. The Companies and Sellers shall have duly performed all of the agreements and covenants and satisfied all of the conditions to be performed or complied with by them on or prior to the Closing Date (including agreements of Sellers to cause the Companies to take or refrain from taking certain actions).
     (b) Documents. Sellers shall have delivered to Purchaser all of the documents and agreements set forth in Section 4.3(a).
     (c) No Proceedings. Since the date of this Agreement, no Proceeding shall have been commenced or threatened against Purchaser, or against any Representative of Purchaser (a) involving any challenge to, or seeking Damages or other relief in connection with, the transactions contemplated by this Agreement; or (b) that may have the effect of preventing, delaying, making illegal, imposing limitations or conditions on or otherwise interfering with the transactions contemplated by this Agreement. In addition, no Proceeding shall have been commenced against or threatened against any of the Companies, which Proceeding, if successfully prosecuted against any of the Companies, would have a Business Material Adverse Effect.
     (d) No Business Material Adverse Effect. No event that has had, or could reasonably be expected to have a Business Material Adverse effect shall have occurred since the date hereof.
     (e) Seller shall have delivered to Purchaser the Consents, to the extent required by Material Contracts.
     10.2 Conditions to Sellers’ Obligation to Close. The obligations of Sellers to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions, any of which may be waived by Sellers in writing:
     (a) Representations, Warranties and Covenants. The representations and warranties made by Purchaser in this Agreement and qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, on the Closing Date with the same force and effect as if this Agreement had been executed on and as of the Closing Date. Purchaser shall have duly performed all of the agreements and covenants and satisfied all of the conditions to be performed or complied with Purchaser on or prior to the Closing Date.

     (b) Deliveries. Purchaser shall have delivered to Sellers all of the documents and agreements set forth in Section 4.3(b).
     10.3 Conditions to Obligations of Each Party to Close. The respective obligations of each party to this Agreement to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction, on or prior to the Closing Date, of each of the following condition(s), any of which may be waived by Purchaser or Sellers, as applicable, in writing:
     (a) No Legal Impediments to Closing. There shall not be in effect any Order issued by any Governmental or Regulatory Authority preventing the consummation of the transactions contemplated by this Agreement, seeking any Damages as a result of the transactions contemplated by this Agreement, or otherwise affecting the right or ability of Purchaser to own, operate or control the Business, nor shall any Proceeding be pending that seeks any of the foregoing. There shall not be any Law prohibiting Sellers from selling or Purchaser from owning, operating or controlling the Business or that makes this Agreement or the consummation of the transactions contemplated by this Agreement illegal.
     (b) HSR Act. The waiting periods (and any extensions thereof) under the HSR Act and any other filings required under any other applicable Antitrust Law shall have expired or been terminated and all filings required to be made prior to the Closing Date with, and all consents, approvals, permits and authorizations required to be obtained prior to the Closing Date from any Governmental or Regulatory Authority in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement will have been made or obtained (as the case may be).
ARTICLE 11
TERMINATION
     11.1 Circumstances for Termination. At any time prior to the Closing, this Agreement may be terminated by written notice explaining the reason for such termination (without prejudice to other remedies which may be available to the parties under this Agreement, at law or in equity):
     (a) by the mutual written consent of Purchaser and Sellers;
     (b) by either Purchaser or Sellers if (i) the non-terminating party is in material breach of any material provision of this Agreement and such breach shall not have been cured within thirty (30) days of receipt by such party of written notice from the terminating party of such breach; and (ii) the terminating party is not, on the date of termination, in material breach of any material provision of this Agreement;
     (c) by either Purchaser or Sellers if (i) the Closing has not occurred, for any reason, on or prior to April 1, 2011 (the “Outside Closing Date”) unless such Outside Closing Date is delayed by satisfaction of the conditions specified in 10.3(b)

above; and (ii) the terminating party is not, on the date of termination, in material breach of any material provision of this Agreement; and
     (d) by either Purchaser or Sellers if (i) satisfaction of a closing condition of the terminating party in Article 10 is impossible; and (ii) the terminating party is not, on the date of termination, in material breach of any material provision of this Agreement.
     11.2 Effect of Termination. If this Agreement is terminated in accordance with Section 11.1, all obligations of the parties hereunder shall terminate, except for the obligations set forth in Section 8.2, this Article 11 and Article 12; provided, however, that nothing herein shall relieve any party from liability for the breach of any of its representations, warranties, covenants or agreements set forth in this Agreement.
ARTICLE 12
MISCELLANEOUS
     12.1 Governing Law and Jurisdiction. This Agreement will be governed by and be construed in accordance with the Laws of the State of Illinois, without regard however to the conflicts of laws principles thereof.
     (a) The parties agree that, subject to the provisions of Article 6, any Claim relating to this Agreement shall be brought solely in the state and federal courts of the Delaware and all obligations to personal jurisdiction and venue in any action, suit or proceeding so commenced are hereby expressly waived by all parties hereto; provided, however, that, a party may commence any action or proceeding in a court other than as set forth above solely for the purpose of enforcing an order or judgment issued by one of such courts. The parties waive personal service of any and all process on each of them and consent that all such service of process shall be made by certified mail, postage prepaid and return receipt requested to the party and at the address set forth in Section 12.2 of this Agreement, and service so made shall be complete at the time notice is deemed to be given as stated in such section.
     (b) To the extent not prohibited by applicable Law or court rule, each party hereby waives and agrees not to assert, by way of motion, as a defense or otherwise in any such proceeding, any Claim (i) that it is not subject to the jurisdiction of the above-named courts, (ii) that the proceeding is brought in an inconvenient forum, (iii) that it is immune from any legal process with respect to itself or its property, (iv) that the venue of the proceeding is improper or (v) that this Agreement or the subject matter hereof or thereof may not be enforced in or by such courts.
     12.2 Notices. All notices and other communications hereunder will be in writing and will be deemed to have been duly given when delivered in person, sent by facsimile or e-mail with confirmation of transmission by the transmitting equipment, or on the next Business Day when sent by overnight courier or when received or rejected by the addressee when sent by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as will be specified by like notice):

(1)	If to Purchaser to:	Gibraltar Industries, Inc.
3556 Lake Shore Road
P.O. Box 2028
Buffalo, NY 14219-0228
Attn: Henning N. Kornbrekke
Telecopy: (716) 826-1589
e-mail: hkornbrekke@gibraltar1.com

	With a copy to:	Lippes Mathias Wexler Friedman, LLP
665 Main Street, Suite 300
Buffalo, NY 14203
Attn: Paul J. Schulz, Esq.
Telecopy: (716) 853-5199
e-mail: pschulz@lippes.com

(2)	If to Sellers to:	c/o Altus Capital Partners, Inc.
10 Wright Street, Suite 110
Westport, CT 06880
Attention: Russell Greenberg
Telecopy: (203) 429-2010
E-mail: rgreenberg@altuscapitalpartners.com

	With a copy to:	Wildman, Harrold, Allen & Dixon LLP
225 West Wacker Drive, Suite 2800
Chicago, Illinois 60606
Attention: Alan Roth
Telecopy: (312) 416-4709
E-mail: roth@wildman.com
     12.3 Amendments.
          (a) This Agreement may be amended, superseded, canceled, renewed, or extended, and the terms hereof may be waived, only by a written instrument signed by the parties hereto or, in the case of a waiver, by the party against whom the waiver is to be effective. Neither the failure nor any delay by any party in exercising any right, power or privilege under this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by applicable Law (i) no Claim or right arising out of this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the Claim or right unless in writing signed by the other party, (ii) no waiver that may be given by a party will be applicable except in the specific instance for which it is given, and (iii) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement.
          (b) A failure or omission of any party to insist, in any instance, upon strict performance by another party of any term or provision of this Agreement or to exercise any of its rights hereunder will not be deemed a modification of any term or provision hereof or a waiver or relinquishment of the future performance of any such term or provision by such party, nor will such failure or omission constitute a waiver of the right of such party to insist upon future performance by another party of any such term or provision or any other term or provision of this Agreement.
     12.4 Entire Agreement. This Agreement, together with the Disclosure Schedules, all Exhibits and Schedules hereto and the documents, agreements, certificates and instruments referred to herein and therein, constitutes the entire agreement between the parties hereto and with respect to the subject matter hereof and supersedes all prior representations, warranties, agreements, and understandings, oral or written, with respect to such matters and other than any written agreement of the parties that expressly provides that it is not superseded by this Agreement. In the event of any conflict between the Disclosure Schedules, all Exhibits and Schedules hereto and the documents, agreements, certificates and instruments referred to herein and therein, the Ancillary Agreements and this Agreement, the provisions of this Agreement shall control.
     12.5 Headings; Interpretation. The headings in this Agreement are intended solely for convenience of reference and will be given no effect in the construction or interpretation of this Agreement. Unless the context otherwise requires, the singular includes the plural, and the plural includes the singular.
     12.6 No Assignment; Binding Effect. This Agreement is not assignable by any party without the prior written consent of the other party. Notwithstanding the foregoing, (a) either party may assign this Agreement in whole or in part to any of its Affiliates (b) either party may assign this Agreement to its lenders and (c) either party may assign this Agreement to any party acquiring all or substantially all of the assets of the assigning party; provided that, in no event will any such an assignment release the assigning party from its obligations hereunder. This Agreement will be binding upon and will inure to the benefit of the parties hereto and their respective successors and permitted assigns.
     12.7 Invalidity. In the event that any provision of this Agreement is declared to be void or unenforceable, the remainder of this Agreement will not be affected thereby and will remain in full force and effect to the extent feasible in the absence of the void and unenforceable declaration. The parties furthermore agree to execute and deliver such amendatory contractual provisions to accomplish lawfully as nearly as possible the goals and purposes of the provision so held to be void or unenforceable.
     12.8 Counterparts. This Agreement may be executed in multiple counterparts, each of which will be deemed an original but all of which together will constitute one and the same instrument.
     12.9 Incorporation by Reference. The Disclosure Schedules and other Schedules and Exhibits and the documents referenced therein constitute integral parts of this Agreement and are hereby incorporated by reference herein.
     12.10 Disclosure Schedules. The Disclosure Schedules will be arranged in sections corresponding to the numbered and lettered sections of this Agreement; provided that the statements in a section of such Disclosure Schedules will be deemed to be disclosed for any sections of this Agreement or the Disclosure Schedules to the extent that it is reasonably evident from the content of such disclosure that it is applicable to another section of this Agreement or the Disclosure Schedules, as applicable. The disclosure by Sellers of any matter in the Disclosure Schedules will expressly not be deemed to constitute an admission by Sellers or their respective Affiliates or Representatives, or to otherwise imply, that any such matter is material for the purposes of this Agreement.
     12.11 Time of the Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.
     12.12 No Third Party Beneficiaries. Except for Article 6 as provided therein, the terms and provisions of this Agreement are intended solely for the benefit of the parties hereto and their respective successors and permitted assigns, and it is not the intention of the parties hereto to confer third party beneficiary rights upon any other Person.
     12.13 Facsimile or Electronic Signature. Any facsimile or electronically transmitted signature attached hereto will be deemed to be an original and will have the same force and effect as an original signature.
     12.14 Expenses. Except as otherwise expressly provided in this Agreement, whether or not the transactions contemplated hereby are consummated, each party hereto will pay its own costs and expenses incurred in connection with the negotiation, execution and closing of this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby. Notwithstanding the foregoing, Purchasers agree to pay all Transfer Taxes, documentary, sales, use, stamp, registration and other Taxes and conveyance fees, recording charges, escrow fees, title company fees, and other fees and charges incurred in connection with the transaction contemplated by the Agreement when due and agrees to file all necessary Tax Returns and other documentation with respect to such Transfer Taxes.
[Signature Page to Follow]

     IN WITNESS WHEREOF, the parties, intending legally to be bound, have caused this Agreement to be duly executed and delivered as of the day and year first herein above written.

SELLERS:	PURCHASER:

ALTUS CAPITAL PARTNERS SBIC, L.P.	GIBRALTAR INDUSTRIES, INC.

By:	By:
Print Name:	Print Name:
Title:	Title:

ALTUS-D.S. BROWN CO-INVESTMENT, LLC

By:
Print Name:
Title:

CENTERFIELD CAPITAL PARTNERS II, L.P.

By:
Print Name:
Title:

RGA REINSURANCE COMPANY

By:
Print Name:
Title:

Kirk Feuerbach

Gerald Wetzel

Tim Hack

Mark Kaczinski

Tom Lewis

EXHIBIT A
ESCROW AGREEMENT

DISCLOSURE SCHEDULES
to the
STOCK PURCHASE AGREEMENT
dated as of
March 10, 2011
by and among
THE STOCKHOLDERS OF
D.S.B. Holding Corp.,
a Delaware corporation,
as Sellers
and
GIBRALTAR INDUSTRIES, INC.,
a Delaware corporation,
as Purchaser
     These Disclosure Schedules are being delivered pursuant to the Stock Purchase Agreement, dated March 10, 2011, by and among the stockholders of D.S.B. Holding Corp., a Delaware corporation (“Holdings”), and Gibraltar Industries, Inc., a Delaware corporation (“Purchaser”) (the “Agreement”). D.S.B. Operating Corp. is the former name of The D.S. Brown Company, a Delaware corporation (“Brown”). Capitalized terms used and not otherwise defined herein shall have the meanings given such terms in the Agreement.
     Any information set forth in a particular section or subsection of these Disclosure Schedules shall be deemed to be disclosed in each other section or subsection hereof where such disclosure is readily apparent on the face of such disclosure (i.e., without reviewing any documentation beyond the section or subsection itself) that it would qualify or apply to such other section or subsection. Notwithstanding the foregoing, however, in no event shall the disclosures made in any of Sections 5.1(c) (Consents; No Conflict), 5.1(e) (Liabilities Not Disclosed in Financial Statements), 5.1(f) (Legal Proceedings), 5.1(n) (Taxes) or 5.1(g) (Employee Benefits) of these Disclosure Schedules be deemed qualified or modified by disclosures in any other Sections of the Disclosure Schedules unless specifically cross-referenced in such Sections. The inclusion of any matter in these Disclosure Schedules does not constitute a determination by any of the Parties that such matter is material. The information contained in these Disclosure Schedules is disclosed solely for purposes of this Agreement and for the benefit of Purchaser, and no third party is entitled to rely on the disclosures contained herein for any

1

reason, including without limitation as an admission of any liability or obligation by any party hereto.
     These Disclosure Schedules are qualified in their entirety by reference to the provisions of the Agreement and are not intended to constitute, and shall not be construed as constituting, representations or warranties of the Company, except as and to the extent provided in the Agreement. The headings in these Disclosure Schedules are for convenience of reference only and shall not be deemed to modify or influence the interpretation of the information contained in these Disclosure Schedules or the Agreement.

2

Section 1.1(b)	Letters of Credit
Section 1.1(c)	Permitted Liens
Section 1.1(e)	Liens Imposed by Law
Section 5.1(a)(ii)	Power and Authority
Section 5.1(a)(iii)	Capitalization
Section 5.1(a)(v)	Pledged Stock
Section 5.1(a)(vii)	Subsidiaries
Section 5.1(c)	Consents; No Conflict
Section 5.1(d)	Governmental Approvals and Filings
Section 5.1(e)	Liabilities Not Disclosed in Financial Statements
Section 5.1(f)	Legal Proceedings
Section 5.1(g)(i)	Employee Benefit Plans
Section 5.1(g)(vii)	Acceleration of Vesting
Section 5.1(h)	Title
Section 5.1(i)	Intellectual Property
Section 5.1(k)	Permits
Section 5.1(l)	Environmental Matters
Section 5.1(l)(iv)	Hazardous Materials at Real Property
Section 5.1(n)	Taxes
Section 5.1(o)	No Material Adverse Change
Section 5.1(p)	Activities Outside of Ordinary Course of Business
Section 5.1(q)	Real Property
Section 5.1(r)	Employee Matters
Section 5.1(u)	Accounts Receivable
Section 5.1(v)	Insurance
Section 5.1(v)(ii)	Insurance Exceptions
Section 5.1(w)	Warranties; Products Liability Claims
Section 5.1(y)	Related Party Transactions
Section 5.1(z)	Powers of Attorney
Section 5.1(aa)	Systems

3

Section 1.1(b)
Letters of Credit
1.	Irrevocable Standby Letter of Credit No. X-2273 for $250,000.00, issued by MB Financial Bank, N.A. through U.S. Bank National Association on behalf of Brown, in favor of Acstar Insurance Company, dated December 12, 2008, which will be replaced by Purchaser at Closing.
2.	Irrevocable Standby Letter of Credit No. X-2347 for $850,000.00, issued by MB Financial Bank, N.A. through U.S. Bank National Association on behalf of Brown, in favor of Acstar Insurance Company, dated June 12, 2009, which will be replaced by Purchaser at Closing.

4

Section 1.1(c)
Permitted Liens
1.	Bailment filing by Duramax Marine LLC on specific tooling, molds, patters, specs, drawings, etc. for the sole purpose of manufacturing products for Duramax Marine LLC.
2.	Liens set forth in Sections 5.1(q)(5)(c) and (e) of these Disclosure Schedules.

5

Section 1.1(e)
Liens Imposed by Law
1.	Clouse Construction Corporation has filed a notice of commencement in connection with the current building expansion project, which preserves their right to file a mechanic’s lien.

6

Section 5.1(a)(ii)
Power and Authority
No disclosure.

7

Section 5.1(a)(iii)
Capitalization
1.	Holdings has 100,000 authorized shares of Common Stock, of which 66,749.90 shares are issued and outstanding.
2.	Holdings has 100,000 authorized shares of Preferred Stock, of which 65,750.10 shares are issued and outstanding.

8

Section 5.1(a)(v)
Pledged Stock
1.	Holdings has pledged all 1,000 of its shares of Brown to MB Financial Bank, N.A. pursuant to that certain Pledge Agreement dated August 25, 2008 by and between D.S.B. Holding Corp. and MB Financial Bank, N.A. This pledge will be released at Closing.

9

Section 5.1(a)(vii)
Subsidiaries
1.	Brown is a wholly owned subsidiary of Holdings.
2.	Brown China is a wholly owned subsidiary of Brown. Brown China will be spun-off and subsequently distributed to the stockholders of Holdings. This process will be started prior to Closing.

10

Section 5.1(c)
Consents; No Conflict
1.	Stockholders Agreement by and among Holdings, Altus Capital Partners SBIC, L.P., Altus-D.S. Brown Co-Investment, LLC, Centerfield Capital Partners II, L.P., RGA Reinsurance Company, Kirk Feuerbach, Gerald A. Wetzel, Timothy L. Hack, Mark R. Kaczinski and Thomas H. Lewis, dated as of August 25, 2008. Sellers will provide a termination agreement, in a form acceptable to Purchaser.

2.	First Lien Loan and Security Agreement by and among Brown, Holdings and MB Financial Bank, N.A., dated August 26, 2008, which will be terminated as of the Closing Date.

3.	Senior Subordinated Notes and Share Purchase Agreement by and among Centerfield Capital Partners II, L.P., RGA Reinsurance Company, Holdings and Brown, dated as of August 25, 2008, which will be terminated as of the Closing Date, and such Notes having been paid in full pursuant to that certain letter dated June 30, 2010 by and among Centerfield Capital Partners II, L.P., RGA Reinsurance Company, Holdings and Brown.

4.	Management Rights Agreement by and between Holdings and Centerfield Capital Partners II, L.P., dated August 25, 2008, which by its terms expires in the event that Centerfield Capital Partners II, L.P. no longer holds any Common Shares and/or Preferred Shares of Holdings, which will occur at Closing. Sellers will provide a termination agreement, in a form acceptable to Purchaser, executed by Holdings and Centerfield Capital Partners II, L.P.

5.	Management Rights Agreement by and between Holdings and RGA Reinsurance Company, dated August 25, 2008, which by its terms expires in the event that RGA Reinsurance Company no longer holds any Common Shares and/or Preferred Shares of Holdings, which will occur at Closing. Sellers will provide a termination agreement, in a form acceptable to Purchaser, executed by Holdings and RGA Reinsurance Company.

6.	Distribution Agreement by and between Chase Corporation and Brown, dated November 17, 2010, where Brown acts as a distributor of certain products of Chase Corporation.

7.	Management Services Agreement by and between Altus Capital Partners, Inc. and Holdings, dated as of August 25, 2008. Sellers will provide a termination agreement, in a form acceptable to Purchaser, executed by Holdings and Altus Capital Partners, Inc.

11

Section 5.1(d)
Governmental Approvals and Filings
None.

12

Section 5.1(e)
Liabilities Not Disclosed in Financial Statements
1.	Liabilities that arise from litigation described in Section 5.1(f)(2) of these Disclosure Schedules.

2.	Liabilities that may arise in connection with any draws upon any of the letters of credit set forth below:
a.	Irrevocable Standby Letter of Credit No. X-2273, issued by MB Financial Bank, N.A. through U.S. Bank National Association on behalf of Brown, in favor of Acstar Insurance Company, dated December 12, 2008, which will be replaced by the Purchaser at Closing.

b.	Irrevocable Standby Letter of Credit No. X-2347, issued by MB Financial Bank, N.A. through U.S. Bank National Association on behalf of Brown, in favor of Acstar Insurance Company, dated June 12, 2009, which will be replaced by the Purchaser at Closing.
3.	Liabilities that may arise in connection with any claims made under any of the surety bonds set forth below:
a.	Outstanding Performance Bonds with North American Specialty:
i.	#2132168, Kiewit Infrastructure West, effective 10/25/10

ii.	#2131988, Dragados USA, effective 8/30/10

iii.	#2097090, Kiewit Southern Co., effective 5/19/10

iv.	#2097062, Manafort Brothers, effective 3/18/10

v.	#2132196, Kiewit Infrastructure South Co., effective 12/21/10
b.	Outstanding Performance Bonds with Acstar Insurance Company:
i.	#F20850, OCCI Engineering Contractors, effective 6/24/09

ii.	#16070, Tacoma Narrows Constructors, effective 3/19/08

13

Section 5.1(f)
Legal Proceedings
1.	Delmont D. Brown, Individually and as Assignee of the Estate of Galen C. Brown, deceased v. The D.S. Brown Company, an Ohio Corporation, et al., United States District Court for the Northern District of Ohio Case No. 3:09CV00361.
a.	Settled by the Full Release and Indemnity Agreement by Delmont D. Brown dated September 21, 2009.
2.	Worker’s Compensation Claim #09-812932 against Brown by David Sherrill in Ohio.
a.	Mr. Sherrill was found to have reached Maximum Medical Improvement (MMI) and Temporary Total Disability (TTD) payments were stopped in October 2010. Mr. Sherrill may still be eligible for Partial/Permanent Disability. This injury claim was made in March 2009 and will remain on Brown’s rating experience for 5 years. To date, $6,144 has been paid in medical benefits (last treatment was on Jan. 4, 2011); an open medical reserve of $15,649 has been placed in the claim; $22,809 has been paid in indemnity benefits (last paid on Oct. 10, 2010). Brown is in position to file for a Handicap Reimbursement but is holding off on filing the application in order to secure the full benefit. Brown has six years from the date of injury to file the application.

b.	Mr. Sherrill was known to be working at a local auto repair shop in Bowling Green while he was collecting Temporary Total Disability payments and, after proof was obtained, the case was referred to the Ohio Bureau of Worker’s Compensation’s Fraud Department (“BWC”). BWC has informed Brown that the fraud aspect of this claim is currently being investigated.
3.	Since the formation of the Companies, there have been a number of Worker’s Compensation claims against the Companies which are no longer active, the list of which has been previously provided to Purchaser.

14

Section 5.1(g)(i)
Employee Benefit Plans
1.	Health Insurance

2.	Dental Insurance

3.	Flexible Spending Accounts

4.	Group Life Insurance

5.	Accidental Death and Dismemberment

6.	Optional Life Insurance

7.	Short Term Disability Insurance

8.	Long Term Disability Insurance

9.	COBRA Continuation Health Coverage

10.	401k Retirement Savings

11.	Scheduled Time Off

12.	Unscheduled Time Off

13.	Education Assistance

14.	Employee Referral Program

15.	Boot/Shoe Allowance

16.	Protective Eyewear Allowance

17.	Uniform Allowance

18.	Voluntary Benefits AFLAC Plan

19.	Holiday Schedule

20.	Bereavement Leave

21.	Jury Duty Leave

22.	Maternity Leave

23.	Military Leave

24.	Time Off to Vote

25.	Family and Medical Leave

26.	Leave of Absence Policy

27.	2008 Stock Option Plan of D.S.B. Holding Corp.

28.	Service Loyalty Awards, whereby employees receive awards after achieving certain anniversaries with Brown

29.	Annual Discretionary Bonus Awards
a.	FY2011 Engineering Department Bonus Plan

b.	FY2011 Operations Management Bonus Plan

c.	FY2011 Estimating Incentive Plan

d.	FY2011 Executive Incentive Plan

e.	FY2011 Sales Incentive Plan
30.	Monthly Incentive Plan
a.	North Baltimore Structural Bearings Incentive System

b.	North Baltimore Expansion Joint Incentive System

c.	North Baltimore Rubber Products Incentive System

d.	Mixing Team Based Incentives

e.	Rail Machining Team Based Incentives

f.	Shipping & Receiving Incentives

g.	Maintenance Incentives

h.	Installation Incentives

15

31.	Employment Agreement by and between Brown and Kirk Feuerbach, dated as of August 25, 2008.

32.	Employment Agreement by and between Brown and Gerald Wetzel, dated as of August 25, 2008.

33.	Employment Agreement by and between Brown and Timothy L. Hack, dated as of August 25, 2008.

34.	Employment Agreement by and between Brown and Mark R. Kaczinski, dated as of August 25, 2008.

35.	Employment Agreement by and between Brown and Tom H. Lewis, dated as of August 25, 2008.

36.	Employment Offer by and between Brown and John Bettin, dated January 26, 2010.

37.	Non-Competition Agreement by and between Brown and John Bettin, dated January 26, 2010.

38.	Technical Services Agreement by and between Bill Kudrenski and Brown, dated November 12, 2010.

39.	Agreement by and between Bruce Holiday and Brown, effective as of December 1, 2004 (note that there is no signed agreement and Bruce Holiday has not entered into a Non-Competition Agreement with Brown).

40.	Employment Offer by and between Eugene Yu and Brown, dated November 1, 2009, and the Non-Competition Agreement associated therewith.

41.	Sales Representative Agreement by and between Ripoll Consulting De Ingenieria S.L. and Brown, dated April 24, 2008, as amended by the First Amendment to Sales Representative Agreement dated April 7, 2010.

42.	Independent Sales Representative Agreement by and between Brown and Harry Funk, dated October 28, 2003.

43.	Independent Sales Representative Agreement by and between Brown and Nancy R. Ruiz, dated July 31, 2006.

44.	Independent Sales Representative Agreement by and between Brown and MRC Group, dated March 27, 2008.

45.	Independent Sales Representative Agreement by and between Brown and Charles Thrasher, dated September 29, 2003.

16

Section 5.1(g)(vii)
Acceleration of Vesting
1.	Pursuant to Option Agreements by and between Holdings and the individuals set forth below, the consummation of the transactions contemplated by the Agreement will cause the Options to vest in full for those employed by Holdings within ninety days prior to a change in control.
a.	Kirk Feuerbach

b.	Jerry Wetzel

c.	Tim Hack

d.	Mark Kaczinski

e.	Tom Lewis

f.	David Arps

g.	Steve Toy

h.	Bob Rose

i.	Eric Devine

j.	Steve Mathey

k.	Gary Dible

l.	Joe Miller

m.	Ben Jacobus

n.	Dwayne Shafer

o.	Bob Nitkiewicz
2.	Bonuses totaling $250,000 will be paid by the Sellers to various middle managers in recognition of their contributions and assistance in connection with transaction contemplated by the Agreement.

3.	Certain option holders will receive a gross up in the form of a bonus which will be paid by the Sellers to cover the tax differential between ordinary income tax rates and capital gain tax rates.

17

Section 5.1(h)
Title
1.	MB Financial Bank, N.A. has a lien on all assets of the Companies, which will be terminated in connection with the closing of the transactions contemplated by the Agreement.

2.	Leases of:
a.	3 Copiers, with payments made to U.S. Bancorp

b.	1 Forklift, with payments made to GE Capital

c.	1 Forklift, with payments made to NMHG Financial Services, Inc.

d.	4 Forklifts, with payments made to Wells Fargo Financial

e.	1 Forklift, with payments made to De Lage Landen

f.	1 Vehicle, with payments made to Ford Commercial

g.	1 Copier, with payments made to GE Capital
3.	Leases of real property described in Section 5.1(q)(4) of these Disclosure Schedules.

18

Section 5.1(i)
Intellectual Property
(1) Patents

Issued Patents
Country	Patent No.	Issue Date	Inventor(s)	Title
U.S.	5,390,386*	02/21/95	S. Mathey, R. Lanham B. McMartin, A. Rader, D. Brown	Suspension Bridge Cable Wrap and Application Method

European (see below)	0722015	07/29/98	S. Mathey, R. Lanham B. McMartin, A. Rader, D. Brown	Suspension Bridge Cable Wrap and Application Method (Corresponds To U.S. Patent # 5,390,386)

Mexico	197,238	2001	S. Mathey, R. Lanham B. McMartin, A. Rader, D. Brown	Suspension Bridge Cable Wrap and Application Method (Corresponds To U.S. Patent # 5,390,386)

Hong Kong	HK1012034	04/28/00	S. Mathey, R. Lanham B. McMartin, A. Rader, D. Brown	Suspension Bridge Cable Wrap and Application Method (Corresponds To U.S. Patent # 5,390,386)

Canada	2,140,062	03/02/04	S. Mathey, R. Lanham B. McMartin, A. Rader, D. Brown	Suspension Bridge Cable Wrap and Application Method (Corresponds To U.S. Patent # 5,390,386)

China	CN1127818 App #: ZL95100371.2	01/27/95	S. Mathey, R. Lanham B. McMartin, A. Rader, D. Brown	Suspension Bridge Cable Wrap and Application Method (Corresponds To U.S. Patent # 5,390,386)

U.S.	5,509,243*	04/23/96	Neal H. Bettigole, Robert A. Bettigole	Exodermic Deck System

U.S.	5,664,378*	09/09/97	Robert A. Bettigole, Neal H. Bettigole	Exodermic Deck System

19

Country	Patent No.	Issue Date	Inventor(s)	Title
U.S.	7,197,854*	04/03/07	Robert Bettigole, Christopher Higgins	Pre-stressed or Post-Tension Composite Structural System

Canada	2,181,554	01/20/95	Neal H. Bettigole, Robert A Bettigole	Exodermic Deck System (corresponding to US Patent 5,509,243)

Canada	2,239,727	09/06/05	Neal H. Bettigole, Robert A. Bettigole	Improved Exodermic Deck System (corresponding to US Patent 5,664,378)

U.S.	7,038,159*	05/02/06	William L. Bong, Stephen R. Toy, James R. Connor	System and Method for Electroslag Welding an Expansion Joint Rail

The European Patent # 0722015 for Suspension Bridge Cable Wrap and Application Method applies to the following countries: Denmark, France, Germany, Portugal and the United Kingdom. Germany will be allowed to lapse.

Pending Patent Applications
Country	Patent No.	Filing Date	Inventor(s)	Title
U.S.	12/474,495	05/29/09	Jesse S. Mathey	For and Method of Installing Elongate Strip Seals

U.S.	12/831,812	07/07/10	Jesse S. Mathey Stephen G. Mathey	Cylindrical Heat Application Apparatus

20

(2) Trademarks

Registered Trademarks
Country	Trademark	Reg. No.	Reg. Date
U.S.	Delcrete*	1,518,915	01/03/89

Mexico	Delcrete	440,290	08/23/93

U.S.	Steelflex*	2,062,964	05/20/97

U.S.	Delastic*	2,104,782	10/14/97

U.S.	Exodermic*	2,747,531	08/05/03

U.S.	Exodermic*	2,879,486	08/31/04

U.S.	Delastic-LS	3,816,291	07/13/10

Pending Trademark Applications
Country	Trademark	Serial No.	Filing Date
U.S.	TransPatch*	77/581,316	09/29/08

U.S.	Matrix Premix	77/696,995	03/23/09

Unregistered Trade Names
Cableguard	DelPatch

Delastibond	Pavesaver

Delastiflex	SealTek

Delastilube	Versiflex

Delastiseal

*	Prior to Closing, Sellers will update the filings with the U.S. Patent and Trademark Office to reflect the assignment to and ownership by The D.S. Brown Company.

21

(3) Copyrights
     None.
(4) Domain Names
1.	dsbrown.com

2.	dsbrownerpd.com

3.	dsbrownmarketing.com

4.	bgfma.org

5.	sealnoseal.org
(5) Software
     The Companies do not develop or use their own software over which they have intellectual property rights. The Companies do, however, use certain “off-the-shelf” software, such licenses having been previously provided to Purchaser.
     MB Financial Bank has a security interest in certain Intellectual Property, which will be released at Closing.
(i) Lapsed Intellectual Property
     The Companies allowed Patent No. 0722015, Suspension Bridge Cable Wrap and Application Method, to lapse in Germany. To the Knowledge of the Companies, Patent No. 0722015 remains in full force and effect in all other countries where it was registered.
     The below patent was applied for but has since been abandoned.

Abandoned Patent Applications
Country	Serial No.	Filing Date	Inventor(s)	Title
U.S.	5,390,386	09/26/08	Eric Devine, Thomas H. Lewis, Benjamin Jacobus, Jesse Mathey	Pavement Seal, Installation Machine and Method of Installation
(ii) Claims Relating to Intellectual Property
     None.
(iii) Licensed Intellectual Property
Patent Licenses

22

Country or			Effective
Territory	Licensor	Licensee	Date	Subject Matter
U.S. and Canada	Friedrich Maurer Sohne GmbH & Co.	D.S. Brown Company	02/10/84	Maurer-Swivel Joints

U.S.	The D. S. Brown Company	L.B. Foster Company	06/13/06	Exodermic Bridge Decking

U.S.	The D. S. Brown Company	Interlocking Deck Systems International	06/13/06	Exodermic Bridge Decking

U.S.	The D. S. Brown Company	Bailey Bridge	06/13/06	Exodermic Bridge Decking

Trademark Licenses

Country or			Effective	Product /
Territory	Licensor	Licensee	Date	Marks
Worldwide	Crafco, Inc.	The D. S. Brown Company	02/21/05	Asphaltic Expansion Joints — Matrix 502

U.S.A. & Canada	The D.S. Brown Company	L.B. Foster	06/13/06	Exodermic Bridge Decking

U.S.A. & Canada	The D.S. Brown Company	Interlocking Deck Systems International, LLC (acquired by L. B. Foster)	06/13/06	Exodermic Bridge Decking

U.S.A. & Canada	The D.S. Brown Company	Bailey Bridges, Inc.	06/13/06	Exodermic Bridge Decking

23

(iv) Other Intellectual Property
     None.

24

Section 5.1(k)
Permits
1.	Environmental Permits
a.	Air Pollution Source Premise — Permit No. 0387000118

b.	Permits to Install, for the following emission sources:
i.	03-13827 Thermal Spray Application

ii.	03-13757 Paint Coating Lines (K001-K004)

iii.	03-16015 Shim Coating Line
c.	NPDES General Permit No. OHR000004 — Facility Permit No. 2GG00162*DG

d.	Ohio EPA Hazardous Waste Generator No. OHD987000734 (Small Quantity Generator)
2.	Occupancy Permits
a.	Certificate of Occupancy, Wood County Building Inspection dated February 1, 2010, Building Permit No. B09-000609

b.	Certificate of Occupancy, Wood County Building Inspection dated June 28, 2010, Building Permit No. B10-000126

c.	Certificate of Occupancy, Wood County Building Inspection dated September 8, 2010, Building Permit No. B09-000133

d.	Ordinance No. 03-93 by the Village of North Baltimore, Wood County, Ohio, relating to the change of zoning of land owned by Brown to general industrial.
3.	Compliance with Applicable Law
a.	See Section 5.1(n) of these Disclosure Schedules regarding taxation issues with respect to Chinese law.

25

Section 5.1(l)
Environmental Matters
1.	Transformers containing oil with polychlorinated biphenyls (“PCBs”) were once located on Brown’s property but were properly removed and disposed of in accordance with all applicable laws and regulations.

2.	Several residences formerly located on Brown’s property (main site, Beecher Street site and Gillett Street Site) were demolished and the demolition debris buried on site. Though not identified or tested, such debris may include materials typical to residences of the ages of the demolished structure including, but not limited to, asbestos containing materials, residual fuel oil from heating tanks and lead based paint.

3.	Water wells formerly used for process water were located in the central portion of Brown’s main building adjacent to the rubber mill. One of these wells showed evidence of naturally occurring crude oil. The wells have been properly closed in accordance with all applicable laws and regulations.

4.	Oil wells existed on Brown’s main site both north and south of the main building as well as at the Gillett Street site and the Beecher Street site. Those wells have been plugged and abandoned, however, some naturally occurring crude oil may be present at those locations.

5.	As documented in the environmental reports provided in the data room, the following spills occurred from ASTs located at Brown’s main site:
a.	In 1978, five hundred gallons of #2 fuel oil was spilled form an AST.

b.	In 1988, approximately 30,000 gallons of #2 fuel oil was spilled from an AST.

c.	In 2000, approximately 200 gallons of product (possibly Plastsol) was spilled in an over-fill of an AST in the chemical room.
6.	During the 1998 Phase II Environmental Site Assessment performed by Tighe & Bond (the “1998 Phase II”), the drum crushing area tested positive for the presence of total petroleum hydrocarbons (“TPH”) but not in concentrations above the then applicable Ohio EPA action levels for such materials.

7.	During the 1998 Phase II, the drum storage area tested positive for the presence of volatile organic compounds (“VOC”) but, with the exception of toluene, the concentration of such compounds was below the then applicable Ohio EPA action levels for such materials. Toluene levels in one sample were 22000 µg/kg. The then applicable action level was 9000 µg/kg. Tighe & Bond, however, indicated that no remediation was necessary.

8.	As disclosed in environmental site assessments made available to Purchaser, there is a potential for building materials used in the structures at the Owned Real Property to include asbestos containing materials, given the dates of the structures’ construction. In particular, as disclosed in the May 2008 Phase I Environmental Site Assessment, transite

26

board in the boiler room of Brown’s main building identified as asbestos containing material. The board was removed.
9.	The matters disclosed in Section 5.1(l)(iv) of these Disclosure Schedules are hereby incorporated by reference.

27

Section 5.1(l)(iv)
Hazardous Materials at Real Property
1.	The following above ground storage tanks (“ASTs”) are located in Brown’s main building and have the following contents:

No.	Volume	Contents
2	6,000 gal.	Sundex 790
1	6,000 gal.	Calsol 875
1	6,000 gal.	Sunpar
1	1,000 gal.	Ammonia (Anhydrous)
2.	The following ASTs are located in steel containment north of Garage 2 at Brown’s east entrance and have the following contents:

No.	Volume	Contents
1	500 gal.	Diesel Fuel
1	500 gal.	Gasoline
3.	The matters disclosed in Section 5.1(l) of these Disclosure Schedules are hereby incorporated by reference.

28

Section 5.1(n)
Taxes
1.	The Companies have filed for extensions of time within which to file their federal and state tax returns for the year ended October 31, 2010.

2.	In 2010, the California State Board of Equalization conducted a sales tax audit with respect to the Companies and assessed minimal penalties.

3.	Brown has not filed Form 5471 for the year ended October 31, 2009 with the IRS related to activities in China.

29

Section 5.1(o)
No Material Adverse Change
None.

30

Section 5.1(p)
Activities Outside of Ordinary Course of Business
1.	Details of uncompleted or unpaid capital improvement commitments in excess of $100,000 are as follows:
a.	Building Expansion — A purchase order has been issued to Clouse Construction for $196,000 for an extension to the machine shop. This work has only recently begun and is expected to be completed in April 2011. Most of this expenditure will occur in March and April of 2011. This item is listed in the current capital budget for $160,000.

b.	Microwave Replacement — A purchase order has been issued to Cober Electronics for $252,000, of which $75,600 has been paid as a deposit. Delivery is expected approximately March 31, 2011, at which time remaining payments will become due. This total project has a budget of $380,000 including the additional installation, rearrangement, and support equipment expenditures. This item is included in the current capital budget.

c.	Installation of Makino a81 Horizontal Machining Center — A purchase order has been issued to Makino, Inc. for $419.881. This project has a total budget of $490,000, including installation costs, tooling, material handling and fixtures. This item is included in the current capital budget.
2.	Brown entered into a Technical Services Agreement dated November 12, 2010 with Bill Kudrenski, a consultant to Brown.

3.	The D.S. Brown Company Health Benefit Plan is being amended by a Seventh Amendment, a draft of which has been made available to Purchaser. The amendments to be included in the Seventh Amendment are intended to make the Health Benefit Plan compliant with new health care reform laws and to enhance the plan.

31

Section 5.1(q)
Real Property
1.	Owned Real Property Legal Descriptions:
Parcel I:

A parcel of land located in the southeast 1/4 of Section 26, Town 3 north, Range 10 east, Village of North Baltimore, Henry Township, Wood County, Ohio, bounded and described as follows:

Beginning at the interior 1/4 post of said Section 26; thence easterly along the east-west 1/2 section line, a distance of 827.57 feet to the place of beginning; thence continuing easterly along that same line, a distance of 452.43 feet to the intersection of that line with the west right of way line of the B & O Railroad; thence southerly, following the west right of way line of said railroad, a distance of 1162.3 feet to a point on the north right of way line of Cherry Street in the Village of North Baltimore, Ohio; thence westerly along the north right of way line of Cherry Street, a distance of 144.5 feet to a point; thence northerly along a line parallel to the west line of southeast 1/4 of said Section 26, a distance of 1126.05 feet to the place of beginning. Subject to legal highways.

Parcel II:

A parcel of land located in the southeast 1/4 of Section 26, Town 3 north, Range 10 east, Village of North Baltimore, Henry Township, Wood County, Ohio, bounded and described as follows:

Beginning at a point 1117.02 feet north 89° 00’ west, of the east 1/4 post of said Section 26, said point of beginning being on the north section line of the southeast 1/4; thence north 89° 00’ west, a distance of 219.90 feet to a point, same being on the east right of way line of the Baltimore and Ohio Railroad Company; thence south 0° 41’ west, a distance of 42.57 feet to the point of curvature; thence along the curve of the railroad right of way to the right of radius 1,176.28 feet, a distance of 570.73 feet to a point of tangency; thence south 28° 30’ west, a distance of 54.08 feet to the point of curvature on the east line of the railroad right of way; thence along the curve of the railroad right of way to the left of a radius 1116.28 feet, a distance of 70.20 feet to a point, which is on the south line of Elm Street extended; thence north 89° 08’ 20” east, a distance of 419.47 feet to a point; which is on the west line of Gillett Street extended; thence north 0° 1’ 40” east, a distance of 689.99 feet to the point of beginning. Subject to legal highways.

Parcel III:

A parcel of land located in the southeast 1/4 of Section 26, Town 3 north, Range 10 east, Village of North Baltimore, Henry Township, Wood County, Ohio, bounded and described as follows:

Beginning at the east 1/4 post of said Section 26; thence westerly along the east-west 1/2 section line of said section, a distance of 826.6 feet to the place of beginning; thence southerly along a line that is parallel to the east line of said section, a distance of 1146.8 feet to a point on the north right of way line of Cherry Street; thence westerly along the north right of way line of Cherry Street, a distance of 279.3 feet (previous deed 280.5 feet) to a point on the east right of way line of Gillett Street; thence northerly along the east right of way line of Gillett Street, a distance of 49 feet to a point on the north right of way line of Cherry Street; thence westerly along the north line of way line of Cherry Street, a distance of 53 feet (previous deed 60 feet) to a point; thence northerly a distance of 1103.1 feet to a point on the east-west 1/2 section line of said Section 26; thence easterly along the east-west 1/2 section line, a distance of 320.75 feet to the place of beginning. Subject to legal highways.

32

Parcel IV:

Inlots 1426,1427,1428,1429 and 1430 in the Village of North Baltimore, Wood County, Ohio.

Parcel V:

A parcel of land located in the southeast 1/4 of Section 26, Town 3 north, Range 10 east, Village of North Baltimore, Henry Township, Wood County, bounded and described as follows:

Beginning at the northeast corner of Inlot 1426 in the Village of North Baltimore, thence northerly along the easterly line extended of said Inlot 1426 to the south right of way line of Cherry Street; thence westerly along the south right of way line of Cherry Street to a point, same being on the westerly line of said Inlot 1426 if extended northerly; thence southerly along westerly line extended of Inlot 1426 to the northwest corner of said Inlot 1426; thence easterly along the northerly line of Inlot 1426 to the point of beginning.

Parcel VI:

Inlots 1392 and 1393 in the Village of North Baltimore, Wood County, Ohio, together with the easterly 1/2 of the vacated alley lying westerly of and adjoining said Inlots.

Parcel VII:

Inlots 1362,1363,1364,1365 and 1366 in the Village of North Baltimore, Wood County, Ohio, excepting therefrom the westerly 17.5 feet thereof.

Parcel VIII:

A parcel of land located in the southeast 1/4 of Section 26, Town 3 north, Range 10 east, Village of North Baltimore, Henry Township, Wood County, Ohio, bounded and described as follows:

Commencing at the northeast corner of Inlot 1366; thence north to the south line of Cherry Street; thence west along the south line of Cherry Street to the east line of the right of way of the C.H. & D. R.R.; thence south along said right of way to the northwest corner of said Inlot 1366; thence east to the place of beginning.

Parcel IX:

Inlot 1361 in the Village of North Baltimore, Wood County, Ohio, excepting therefrom the westerly 17.5 feet thereof.

Parcel X:

A parcel of land located in the southeast 1/4 of Section 26, Town 3 north, Range 10 east, Village of North Baltimore, Henry Township, Wood County, Ohio, bounded and described as follows:

Commencing at a point where the east line of the right of way of the Railway known as The Cincinnati, Hamilton and Dayton Railway Company intersects with the north line of the straight continuance of Cherry Street, as laid out in Pfau’s Addition; thence east along said north line about 506 feet to a point intersected by the west line of a straight continuance of Gillett Avenue; thence north along said west line about 415 feet to a point intersected by the south line of the straight continuance of Elm Street, as laid out in Pfau’s Addition; thence west along said south line to the east line of the aforesaid right of way of The Cincinnati, Hamilton and Dayton Railway Company; thence southerly along said east line to the place of beginning.

33

Parcel XI:

Inlots 1394, 1395, 1396, 1397 and 1398 in the Village of North Baltimore, Wood County, Ohio, together with the easterly 1/2 of the vacated alley lying westerly of and adjoining said Inlots.

Parcel XII:

A parcel of land located in the southeast 1/4 of Section 26, Town 3 north, Range 10 east, Village of North Baltimore, Henry Township, Wood County, Ohio, bounded and described as follows:

Commencing for the same at the northwest corner of Inlot 1398; thence running, north to the south line of Cherry Street; thence east along the south line of Cherry Street to the west line of Gillett Avenue; thence south along the west line of Gillett Avenue to the northeast corner of Inlot 1398; thence west along the north line of Inlot 1398 to the place of beginning; together with the easterly 1/2 of the vacated alley lying westerly of and adjoining said parcel.

Parcel XIII:

Inlot 374 in the Village of North Baltimore, Wood County, Ohio.

Parcel XIV:

Inlots 1359 and 1360 in the Village of North Baltimore, Wood County, Ohio, excepting therefrom the westerly 17.5 feet thereof.

Parcel XV:

Inlots 1389, 1390 and 1391 in the Village of North Baltimore, Wood County, Ohio, together with the easterly 1/2 of the vacated alley lying westerly of and adjoining said Inlots.
2.	Owned Real Property Street Addresses:
1.	300 East Cherry Street North Baltimore, Ohio 45872

2.	331 East Cherry Street North Baltimore, Ohio 45872

3.	207 East Walnut Street North Baltimore, Ohio 45872

4.	403 N. Gillette Street North Baltimore, Ohio 45872

5.	407 N. Gillette Street North Baltimore, Ohio 45872

34

3. Owned Real Property Tax Parcel Identification Numbers:

Parcel of Land:	Parcel No.:
PI Cenl PI SE 4.8 Acres	F23-310260401018000

Irrcg Pt Com 826.6 8.56 Acres	F23-310260401019000

NE CorNW SE WofRR 8.19 Acres	F23-310260401016000

Irreg Pc Com 1117.02 4.94 Acres	F23-310260401017000

Inlot 1359 Less RR	F23-310260406015000

Inlot 1360 Less RR	F23-310260406016000

Inlot 1361 Less RR	F23-310260406017000

Inlot 1362 Less RR	F23-310260406018000

Inlot 1363 Less RR	F23-310260406019000

Inlot 1364 Less RR	F23-310260406020000

Inlot 1365 Less RR	F23-310260406021000

Inlot 1366 Less RR	F23-310260406022000

PI SE Bel Lot 1366 & Cherry 0.23 Acres	F23-310260406023000

Inlot 1389	F23-310260407012000

Inlot 1390	F23-310260407013000

Inlot 1391	F23-310260407014000

Inlot 1392 S 1/2	F23-310260407015000

Inlot 1392 N 1/2	F23-310260407016000

Inlot 1393	F23-310260407017000

Inlot 1394	F23-310260407018000

Inlot 1395	F23-310260407019000

Inlot 1396	F23-310260407020000

Inlot 1397	F23-310260407021000

Inlot 1398	F23-310260407022000

Pt SE N of Lot 1398 & Cherry 0.3 Acres	F23-310260407023000

Inlot 1426	F23-310260408018000

Inlot 1427	F23-310260408019000

Inlot 1428	F23-310260408020000

lnlot 1429	F23-310260408021000

Inlot 1430	F23-310260408022000

Spl SE N of Lot 1430 0.14 Acres	F23-310260408023000

Inlot 374	F23-310260414005000

35

4. Leased Real Property:

Address of			Term Expiration
Leased Real Property:	Lessor:	Date of Lease:	Date:
623 North Vance Street Carey, Ohio 43316, which is leased to Carry D. Durain, Jr.	L. Durain Enterprises, LLC	February 1, 2009	February 1, 2012 (will automatically renew for one-year term unless 60 days’ notice provided)

136 Drum Point Road Hamilton Square, Suite 6B Brick, New Jersey 08723	Lindstrom, Diessner & Carr, P.C.	April 23, 2010	April 30, 2011 (Brown may renew for one-year term by providing notice at least 60 days prior to expiration date)

136 Drum Point Road Hamilton Square, Suite 5C Brick, New Jersey 08723	Lindstrom, Diessner & Carr, P.C.	August 23, 2010	August 15, 2011 (Brown may renew for one-year term by providing notice at least 60 days prior to expiration date)

4005 Nine McFarland Alpharetta, Georgia 30004	Midway Professional Center, LLC	April 16, 2008	May 31, 2009 (per its terms, lease has continued in effect as a tenancy at will)

Storage Space H1-01 2075 Valley Road Reno, Nevada 89512	A-American Self Storage	May 14, 2005	Month-to-month lease

Storage Space V-15 2075 Valley Road Reno, Nevada 89512	A-American Self Storage	May 14, 2005	Month-to-month lease
5. The following Liens exist on Owned Real Property:
a.	MB Financial Bank, N.A. mortgage, which will be released at Closing.

b.	MB Financial Bank, N.A. fixture filing, which will be released at Closing.

c.	Those matters set forth in Schedule B, Section 2 of the Commitment for Title Insurance issued by Chicago Title Insurance Company, Commitment No. 580110097 dated January 27, 2011 and attached hereto as Attachment 5.1(q)(5).

36

d.	Centerfield Capital Partners II, L.P. mortgage, which will be released at Closing.

e.	Clouse Construction Corporation has filed a notice of commencement in connection with the current building expansion project, which preserves their right to file a mechanic’s lien.
6.	A portion of Brown’s Walnut Street facility is leased by the North Baltimore Food Assistance Program, a food pantry, for storage.

7.	Brown is currently benefiting from a real estate tax abatement. During the period of the abatement, Brown must pay directly to the local school district the portion of the abated real estate taxes that would have been allocated to the school district. In addition, if certain conditions of the abatement are not met, Brown could be subject to additional, catch-up or recapture taxes. When the period of the abatement ends, Brown’s real estate taxes will increase.

8.	Condition of Real Property:
a.	The roofs exhibit a normal amount of age-related wear and tear based on age, size and number of intersecting rooflines, and as such require routine maintenance and repair.

b.	The air conditioning systems have also been properly maintained and have a normal amount of wear and tear. However, the air conditioning system for the rubber mixing area has been identified as being in need of replacement within the next two years. This replacement would fall within normal planned capital budget requirements.

37

Attachment 5.1(g)(5)
Schedule B, Section 2 of Commitment No. 580110097 dated January 27, 2011
Order No.: 580110097
Loan No.:
SCHEDULE B — SECTION 2
EXCEPTION
The Policy or Policies to be issued will contain exception to the following unless the same are disposed of to the satisfaction of the Company.
1.	Defects, liens, encumbrances, adverse claims or other matters, if any, created, first appearing in the public records or attaching subsequent to the effective date hereof but prior to the date the proposed Insured acquires for value of record the estate or interest or mortgage thereon.
2.	Assessments, if any, not yet certified to the County Auditor.
3.	Rights or claims of parties other than Insured in actual possession of any or all of the property.
4.	Any encroacnment, encumbrance, violation, variation, or adverse circumstance affecting the Title that would be disclosed by an accurate and complete land survey of the Land. The term “encroachment” includes encroachments of existing improvements located on the Land onto adjoining land, and encroachments onto the Land of existing improvements located on adjoining land.
6.	No liability is assumed for tax increases occasioned by retroactive revaluation change in land usage, or loss of any homestead exemption status for insured premises.
7.	Any inaccuracy in the specific quantity of acreage contained on any survey if any or contained with the legal description of premises Insured herein.
8.	Covenants, conditions and restrictions and other instruments recorded in the public records and purporting to impose a transfer fee or conveyance fee payable upon the conveyance of a interest in real property or payable for the right to make or accept such a transfer, and any and all fees, liens or charges, whether recorded or unrecorded, if any, currently due payable or that will become due or payable, and any other rights deriving therefrom, that are assessed pursuant thereto.
9.	Oil and gas leases, pipeline agreements or any other instruments related to the production or sale of oil and gas which may arise subsequent to the date of the Policy.
10.	Reservations, restrictions, covenants, limitations, easements, and/or conditions, as established in instrument, filed for record August 8, 1891, in Deed Volume 98, Page 269, of the Wood County Records. (as to Lot 1391)
11.	Reservations, restrictions, covenants, limitations, easements, and/or conditions, as established in instrument, filed for record August 12, 1891 , in Deed Volume 98, Page 275, of the Wood County Records. (as to Lot 1393)
12.	Reservations, restrictions, covenants, limitations, easements, and/or conditions, as established in instrument, filed for record January 13, 1893, in Deed Volume 99, Page 487, of the Wood County Records. (as to Lots 1397-1398)
13.	Reservations, restrictions, covenants, limitations, casements, and/or conditions, as established in Instrument, filed for record March 22,1909, in Deed Volume 154, Page 302, of the Wood County Records. (as to Lots 1394-1398)

38

Order No.: 580110097
Loan No.:
14.	Reservations, restrictions, covenants, limitations, easements, and/or conditions, as established in instrument, filed for record December 10, 1909, in Deed Volume 156, Page 474, of the Wood County Records. (as to Lot 1389-1390)
15.	Reservations, restrictions, covenants, limitations, easements, and/or conditions, as established in instrument, filed for record June 12, 1924, in Deed Volume 199, Page 524, of the Wood County Records. (as to Lots 1392-1393)
16.	Right-of-Way to The Buckeye Pipe Line Company, filed for record March 21, 1927, in Deed Volume 40, Page 185 of the Wood County Records.
17.	Reservations restrictions, covenants, limitations, easements, and/or conditions, as established in instrument, filed for record January 21, 1963, in Deed Volume 417, Page 64, of the Wood County Records. (as to Lot 1389)
18.	Ordinance No. 02-93, vacating a certain North-South Alley abutted on the West by a .25 acre parcel and by Inlots 1367 and 1375 and on the East by a .30 acre parcel and by Inlots 1390 to 1398, filed for record May 4, 1993 in Deed Volume 676, Page 638, of the Wood County Records.
19.	Easements, f any, for public utilities pipelines or facilities installed in, and any private right to use, any portion of the vacated street or alley, lying within the land, together with the right of ingress and egress to repair, maintain replace and remove the same.

39

Section 5.1(r)
Employee Matters
     All employees are part of a bonus plan, as set forth by Section 5.1(g)(i) of these Disclosure Schedules.
     The Companies have entered into agreements with employees as set forth by Section 5.1(g)(vii) of these Disclosure Schedules. Holdings and certain employees are also parties to the Stockholders Agreement by and among Holdings, Altus Capital Partners SBIC, L.P., Altus-D.S. Brown Co-Investment, LLC, Centerfield Capital Partners II, L.P., RGA Reinsurance Company, Kirk Feuerbach, Gerald A. Wetzel, Timothy L. Hack, Mark R. Kaczinski and Thomas H. Lewis, dated as of August 25, 2008, which will be terminated as of the Closing Date.

40

Section 5.1(u)
Accounts Receivable
1.	The Companies’ customers sometimes request that the Companies temporarily hold product that the Companies have manufactured pursuant to the customers’ purchase orders, even though the product has been completed and is ready for shipment. Without having shipped the product, the Companies may invoice the customers for the product, creating a receivable in the Companies’ records and books of account.

2.	The Companies’ customers sometimes make periodic progress payments to the Companies during the manufacture of particular custom products. If the Companies were to ultimately not deliver the product when it was due in such a case, the customer could have the right to a counterclaim or setoff with respect to any unpaid invoices.

41

Section 5.1(v)
Insurance
1.	General liability policy having policy no. GLP6011143-02, issued by Maxum Indemnity.

2.	Automobile policy having policy no. PRA6555575-01, issued by American Guarantee and Liability Insurance Company.

3.	Property/inland marine/boiler policy having policy no. PRA6555575-01, issued by Zurich American.

4.	Umbrella policy having policy no. 06598A101ALI, issued by Torus Specialty.

5.	Foreign package/WC policy having policy no. GEP9380563-04, issued by Zurich American.

6.	Executive risk (D&O) policy having policy no. 00KB025264610, issued by Twin City Fire Insurance Co.

7.	Workers compensation policy having policy no. WC-9672778-03, issued by American Guarantee and Liability Insurance Company.

8.	Insurance policy information:
a.	The D.S. Brown Group Health Plan policy through QBE Insurance Corporation (re-insurer) is SLS00196-10.

b.	The D.S. Brown Dental Plan is self-insured, administered by NGS with a benefit plan code 001.

c.	The D.S. Brown flexible spending plan number is 501.

d.	AFLAC policies are voluntarily insured plans with individual policy numbers.

e.	Mutual of Omaha short-term disability plan is GUG-434G.

f.	Mutual of Omaha long-term disability plan is GLTD-434G.

g.	Mutual of Omaha group life and accidental death and dismemberment plan is GLUG-434G.

h.	Mutual of Omaha voluntary group life and accidental death and dismemberment plan is GVTL-434G.
9.	The Companies self-insure with respect to the group health plan. Each covered individual has a specific deductible of $50,000. In addition, there is a specific aggregate corridor of $40,000 and two covered individuals have a separate deductible of $150,000. The aggregate deductible for the Companies is $1,773,988 (also referred to as the minimum aggregate attachment point). The prescription drug benefit is not included in the calculation of the aggregate deductible for the Companies. A reinsurance policy through QBE Insurance Corporation provides coverage and reimburses the Companies for eligible claims paid in excess of the specific and/or company aggregate deductibles.

10.	The Companies’ premiums under its general liability, automobile and non-Ohio workers compensation policies are determined retrospectively based on annual audits.

42

Section 5.1(v)(ii)
Insurance Exceptions
1.	The Companies have received notices of premium increases under some of their insurance policies. The health and disability premiums for Fiscal Years 2009, 2010 and 2011 are as set forth below and other insurance premiums are as set forth in Attachment 5.1(v)(ii).

Benefit	FY 2009	FY 2010	FY 2011
Group Health Plans:
Medical administration fee (per employee)	17.66	17.66	17.66
Dental administration fee (per employee)	3.70	3.70	3.70
Healthcare management fee (per employee)	2.39	2.39	2.39
Consulting & service fee (per employee)	2.50	2.50	2.50
Specific reinsurance rate (single)	47.50	41.69	43.25
Specific reinsurance rate (family)	125.52	111.05	113.59
Aggregate reinsurance rate (single)	7.11	5.97	5.26
Network access fixed fee (Medical Mutual)	35.00	24.00	24.00

Ancillary Plans (Mutual of Omaha):
Life (rate per $1,000)	0.1777	0.1777	0.1777
AD&D (rate per $1,000)	0.03	0.03	0.03
Short-term disability (rate per $10 covered payroll)	0.27	0.27	0.27
Long-term disability (rate per $100 covered payroll)	0.43	0.43	0.43

COBRA:
Administrative fees (Mongoose)-per employee per event	12.50	12.50	12.50
COBRA rate — Plan A single (Medical & Rx)	528.90	528.90	556.47
COBRA rate — Plan A family (Medical & Rx)	1,189.01	1,189.01	1,257.38
COBRA rate — Plan B single (Medical & Rx)	439.49	439.49	512.70
COBRA rate — Plan B family (Medical & Rx)	988.00	988.00	1,156.70
COBRA rate — Dental single	36.58	36.58	25.11
COBRA rate — Dental family	82.25	82.25	73.32
2.	The Companies’ premiums under its general liability, automobile and non-Ohio workers compensation policies are determined retrospectively based on annual audits. Accordingly, the Companies have received notices related to such audits during the two (2) year period ending on the Closing Date.

3.	The terms of the Companies’ D&O insurance policy provided that the policy will terminate upon a change of control such as that that will occur upon the Closing.

4.	The Companies do not maintain any professional liability insurance coverage.

43

Attachment 5.1(v)(ii)
Other Insurance Premiums
The D.S. Brown Company, Inc.
2010-2011 Final Bound Insurance Program

	Zurich		Zurich
	Maxum (GL)	Renewal	Maxum (GL)
	Torus (UMB)	Exposures at	Torus (UMB)%
Coverage	2009-2010	Expiring Rates	2010-2011	Change
Property [1]	$59,270	$62,756	$61,747	✓
Building	$ l2,650,000	$14,150,000	$ l4,150,000
Business Personal Property	$39,350,000	$40,850,000	$40,850,000
Business Income/Extra Expense	$16,000,000	$17,000,000	$17,000,000
Total Insured Values	$68,000,000	$72,000,000	$72,000,000
Average Rate/$100	$0.09	$0.09	$0.09
Deductible	$5,000	$25,000	$5,000
Ded. on Bus. Inc.	24 Hrs	48 Hrs	24 Hrs
Earthquake/Flood Limit Each	$10,000,000	$5,000,000	$10,000,000
Earthquake/Flood Deductible	$100,000	$100,000	$100,000
General Liability [2]	$85,963	$98,857	$90,417.60	✓
Sales, Basis	$60,000,000	$69,000,000	$69,000,000
Average Rate Per $1,000	1.433	1.433	1.310
Deductible	$10,000	$10,000	$10,000
Workers’ Compensation [1]	$13,906	$18,587	$16,668	✓
Payroll	$1,010,000	$1,350,000	$1,350,000
Avg. Rate	$1.38	$1.38	$1.23
Experience Mod	0.85	0.97	0.97
Umbrella [2]	$76,910	$88,447	$85,000.65	✓
Limit	$10,000,000	$10,000,000	$10,000,000
Sales Basis	$60,000,000	$69,000,000	$69,000,000
Average Rate Per $1,000	$1.28	$1.28	$1.23
Auto [1]	$10,327	$9,682	$9,568	✓
No. of Units	16	15	15
Average Rate	$645	$645	$638
Foreign Package [2]	$10,000	$10,000	$10,000	✓
International Liability Aggregate	$1,000,000	$1,000,000	$1,000,000
Intl. Auto DIC/Excess Liability	$1,000,000	$1,000,000	$1,000,000
Intl. Employer’s Liability	$1,000,000	$1,000,000	$1,000,000
Total Premium	$256,376	$288,329	$273,401	-5%
Commission/Risk Management Fee [3]	$45,000	$45,000	$48,000	✓

[1]	25% down with 9 Installments

[2]	Full Pay — may be financed, DECLINED FINANCE AGREEMENT

[3]	Quarterly Installments
General Liability & Umbrella Include Terrorism and surplus Lines Taxes

44

Section 5.1(w)
Warranties; Product Liability Claims
1.	Warranties
a.	Manufacturer’s Limited Warranty issued to AGW Steel, in connection with I-40 Mississippi River Bridge Shelby County, TN and Crittenden County, AR Pier W28 and Pier A, dated July 15, 2001.

b.	Manufacturer’s Limited Warranty issued to AGW Steel, in connection with I-40 Mississippi River Bridge Shelby County, TN and Crittenden County, AR Pier C, dated June 25, 2002.

c.	Manufacturer’s Limited Warranty issued to CJ Mahan Construction Company, in connection with Corridor H Bridge 4273 DOT X316-H-117.40 05 Hard County WV, dated October 24, 2006.

d.	Manufacturer’s Limited Warranty issued to Dement Construction, in connection with I-40 Mississippi River Bridge Shelby County, TN and Crittenden County, AR Pier NO 1, dated August 21, 2010.

e.	D.S. Brown Pavement Products Warranty issued to Dement Construction (responsible to submit to TRC Imbsen), in connection with I-40 Mississippi River Bridge Shelby County, TN and Crittenden County, AR Group B Bridges. The warranty on the first half of the joints was effective as of August 27, 2008, and the warrant on the last half of the joints was effective as of December 3, 2008.

f.	Manufacturer’s Limited Warranty issued to EDM Construction, Inc, in connection with Central Artery I-93 Tunnel I-90 Project I-90 1A Interchange and MBTA Airport Station 30225-C08A1, dated March 27, 2002.

g.	Warranty issued to Hamilton Construction, in connection with Willamette River Bridge, Eugene OR. The product is not yet installed. The warranty will last for two years from the placed in service date.

h.	D.S. Brown Pavement Products Warranty issued to Hymmco, in connection with Tampa International Airport FAA # 3-12-0078-XX-209 Taxiway B Reconstruction and Bridge Project, dated November 10, 2010.

i.	D.S. Brown Pavement Products Warranty issued to International Contractors, in connection with Orlando International Airport GOAA Project BP 372 Airfield Pavement Restoration, dated March 3, 2009.

j.	D.S. Brown Pavement Products Warranty issued to John Carlo (sold through Hymmco), in connection with Detroit Metropolitan Wayne County Airport Runway 3R-21L and Taxiway W Rehabilitation WCAA Project # AF-114.C.00.0, dated August 1, 2007.

k.	Warranty issued to KFM, in connection with 04-SF, ALA-80-13.9/14.3, 0.0/1.6 SFOBB Skyway Project Contract 04-012024, dated March 24, 2008.

l.	Letter of Guarantee issued to Larsen & Toubro Ltd, ECC Division, in connection with Allshabad Bypass Project — Construction of Bridge Across River Ganga - Construction Package ABP-1, dated September 26, 2006.

m.	Warranty issued to LCL-Bridge Products Technology Inc., in connection with Manitoba Floodway Authority Project. The project began in April 2010 and the warranty is to last for five years.

n.	Warranty issued to LCL-Bridge Products Technology Inc., in connection with Reconstruction & Strengthening of Ext Bridge over Assiniboine River Project. The product shipped on October 3, 2010 and the warranty is to last for five years.

o.	Manufacturer’s Limited Warranty issued to LCL-Bridge Products Technology Inc. - Graham Industrial Services, in connection with Circle Drive Bridge Widening City of Saskatoon, dated June 1, 2007.

p.	Warranty issued to Lojac, Inc, in connection with Air Cargo Building One, Phase One, MSCAA Project # 00-1025-02, dated May 14, 2008.

q.	D.S. Brown Pavement Products Warranty issued to Lojac, Inc, in connection with Airport Pavement Joint Rehabilitation at Northwest Arkansas Regional Airport Benton County, AR, dated January 30, 2009.

r.	Manufacturer’s Limited Warranty issued to Lorig Construction Company, in connection with I-05-7711 I-355, dated May 14, 2008.

s.	Manufacturer’s Limited Warranty issued to Lunda Construction Company, in connection with Ramsey — Washington County I-494, dated June 18, 2003. The warranty remains valid on the second bridge only, which was placed in service on July 1, 2010.

t.	Manufacturer’s Limited Warranty issued to Max J. Kuney, in connection with US-95 over Lake Creek Bridge Kootenai County ID NH-5110(157), dated August 22, 2007.

u.	Warranty issued to Service Construction, in connection with Sacramento Mather Airport PCC Rehabilitation Project AIP # 3-06-0363-08, 10 & 11, Contract # 3903, dated November 3, 2006.

v.	Manufacturer’s Limited Warranty issued to Shaw Group Stone Webster, in connection with New Jersey Turnpike Contract R-1393B, dated October 31, 2009.

w.	Manufacturer’s Limited Warranty issued to Stinger Welding, in connection with Town Lake Bridge Contract Number LRT-04-029-TLB Central Phoenix/East Valley Light Rail Transit Project Disc Bearings, dated October 30, 2006.

x.	Warranty issued to Tacoma Narrows Constructors, in connection with State Route 16 Tacoma Narrows Bridge Project, dated July 2, 2007.
2.	Recalls
a.	In December 2010, Brown initiated a voluntary product recall related to belt guarding on a pavement seal installation machine it sells. The recall affected 66 machines and the cost to repair the deficiency is $80 per machine. Letters have been issued to all machine owners and, to date, there have been fewer than 20 responses. There have been no reported injuries associated with the deficiency.

46

Section 5.1(y)
Related Party Transactions
1.	Stockholders Agreement by and among Holdings, Altus Capital Partners SBIC, L.P., Altus-D.S. Brown Co-Investment, LLC, Centerfield Capital Partners II, L.P., RGA Reinsurance Company, Kirk Feuerbach, Gerald A. Wetzel, Timothy L. Hack, Mark R. Kaczinski and Thomas H. Lewis, dated as of August 25, 2008. Sellers will provide a termination agreement, in a form acceptable to Purchaser.

2.	Senior Subordinated Notes and Share Purchase Agreement by and among Centerfield Capital Partners II, L.P., RGA Reinsurance Company, Holdings and Brown, dated as of August 25, 2008, which will be terminated as of the Closing Date, and such Notes having been paid in full pursuant to that certain letter dated June 30, 2010 by and among Centerfield Capital Partners II, L.P., RGA Reinsurance Company, Holdings and Brown.

3.	Management Services Agreement by and between Altus Capital Partners, Inc. and Holdings, dated as of August 25, 2008. Sellers will provide a termination agreement, in a form acceptable to Purchaser, executed by Holdings and Altus Capital Partners.

4.	Management Rights Agreement by and between Holdings and Centerfield Capital Partners II, L.P., dated August 25, 2008, which by its terms expires in the event that Centerfield Capital Partners II, L.P. no longer holds any Common Shares and/or Preferred Shares of Holdings, which will occur at Closing. Sellers will provide a termination agreement, in a form acceptable to Purchaser, executed by Holdings and Centerfield Capital Partners II, L.P.

5.	Management Rights Agreement by and between Holdings and RGA Reinsurance Company, dated August 25, 2008, which by its terms expires in the event that RGA Reinsurance Company no longer holds any Common Shares and/or Preferred Shares of Holdings, which will occur at Closing. Sellers will provide a termination agreement, in a form acceptable to Purchaser, executed by Holdings and RGA Reinsurance Company.

6.	Employment Agreement by and between Brown and Kirk Feuerbach, dated as of August 25, 2008.

7.	Employment Agreement by and between Brown and Gerald Wetzel, dated as of August 25, 2008.

8.	Employment Agreement by and between Brown and Timothy L. Hack, dated as of August 25, 2008.

9.	Employment Agreement by and between Brown and Mark R. Kaczinski, dated as of August 25, 2008.

10.	Employment Agreement by and between Brown and Tom H. Lewis, dated as of August 25, 2008.

47

11.	Tax Insurance Policy issued by Nutmeg Insurance Company to Kirk Feuerbach, Gerald Wetzel and Timothy Hack, and designated Policy Number: DR0258800-09.

48

Section 5.1(z)
Powers of Attorney
1.	All of the following outstanding powers of attorney involve foreign freight shipping.
a.	Customs Power of Attorney/Designation as Export Forwarding Agent and Acknowledgement of Terms and Conditions executed by Brown in favor of World Express Shipping, Transportation and Forwarding Services Inc. dba W.E.S.T. Forwarding Services, dated September 30, 2010.

b.	Customs Power of Attorney executed by Brown in favor of Cargo Services Inc., dated February 13, 2009.

c.	Customs Power of Attorney executed by Brown in favor of Professional Cargo Services USA Ltd. d/b/a Pro Cargo USA, dated February 8, 2008.

49

Section 5.1(aa)
Systems
The Companies employ the following systems:

Office Professional 2010
HP Proliant Server
Tekla Detailing Software

Tekla Viewer Software
Cisco Catalyst WS-C3560G-24PS
Cisco Catalyst WS-C3560G-24PS
AutoCad LT 2011
WH335UT #ABA HP620

WH335UT #ABA HP620
WH335UT #ABA HP620
VS695UT #ABA Compaq 500B
VS695UT #ABA Compaq 500B

VS695UT #ABA Compaq 500B
HP Storageworks Tape Drive
Adobe Acrobat
MicroSoft Office Professional 2010
HP TFT7600 KVM Console

VS695UT #ABA Compaq 500B

VS695UT #ABA Compaq 500B
VS695UT #ABA Compaq 500B
WH335UT #ABA HP620
WH335UT #ABA HP620

MP3025 SPF Cabinet
MathCad Software

HP ProBook 4720S
HP Workstation Z800

HP Workstation Z800
Backup System

FaxFinder
HP Workstation Z800 w/ AutoCad
AutoCad LT 2011 & MathCad 14 Software
Flash Media Presentation of Signature Projects
HP Proliant DL380 G6 Performance Server

HP Probook 4710S
HP Compaq 610 Notebook
Compaq PIII 1.26 Processor
Labor Interface Dataload
Licenses for Microsoft Office, Windows Srvr, MS Ex

Autocad LT 2002 Licenses
Compaq EVO D510 S/N 6X26-KH9Z-COEF
Compaq EVO D510 S/N 6X26-KH9Z-COLL
Compaq EVO D510 S/N 6X26-KH9Z-COH7
Licenses for Microsoft Office, Windows Srvr, MS Ex

Catalyst 3548 XL Network Switch
Fiber Optic Upgrade
Compaq EVO D510 P4 1.8 (3)
Catalyst 3524 XL Network Switch for Access to Serv

Compaq EVO D510 S/N 6X27-KH9Z-H2NC
Compaq EVO D510 S/N 6X27-KH9Z-H29Z
Laserjet 1200N 15PPM #C7048A#ABA
Compaq EVO D510 P4 2.0 (2)
LP240 MMPROJ SVGA-1000 Lumen Office Projector
Compaq EVO D510 CMT P4 2.0 256 40GB 48X XPP 2K
Compaq Rack 10642 42U Flat Panel
Compaq EVO N410C PIII 1.2 30 256 2K
UPS System Batteries(10)
Compaq TFT5600 RKM Flat Panel MSD Integrated Keybo
Compaq DLT1 1280 Super Loader and Cartridges
Compaq Proliant DL380 G3 Xeon 2.8 512KB Cache, 2U
Compaq 36GB 15k U320 Uni Hard Drive (6)
Compaq EVO N800V P4 1.8 256 30GB DVD15 NIC XPP (2)
Compaq 2.8 GHZ Xeon Processor Option Kit
Compaq 1 GB PC2100 DDR (2X5I2MB) Memory Servers
Compaq EVO D510 S/N 6X31KN8ZW09M
Windows XP Pro 1 Client License Version Upgrade
Sun Microsystems Server
Compaq EVO D510 (2)
Compaq Proliant DL380 G3 Xeon 2.8 512KB Cache, 2U
Compaq 36GB 15k U320 Uni Hard Drive (6)
Compaq 2.8 GHZ Xeon Processor Option Kit

50

HP Compaq 610 Notebook

HP Compaq 610 Notebook
HP OfficeJet Pro Printer
ProNest Nesting Software

ABA HP Workstation Z800 w/AutoCad Software

Network for Production Office Building

Phone System for Production Office Building
CISCO CATALYST 3560G-24PS
CISCO CATALYST 3560G-48PS

CISCO CATALYST 3560G-48PS

Ricoh 3025SP Copier
HP Proliant Server
Aficio MP 4000SP Printer
Aficio MP 4000SP Printer
HP LaserJet P4014N
HP ProBook 4710S
HP ProBook 4710S
Desk Top Faxing
Adobe Acrobat Standard Software
HP Proliant DL380 Server
KS146UT#ABA Mini Note
NV438UT#ABA Smart Buy WVB/XPP
NV438UT#ABA Smart Buy WVB/XPP
NV438UT#ABA Smart Buy WVB/XPP
AutoCad LT Software
WS-C3750G-12S-S Catalyst Switch
HP Compaq Business Desktop
HP Compaq Business Desktop
HP Compaq Business Desktop
Ricoh Copier/Printer/Scanner MP3350SP
HP2140 Mini-Notebook
HP2140 Mini-Notebook
HP2140 Mini-Notebook
Cisco Catalyst 3560G 48PS Switch
HP Proliant DL360 G5 Server
AutoCad LT 2009 Software
HP Proliant DL380 G5 Server
Cisco Catalyst 3560-8PC Switch
Cisco Catalyst 3560-8PC Switch
Cisco Catalyst 3560-8PC Switch
Cisco Catalyst 3560-8PC Switch
Cisco Catalyst 3560-8PC Switch
HP Compaq Business Notebook
HP Compaq Business Notebook
Compaq 1 GB PC2100 DDR (2X5I2MB) Memory Servers
Adobe Acrobat 6.0 Professional
Danka Color Copier
Compaq EVO D510 CMT, P4 2.4, 256 Mb S/N USC32308XS
Compaq EVO D510 CMT, P$ 2.4, 256 Mb S/N USC32308Z1
Compaq EVO N800V P4 1.8 256 30GB DVD15 NIC (2)
Compaq EVO N800V P4
Windows XP Pro (10)
HP Laserjet 4200N Printer w/network card,duplex un

Compaq EVO D30 Tower; Pentium 4 2.53 GHz; S/N USU3
Citrix Metaframe XPS Software, Licenses, installat
ADT Timeclock Security System
ABRA Payroll System
PROLIANT DL380 RACK G3 3.06X
UR UNRESTRICTED FIREWALL
Backup Exec Win Svrs 9.1C
HP D220M MT P4-2.4/256/40G/48
Axxess CPC 256 (Phone System) 1st Phase
HP D220 MT P4-2.66/128/40G/48
9100C Digital Sender — THHNET 1 Scanner
LASERJET 5100TN 21PPM PAR/NIC
EVO N610C P4-2.0/256.30G/DVD
LASERJET 2300DN
Exchange Server Hardware and Software Upgrade
NX9010 2.8GHZ 15IN XGA, 40GB, 5
Wireless Network
LASERJET 2300N 25PPM USB/PAR/
Network Switch
Time Clock Security System
Citrix Server Hardware Upgrade
HP NC6000 P4M-1.6/512/40G/C
Preventative Maintenance Software
Add’l Charges: Sales & Use Tax Audit FY2001
Add’l Charges: Sales & Use Tax Audit FY2002
Add’l Charges: Sales & Use Tax Audit FY2000
HP D220MT P2.8/256/40G/CD/N
150 User Web Surfing Software
DSB NT Server Upgrade
Memory Upgrade for Exchange Server
PF673AA#ABA NC4010 PM/1600 512MB-40GB 1
Network Switch for Operations Area
Dell Desktop from Singapore Office
HP NC6000 PM1.7 512 40GB
Server & Memory Upgrade-Server Room

51

HP Compaq Business Notebook
HP Compaq Business Notebook
Cisco Catalyst 3560G-24PS Switch
Cisco Catalyst 3560G-24PS Switch
Fiber Optic Network Wiring
Microsoft Windows Server 2008
MicroSet Fax Upgrade
Cisco Catalyst 3560-8PC Switch
Cisco Catalyst 3560-8PC Switch
Cisco Catalyst 3560-8PC Switch
Cisco ASA 5510 SEC PLUS Appliance (Firewall)

Microsoft Exchange Server 2007

Video Conferencing System

KR916UT#ABA HP Compaq Business Notebook
Q38967 HP Compaq Business Desktop DC5800
KR916UT#ABA HP Compaq Business Notebook
Time Clock Plus Professional Edition
IBM Typewriter

IBM Typewriter
IBM Typewriter
IBM Typewriter
Great Plains Accounting System
Company Sign
EDM Software-Die Machine
AutoSTAAD

Steinbergs Microwave,Refrig
VTECH M-486DX250 SERIAL #3639539

Kodak Slide Projector #2

Great Plains Version 8 Upgrade

(7) AutoCAD R12 to R14 PC Upgrade / AutoEDMS

Automated Drawing Package for HLMR Bearings

Datum Software For Windows ASTM D-41 Lab
Alpha’s FACSys V4.5 For WNT 4.0 Server & Client

AutoCAD R14

DK424 Large Unit RCTUC

Card, 4 Port Tie Lin REMU

Security Software
Compaq Notebook from Singapore
Dell Desktop from Singapore Office
LaserJet 5100TN 21PPM PAR/N
Promo NC6230 PM1.86 512Mb
Promo HP DX2000 P4 2.8 GHz
Citrix License
OLB Exchange Sever
(6) WYSE Winterm v30 64F/128R
ETRAVE8003PUE2C Etrust Antivirus R8-100 2
PU985AA#ABA PROMO NC6230 NV6230 PM1.86 512MB
PU985AA#ABA PROMO NC6230 NV6230 PM1.86 512MB
PU985AA#ABA PROMO NC6230 NV6230 PM1.86 512MB
EV268AA#ABA HP PROMO NX9420 17” Display
DeskPro EN Series 174225-B21-AX 256 Mb
TR1034-P4-4L 4PT V34-ALOG
Win Server 2003 Licenses
WS-C3750-24PS-S Catalyst 3750 24Pt 10/100-2 Switch
PZ044UT#ABA HPXW6200 XEON 3.4GHz Router
EV268AA#ABA HP PROMO NX9420 17” Display
MathCad Software (10 copies)
EY695AA#ABA HP PROMO 15.4 WSXGA+ WVA
Universal Rack
SolidWorks CAD Software
EV268AA#ABA HP PROMO NX9420 17” Display Laptop
WS-C3750-48PS-S Catalyst 3750 Switch
PU984AW#ABA HP NC6230 PM1.86 512Mb 60Gb Laptop
PU984AW#ABA HP NC6230 PM1.86 512Mb 60Gb Laptop
PU984AW#ABA HP NC6230 PM1.86 512Mb 60Gb Laptop
EN176UT#ABA HP EN176UT 14”/1.66Ghz/512Mhz Laptop
EN176UT#ABA HP EN176UT 14”/1.66Ghz/512Mhz Laptop
Wireless Network
Dell PE6800 3.0GHz/2X2MB, XEON, 7041, 800FSB Serve
Dell PV110T, LTO-3, 400/800 GB, EXT-R Tape Drive

Dell OPTIPLEX 745 ULTRA SMALL FORM FACTOR PENTIUM
Dell OPTIPLEX 745 ULTRA SMALL FORM FACTOR PENTIUM

52

Cisco 2610 Ethernet Router/VPN Server/Accessories

PRN HP Laserjet/Proxima DP5800 Projector/Accessori
Legend 400 GS/LS/TTR Module/Page Pal Tel Interface
Cisco 2610 Ethernet Router/VPN Server/Accessories

24T-1 Interface Board (WAN)

WAN Network (Eltrax Systems)

Upgrading Licenses IP T and Memory 8MB DRAM & DIMM
Printers-HP Laserjet 4050N 1200DPI 17 PPM 16MB (
NIC Cards for Laptops/Jet Direct Printer 300X Offi
Pinnacle Database Programming-Estimating Departm
Vertex Inc. (Quantum for Sales Tax)

Scantron

Oracle ERP System
HP 8000 Laser Printer

HP 4050 N

Sigma Website Development
Citrix Server (Licenses, Metaframe 1.8, Install &
HP Laser Jet 8000DN Printer
Etherlink 10/100 PXCI NIC for PC Complete PC Manag
174224-B21 Compaq 128 MB SDRAM DIMM 133 MHZ Deskpr
Infocus Projector IF193340 LP340V DLP Projector
Powerpoint Digital System Copier
HP Color Laserjet 8550 DN
National Data for Runways & Bridges Licenses-FW

IF193340 Infocus LP34OV DLP Projector
Licenses for Microsoft Office, Autocad, Windows Sr

HP Laser Jet 5000 4mb Printer (iv at DSB)
Plantmerics Software ABZ9358PLTM2100ENE

HPJ4111A HP Procurve 8 Port
Office 2000 Pro Full MS521833
Netraspect Inc
Oracle Discoverer Desktop Edition-28 Licenses
EN362UT#ABA HP INTEL CORE 2 DUO NC6400

APC Smart UPS

AG554A SMARTBUY AIO600 3TB-STORAGE

Axxess DKSC-16 Upgrade

Dell PE6800 3.0GHz/2X2MB, XEON, 7041, 800FSB Serve
Dell PV110T, LTO-3, 400/800 GB, EXT-R Tape Drive

Additional Memory for the Proliant DL380 Servers

AG052A HP TFT7600 Flat 17” Display w/ Rackmount

Enterprise Vault-Email Archive System
SURT6000RMXLT-1TF5 SMARTUPS RT 6000VA RM XLT OL
376237-001 HP PROLIANT DL360 G4P XEON SERVER
EN362UT#ABA HP COMPAQ BUSINESS NOTEBOOK
Wireless LAN Controller 2106
WS-C3560G-24PS CISCO CATALYST 3560G-24PS SWITCH 24
EN362UT#ABA HP COMPAQ BUSINESS NOTEBOOK
AG554A HP STORAGE WORKS
GF21AT#ABA HP COMPAQ 6510B T7100
Epson GT Flatbed Scanner
AutoCad Software

SWF2000 Web Filter Appliance

AutoCad 2008
Oracle 11i Upgrade
Compaq S/N 6X2AKN8ZA22E
AF001A HP Rack 10642 G2 Pallet Rack

Diskeeper Software
AutoCad LT2008 Software

RM276UT#ABA Promo
RM254UT#ABA 17.1# HP Compaq Business Notebook
RT956UT#ABA HP Compaq
C8547A#ABA HP Color LaserJet Printer
AutoCad 2008 Software
HP Workstation XW8600

53

Dataload B&I Reporting (Warnock Tanner)

HP546405/CPQ107784/WD081821/BLBEHN5152
Development-Maintenance Database
UPS System backup battery

Lab Computer-Princeton Ultra 73E/Compaq Deskpro
DL125755 fax
Compaq 36.4 GB SCSI 10000 RPM Server Hard Drives,
CPI/400-PCI 4 Port /analog Fax Board for Fax Serve

Compaq Proliant DL380 G2 PIII

RM306UT#ABA HP Compaq Business Notebook 6710B
WS-C3560G-48PS-S Cisco Catalyst
RB452UT#ABA HP Workstation
Time Clock Secruity System Expansion (3 Readers an

AutoCad LT2008 Software

Catalyst 3560 24 Port 10/100/100T POE 4 SFP
HP Storage Works

HP Storage Works Tape Drive

RM298UT#ABA HP Compaq Business Notebook 8710P

54